UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Phillips 66
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PHILLIPS 66®

PROVIDING ENERGY. IMPROVING LIVES.

# 2025 PROXY STATEMENT

At Phillips 66, our people are pursuing our mission of providing energy and improving lives while demonstrating our core values of safety, honor, and commitment.

We bring our mission and values to life through Our Energy In Action, a set of behaviors that help us advance our vision.

**MISSION** | *what we do*

**Providing Energy. Improving Lives.**

**VALUES** | *who we are*

Start with **Safety.**
Go with **Honor.**
Deliver with **Commitment.**

**OUR ENERGY IN ACTION** | *how we work*

Work for the greater good.
Cultivate an environment of trust.
Seek different perspectives.
Pursue excellence.

**VISION** | *where we're going*

Be the leading integrated downstream energy provider.

PHILLIPS 66

Notice of 2025 Annual Meeting of Shareholders

We have provided you with this Notice of the 2025 Annual Meeting of Shareholders (the "Annual Meeting") and accompanying proxy statement (this “Proxy Statement”) because the Board of Directors of Phillips 66 (the “Company” or “Phillips 66”) is soliciting your proxy to vote at the Annual Meeting. This Proxy Statement contains detailed information about the Annual Meeting, items to be voted on at the Annual Meeting and information about the Company.
Date and Time:
May 21, 2025
8:00 a.m., Central Time
Place:
The Annual Meeting will be held virtually by live audio webcast and can be accessed at www.cesonlineservices.com/psx25_vm.
Who can vote:
Shareholders of record at the close of business on April 4, 2025 (the "record date") may vote at the Annual Meeting and any adjournments or postponements.
Who can attend:
The Annual Meeting will be held virtually and conducted exclusively by live audio webcast. All shareholders of record on the record date who have registered in advance are invited to participate in the meeting. In addition to registering for the meeting, beneficial holders that wish to vote at the meeting must obtain a legal proxy from their bank, broker, or other nominee prior to the meeting. To pre-register for the meeting, please follow the instructions under “Additional Information” in this Proxy Statement.
Matters to be voted on:
At the Annual Meeting, shareholders will be asked to vote on the following proposals:

PROPOSALS		BOARD'S RECOMMENDATION
1	Election of four Class I Directors to hold office until the 2028 Annual Meeting	“FOR” only each Phillips 66 nominee
2	Management proposal to approve the declassification of the Board of Directors	“FOR”
3	Proposal to approve, on an advisory basis, named executive officer compensation	“FOR”
4	Proposal to approve, on an advisory basis, the frequency of future advisory votes on named executive officer compensation	"ONE YEAR"
5	Proposal for the ratification of the appointment of our independent registered public accounting firm, Ernst & Young LLP	“FOR”
6	Elliott Proposal requiring annual director resignations, if properly presented at the Annual Meeting	"AGAINST"
Shareholders will also vote on any other business that is properly brought before the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
This Notice and accompanying Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2024 are available free of charge at www.phillips66.com.

Notice of 2025 Annual Meeting of Shareholders	1

How to vote:
Online before the Annual Meeting:
24/7 at the website shown on your WHITE proxy card or WHITE voting instruction form and follow the instructions.
Online at the Annual Meeting:
If you have pre-registered, over the Internet during the Annual Meeting at
w ww.cesonlineservices.com/psx25_vm. If you hold your shares in an employee benefit plan, you must vote your shares prior to the Annual Meeting.
By phone:
24/7 at the toll-free telephone number shown on your WHITE proxy card or WHITE voting instruction form and follow the instructions.
By mail:
Complete, sign and return your WHITE proxy card or WHITE voting instruction form in the postage-paid envelope provided.
Note to Beneficial owners:
If you hold your shares in “street name” with a broker or similar party, you have the right to direct that organization on how to vote the shares held in your account. Please follow the directions that the bank, broker or nominee provides to you.

Your Vote is Very Important:
Your vote is especially important at this year’s Annual Meeting. As you may have seen, Elliott Investment Management L.P. (together with its affiliates, “Elliott”) has nominated a slate of four candidates, referred to herein as the “Elliott Nominees,” to stand for election as directors at the Annual Meeting in opposition to the nominees recommended by the Board. Additionally, Elliott has notified the Company that it intends to present a non-binding business proposal, referred to herein as the “Elliott Proposal Requiring Annual Director Resignations,” for consideration at the Annual Meeting. The Board does NOT endorse any of the Elliott Nominees or the Elliott Proposal Requiring Annual Director Resignations and unanimously recommends that you use the WHITE proxy card or WHITE voting instruction form to vote “FOR” the election of ONLY the four nominees recommended by the Board (A. Nigel Hearne, John E. Lowe, Robert W. Pease and Howard I. Ungerleider), and “AGAINST” the Elliott Proposal Requiring Annual Director Resignations, and as the Board recommends on all other proposals.
You may receive proxy solicitation materials, including a Gold proxy card or Gold voting instruction form, from Elliott. Phillips 66 is not responsible for the accuracy or completeness of any information provided by or relating to Elliott or the Elliott Nominees or the Elliott Proposal Requiring Annual Director Resignations contained in solicitation materials filed or disseminated by or on behalf of Elliott or any other statements Elliott may make. Although the Company is required by U.S. Securities and Exchange Commission (“SEC”) rules to include all nominees for election on its universal proxy card, for additional information regarding the Elliott Nominees, including the information required by Item 7 of Schedule 14A and any other related information, please refer to Elliott’s proxy statement. The Board recommends that you simply DISREGARD and do NOT return Elliott’s Gold proxy card or Gold voting instruction form. Voting to “WITHHOLD” with respect to any of the Elliott Nominees on any Gold proxy card or Gold voting instruction form sent to you by Elliott is not the same as voting for the Phillips 66 director nominees, because any vote on the Gold proxy card or Gold voting instruction form will revoke any WHITE proxy card or WHITE voting instruction form you may have previously submitted.
Even though you can vote for the Phillips 66 director nominees on the Gold proxy card or Gold voting instruction form, we urge you to support our director nominees and vote “FOR” the election of ONLY the four nominees recommended by the Board (A. Nigel Hearne, John E. Lowe, Robert W. Pease and Howard I. Ungerleider) using the WHITE proxy card or WHITE voting instruction form.

2	Phillips 66 2025 Proxy Statement

The Annual Meeting will be held virtually and conducted exclusively by live audio webcast. All shareholders of record on April 4, 2025 who have registered in advance are invited to participate in the Annual Meeting. On the day of the Annual Meeting, you may participate in the Annual Meeting by visiting www.cesonlineservices.com/psx25_vm. In order to attend, you must pre-register by 8:00 a.m., Central Time, on May 20, 2025.
In addition to registering for the Annual Meeting, beneficial holders that wish to vote their shares at the Annual Meeting must obtain a legal proxy from their bank, broker, or other nominee prior to the meeting. To pre-register for the Annual Meeting, please follow these instructions under “Additional Information” in the accompanying Proxy Statement.
Your vote is extremely important no matter how many shares you own. We strongly encourage you to carefully review the proxy materials and vote your shares on the WHITE proxy card or WHITE voting instruction form promptly, even if you plan to virtually attend the Annual Meeting.
If you have any questions or require any assistance with voting your shares, please call the Company’s proxy solicitor:
INNISFREE M&A INCORPORATED
Shareholders may call +1 (877) 750-9496 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other countries).

For the Board of Directors,
Vanessa A. Sutherland Executive Vice President, Government Affairs, General Counsel and Corporate Secretary April 7, 2025

Notice of 2025 Annual Meeting of Shareholders	3

Letters from Leadership

From our Chairman and Chief Executive Officer

Dear Fellow Shareholders,
Through a relentless focus on operational excellence, we achieved strong operating, safety and financial results in 2024, Phillips 66 successfully delivered on the primary strategic priorities that we first announced in November 2022 and enhanced in 2023. I am proud of the work our employees did to accomplish these important financial and operational milestones while maintaining our industry-leading safety performance.
•Delivered Shareholder Returns. We achieved our shareholder distribution target, returning $13.6 billion to shareholders through dividends and share repurchases from July 2022 through year-end 2024.
•Improved Refining Performance. Our focus on cost reductions in our Refining segment drove down costs by $1 per barrel compared to 2022. We also ran above industry-average crude utilization in all four quarters of 2024 and set record clean product yields in the full year 2024.
•Maximized Value from Wellhead-to-Market Strategy. We continued to realize synergies from the integration of DCP Midstream, LP, and exceeded our synergy target by capturing $500 million of run-rate synergies by year-end 2024. In addition, we announced an agreement in January 2025 to acquire EPIC’s NGL business which will bolster our integrated Permian to Gulf Coast footprint.
•Executed on our Business Transformation. Our business transformation initiatives enabled us to achieve our cost reduction goal of $1.5 billion on a run-rate basis. We are building a culture of continuous improvement to ensure the sustainability of our cost reductions.
•Maintained Financial Strength and Flexibility. We continued to optimize our asset portfolio in 2024 and signed agreements to dispose of non-core assets resulting in over $3.5 billion in asset dispositions to date. While our net debt-to-capital ratio at year-end 2024 exceeded our target, we remain committed to maintaining investment-grade credit ratings and a strong balance sheet.
•Achieved Disciplined Growth and Returns. We finished the year within our capital expenditure budget, which excludes acquisitions, and completed the conversion of the Rodeo Renewable Energy Complex into one of the world's largest renewable fuels facilities.
These milestones enabled us to deliver a total shareholder return of 69.3% for the period from June 30, 2022 to March 21, 2025, outperforming the median of our performance peer group (defined on page 87) by 68.1%.
Looking forward, we are focused on the next phase of our initiatives through 2027, with goals to reduce debt, achieve a lower cost structure and grow mid-cycle adjusted EBITDA from our Midstream and Chemicals segments. We are confident that these initiatives will drive significant value creation. Consistent with our capital allocation framework, we plan to return over 50% of net operating cash flow in the form of dividends and share repurchases.
In light of our progress, your vote is especially important at this year’s Annual Meeting, no matter how many shares you own. Whether or not you expect to attend the Annual Meeting, please promptly use your WHITE proxy card or WHITE voting instruction form to vote over the Internet, by telephone or by mail. If you have any questions or require any assistance with voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, at +1 (877) 750-9496 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other countries).

4	Phillips 66 2025 Proxy Statement

We remain committed to transparency, accountability and delivering sustainable long-term value for our stakeholders. I look forward to updating you on our progress and thank you for your continued investment in Phillips 66.
In safety, honor and commitment,

Mark E. Lashier Chairman and Chief Executive Officer April 7, 2025

Letters from Leadership	5

From Our Lead Independent Director

Dear Fellow Shareholders,
2024 was a pivotal year for Phillips 66, and I am proud of the accomplishments of the Board and management team. With active Board oversight, Phillips 66 executed well on an ambitious set of strategic priorities, substantially improving its competitiveness and positioning the Company well to deliver on its initiatives through 2027. With a focus on capital discipline and operational excellence, we are executing a strategy that will enhance shareholder value by establishing Phillips 66 as the leading integrated downstream energy provider.
In fulfilling my Lead Independent Director responsibilities, I participated in the Company’s shareholder engagement program alongside members of the Phillips 66 management team. In light of recent Board leadership transitions, Greg Hayes, the new Chair of the Board’s Nominating and Governance Committee, and Julie Bushman, the new Chair of the Board’s Human Resources and Compensation Committee, joined me and Dr. Marna Whittington for several of these conversations. This year, shareholders were particularly interested in discussing the Board’s oversight of strategic matters, the Board’s corporate governance practices, and Board and Committee refreshment. As in past years, the valuable insights we gathered from these discussions were integrated into our Boardroom deliberations, ensuring that shareholder priorities remain at the forefront of our decision-making.
We recognize the importance of strong corporate governance and have taken proactive steps to ensure that our Board remains aligned with shareholder interests and is best positioned to oversee the Company’s strategy. Over the past four years, Phillips 66 has welcomed five new independent directors to the Board, including two in 2024. Additionally, we have nominated two new director candidates for election at the upcoming Annual Meeting to further this goal. During our fall engagements, we highlighted the Board’s commitment to implementing corporate governance best practices that are informed by your feedback. For example, we recently enhanced the Board’s Corporate Governance Guidelines to set numerical limits on public company Board service to prevent directors from serving on an excessive number of boards and adopted a policy to reimburse certain expenses for director education programs to encourage continuous learning. In addition, for the sixth time in the past ten years, we are again proposing an amendment to our Certificate of Incorporation and By-Laws to declassify the Board at this year's Annual Meeting.
Your vote is extremely important no matter how many shares you own. Whether or not you expect to attend the Annual Meeting, please promptly use your WHITE proxy card or WHITE voting instruction form to vote by proxy over the Internet, by telephone or by mail. If you have any questions or require any assistance with voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, at +1 (877) 750-9496 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other countries).
On behalf of the Board, I join Mark in thanking you for choosing to invest in Phillips 66.
Sincerely,

Glenn F. Tilton Lead Independent Director April 7, 2025

6	Phillips 66 2025 Proxy Statement

NON-GAAP FINANCIAL MEASURES
This Proxy Statement contains certain financial measures, including "sustaining capital," "Refining adjusted controllable costs," "mid-cycle adjusted EBITDA," “adjusted PSP ROCE,” “adjusted VCIP EBITDA,” “adjusted VCIP controllable costs,” and "net debt-to-capital ratio," that are not determined in accordance with generally accepted accounting principles (GAAP) and may not be defined and calculated by other companies using the same or similar terminology. Please see Appendix B, Non-GAAP Financial Measures, for further information on the non-GAAP financial measures used herein, including reconciliations to the most directly comparable GAAP financial measure when practicable.

Table of Contents	7

Resources and Defined Terms

Resources
Corporate Governance Documents

https://investor.phillips66.com/corporate-governance
•Code of Business Ethics & Conduct
•Code of Ethics for the Principal Executive Officer and Senior Financial Officers
•Amended and Restated By-Laws
•Governance Guidelines
•Committee Charters

Company Reports

https://www.phillips66.com/sustainability/esg-library under the heading "Reports, SEC Filings, Metrics and GHG Targets"

Company Policies, Guidelines & Position Statements

https://www.phillips66.com/sustainability/esg-library under the heading "Policies, Positions and Governance"

Publication Requests

https://investor.phillips66.com/resources under the heading "Publication Request Form"

Contacting the Board

https://www.phillips66.com/contact under the heading "Board of Directors"

Contacting the Corporate Secretary

https://www.phillips66.com/contact under the heading "Corporate Secretary"

Contacting Investor Relations

https://investor.phillips66.com/corporate-governance under the heading "Investor Contacts"

Defined Terms

A&FC	Audit and Finance Committee
AFPM	American Fuel & Petrochemical Manufacturers
API	American Petroleum Institute
BPD	Barrels Per Day
CEO	Chief Executive Officer
CPChem	Chevron Phillips Chemical Company LLC
DCP	DCP Midstream, LP and its subsidiaries
E&Y	Ernst & Young LLP
ESG	Environmental, Social and Governance
GAAP	Generally Accepted Accounting Principles in the United States
GHG	Greenhouse Gas
N&GC	Nominating and Governance Committee
HRCC	Human Resources and Compensation Committee
LTI	Long-Term Incentive
NEO	Named Executive Officer
NGL	Natural Gas Liquids
NYSE	New York Stock Exchange
PPSC	Public Policy and Sustainability Committee
PSP	Performance Share Program
RSU	Restricted Stock Unit
TRR	Total Recordable Rate
TSR	Total Shareholder Return
VCIP	Variable Cash Incentive Program
WACC	Weighted-Average Cost of Capital

8	Phillips 66 2025 Proxy Statement

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement, but does not contain all of the information that you should consider. You should read the entire Proxy Statement before you vote.

AGENDA ITEMS AND VOTING RECOMMENDATIONS

(see page 28)
PROPOSAL 1

Election of 4 Class I Directors to Hold Office until the 2028 Annual Meeting

The Board believes that each director nominee recommended by our Board brings a valuable set of skills, experiences and personal attributes to the Boardroom that contribute to the effectiveness of the Board as a whole.
The Board recommends that you vote “FOR” ONLY each of the four Class I director nominees recommended by our Board named in this Proxy Statement.

(see page 63)
PROPOSAL 2

Management Proposal to Approve the Declassification of the Board of Directors

The Board has determined it is in the best interests of the Company and its shareholders to amend the Certificate of Incorporation and the By-Laws of the Company to declassify the Board over the next three years.
The Board recommends that you vote “FOR” the declassification of the Board of Directors.

(see page 64)

PROPOSAL 3

Advisory Approval of Executive Compensation

The HRCC has established a market-competitive executive compensation program with many best-practice features that is significantly dependent on company performance and aligned with the interests of our shareholders.
The Board recommends that you vote “FOR” the advisory approval of executive compensation.

(see page 65)
PROPOSAL 4

Advisory Approval of Frequency of Future Advisory Approvals of Executive Compensation

The Board believes that our shareholders should have the opportunity to voice their approval or disapproval of our executive compensation each year.
The Board recommends that you vote for a frequency of “ONE YEAR” with respect to the proposal.

(see page 111)
PROPOSAL 5

Ratification of the Appointment of Ernst & Young

The A&FC has appointed E&Y to serve as Phillips 66's independent registered public accounting firm for 2025 and this appointment is being submitted to our shareholders for ratification.
The Board recommends that you vote “FOR” the ratification of E&Y as independent auditor.

(see page 114)
PROPOSAL 6

Elliott Proposal Requiring Annual Director Resignations

Elliott has notified the Company that it intends to present a non-binding business proposal seeking shareholder approval of a request for the Board to adopt a policy to implement annual resignations of all directors. This proposal will be voted on at the Annual Meeting if properly presented by or on behalf of Elliott.
The Board recommends that you vote “AGAINST” the Elliott Proposal and urges shareholders who wish to properly declassify the Board to support Proposal 2.

Proxy Summary	9

BUSINESS OVERVIEW AND PERFORMANCE HIGHLIGHTS
Phillips 66 is a leading integrated downstream energy company with Midstream, Chemicals, Refining, Marketing and Specialties, and Renewable Fuels segments capable of delivering value creation through the economic cycles.
INTEGRATED BUSINESS MODEL DELIVERS VALUE

Midstream	Approximately 70,000 miles of U.S. pipeline systems 719 MM BPD of fractionation capacity 260 MM BPD LPG export capacity
Provides integrated crude oil and natural gas liquids wellhead-to-market value chains with refined petroleum product transportation, terminaling and processing services, as well as natural gas and natural gas liquids (NGL) transportation, storage, fractionation, gathering, processing and marketing services in the U.S.

Chemicals	95% advantaged feedstock portfolio 30 global manufacturing facilities and 2 research and development centers in the U.S.	Consists of our 50% equity investment in CPChem, which manufactures and markets petrochemicals and plastics on a worldwide basis. CPChem has cost-advantaged assets concentrated in North America and the Middle East.

Refining	1.8 MM BPD of crude throughput capacity(1) 9 refineries in the U.S.(1) and 2 refineries in Europe	Our refining facilities refine crude oil and other feedstocks into petroleum products, such as gasoline and distillates, including aviation fuels.

Marketing and Specialties	7,450 branded outlets in 48 states and Puerto Rico 1,360 branded international outlets(2)	Purchases for resale and markets refined products, mainly in the United States and Europe, and markets branded fuels under Phillips 66®, Conoco®, 76® and JET® brands. In addition, a leading lubricants manufacturer in the U.S.

Renewable Fuels	50,000 BPD of processing capacity for renewable fuels 2 global facilities producing renewable fuels	World-scale producer of renewable fuels, processing renewable feedstocks into renewable products at the Rodeo Renewable Energy Complex (the "Rodeo Complex") and at our Humber Refinery

(1)In October 2024, we announced our intention to cease operations at our Los Angeles Refinery in the fourth quarter of 2025.
(2)As of December 31, 2024, excluding sites we held an interest in through Coop Mineraloel AG (Coop), as we completed the sale of our 49% non-operated ownership interest in Coop on January 31, 2025.

10	Phillips 66 2025 Proxy Statement

Strategic Priority Targets and 2024 Performance Highlights
At our Investor Day in November 2022, we announced strategic priorities to drive sustainable value creation for our shareholders, and enhanced several of our strategic priority targets in 2023. In 2024, we met or exceeded our primary strategic priority goals:
  Delivered Shareholder Returns. We returned $13.6 billion to shareholders through dividends and share repurchases from July 2022 through year-end 2024.
  Improved Refining Performance. We achieved two consecutive years of above industry-average crude utilization and lowered the adjusted controllable costs of our refining segment by $1 per barrel since 2022, excluding turnaround expenses.(1)
  Captured Value from Wellhead to Market. We realized synergies from the integration of DCP Midstream, LP, capturing $500 million of run-rate synergies at year-end 2024.
  Executed Business Transformation. We delivered $1.5 billion in run-rate cost and capital reductions by year-end 2024 and have focused the organization on identifying opportunities for continuous improvement.
  Maintained Financial Strength and Flexibility. We executed agreements to dispose of non-core assets which will bring our total gross proceeds from asset dispositions to approximately $3.5 billion and maintained our strong investment grade credit ratings.
  Drove Disciplined Growth and Returns. We maintained a disciplined capital budget and completed the conversion of the Rodeo Complex into one of the world's largest renewable fuels facilities.
Our strong financial, sustainability, safety and operational results in 2024 reflect the commitment and demonstrated excellence of our high-performing organization.

FINANCIAL	SAFETY & OPERATIONAL

•Returned $5.3 billion to shareholders through dividends and share repurchases	•Matched our lowest-ever total recordable rate of 0.12, and achieved a 38% reduction in injuries from serious incidents

•Generated $2.2 billion of net income and $4.2 billion of operating cash flow	•Achieved two consecutive years above industry-average crude utilization in Refining

•Executed agreements to divest non-core assets that will bring our total gross proceeds from asset dispositions to approximately $3.5 billion	•Multiple refineries awarded recognition from AFPM as being in the top 10% of all domestic refining and petrochemical facilities for safety performance

SUSTAINABILITY	HIGH-PERFORMING ORGANIZATION

•Reported a 17% reduction in Scope 1 & 2 and 7% reduction in Scope 3 GHG emissions intensity in 2024, compared to 2019 baseline levels	•Met or exceeded primary strategic priority goals through commitment to operational excellence

•Enhanced our disclosures and improved ESG rating scores with the publication of combined Sustainability and People Report	•Contributed $32 million to local communities, alongside 116,000 employee volunteer hours and $7.7 million in matching gifts and grants

•Continued an active year-round stakeholder engagement program with shareholders, employees, contractors, customers, suppliers, people who live in the communities where we operate, policymakers and energy consumers
•Received six external top employer recognition awards, including recognitions for our workplace inclusivity for employees with disabilities and our employment programs for veterans
(1)     Refining adjusted controllable costs is a non-GAAP financial measure. See Appendix B for reconciliations to the nearest GAAP financial measure.

Proxy Summary	11

BOARD AND GOVERNANCE HIGHLIGHTS
The Board recognizes the importance of strong corporate governance and has taken proactive steps to ensure that the Board remains aligned with shareholder interests and is best positioned to oversee the Company’s strategy. Over the past four years, the Board has appointed five new independent directors to the Board, including two in 2024. Bob Pease, a director we identified in partnership with Elliott, brings extensive experience in refining and the energy industry broadly. Grace Puma, our most recent addition to the Board, is a former PepsiCo, Inc. executive with broad experience in operations, procurement, and safety. Since 2020, four directors retired from the Board and two additional directors plan to retire at the Annual Meeting. These refreshment actions demonstrate the Board’s desire to achieve a balanced tenure with qualified individuals that collectively possess the skills and experiences needed to provide effective oversight of the Company.
Following Ms. Puma's appointment, the N&GC, with support from a leading third-party search firm, continued its search for director candidates with deep relevant industry expertise and current or past executive leadership experience. As a result of these efforts, on March 26, 2025, the Board announced the nomination of two highly qualified director candidates, A. Nigel Hearne and Howard I. Ungerleider, each of whom has extensive executive leadership experience in the energy and chemicals industries, respectively, to stand for election at the Annual Meeting. Mr. Hearne and Mr. Ungerleider have been nominated as Class I directors in place of Mr. Adams and Ms. Ramos who will each retire from the Board at the Annual Meeting. Mr. Hearne, the current Chief Operating Officer of Harbour Energy and former Executive Vice President of Oil, Products & Gas at Chevron, brings over 35 years of global energy industry experience, spanning upstream and downstream operations. His extensive experience in operations, corporate strategy, capital allocation and business transformation will enhance his ability to support the Board in evaluating strategic initiatives and driving shareholder value. Mr. Ungerleider brings over three decades of relevant industry executive leadership experience in business, accounting and finance, including through his roles as President and Chief Financial Officer at Dow Inc. and as Chief Financial Officer of The Dow Chemical Company. This background, along with his public company board experience at American Airlines Group Inc. and Kyndryl Holdings, Inc., has equipped Mr. Ungerleider to provide valuable oversight of business, financial and accounting matters, in addition to governance, strategic planning and risk management, all critical to executing our strategy. Additionally, his involvement in Dow Inc.’s acquisition of DuPont in 2017, and the subsequent separation of the business into three separate companies, Dow, DuPont and Corteva, enhanced his expertise in guiding strategic direction and business transformation.
BOARD COMPOSITION HIGHLIGHTS(1)
In addition to these highlights, we have included a skills matrix on page 45 to better convey the skills, experiences and demographics of our directors and director nominees.

(1)Board composition highlights are as of March 26, 2025.

12	Phillips 66 2025 Proxy Statement

Recent Board Changes Reflecting Best Practices:
•Added five highly-skilled independent directors to the Board since July 2021
•Enhanced the skill set of the Board by adding directors with skills critical to supporting our strategy and emerging risks and opportunities, including skills in industry, information technology, environmental/safety, finance, and government affairs
•Rotated membership of the Board’s committees, including appointing new chairs for the HRCC, N&GC and PPSC

CORPORATE GOVERNANCE BEST PRACTICES

•Majority voting and resignation policy for directors	•Reimbursement policy for director continuing education expenses to encourage continuous learning

•Demonstrated commitment to thoughtful Board refreshment	•Proxy access right for shareholders (3% for 3 years, up to 20% of the Board)

•Independent director oversight and involvement in active shareholder engagement program	•Board-level oversight of ESG matters, including environmental, safety and sustainability initiatives, charitable giving and corporate political activities

•Meaningful director and executive stock ownership guidelines	•Annual Board and Committee self-evaluations

•Annual in-depth strategic review with senior management, analyzing risks and opportunities	•Commitment to consider director candidates from a diverse candidate pool

•Robust Lead Independent Director duties	•A&FC oversight of enterprise risk management

•Regularly scheduled executive sessions of the independent directors	•Numerical limits for public company board service to prevent overboarding

•Annual evaluation of the CEO by independent directors	•Robust director onboarding program

Proxy Summary	13

SHAREHOLDER OUTREACH AND RESPONSIVENESS
OUR SHAREHOLDER ENGAGEMENT PROGRAM
We engage with our shareholders year-round through our shareholder engagement program to obtain feedback and respond to shareholder input. Our shareholder engagement team is comprised of internal subject matter experts across our organization representing Investor Relations, Human Resources, Executive Compensation, Sustainability and Corporate Secretary functions. In addition, members of Board leadership, including Glenn Tilton, the Board’s Lead Independent Director, Greg Hayes, the new Chair of the N&GC, Julie Bushman, the new Chair of the HRCC, and Dr. Marna Whittington, the outgoing Chair of the HRCC, participated in many of our shareholder engagement meetings in 2024 to build trust and exhibit accountability to our shareholders. The perspectives of our shareholders are brought back to the Boardroom and inform the Board's decision making.
For a summary of key discussion topics and feedback from the 2024 shareholder engagement program, please see the table on page 54.
2024 Shareholder Engagement by the Numbers

100% of top 25 shareholders contacted	>60% of total shares outstanding engaged	22% of shares outstanding engaged with independent members of the Board

In addition to our year-round shareholder engagement program, we engage with our shareholders by conducting periodic investor roadshows, participating at investor conferences, responding to individual investor inquiries and taking questions during our quarterly earnings calls and at our annual meetings of shareholders. In 2024, we engaged with shareholders representing over 60% of our outstanding shares and will continue to build on that momentum in 2025.

14	Phillips 66 2025 Proxy Statement

BOARD OVERVIEW AND DIRECTOR NOMINEES(1)

	Director Since		Committee Memberships					Other Public Boards
Name and Primary Occupation		Independent	A&FC	HRCC	N&GC	PPSC	EC
Class I Director Nominees(1)
A. Nigel Hearne, 57 Chief Operating Officer of Harbour Energy								0
John E. Lowe, 66 Former Executive Vice President of ConocoPhillips	2012							1
Robert W. Pease, 66 Former Executive Vice President, Corporate Strategy & President, Downstream of Cenovus Energy	2024							0
Howard I. Ungerleider, 57 Former President and Chief Financial Officer of Dow Inc.								2
Class II Directors
Gregory J. Hayes, 64(2) Executive Chairman and Former Chief Executive Officer of RTX Corporation	2022							2
Charles M. Holley, 68 Former Executive Vice President and Chief Financial Officer of Walmart Inc.	2019							2
Denise R. Singleton, 62 Chief Legal Officer and Corporate Secretary of Amrize Ltd	2021							1
Glenn F. Tilton, 76 Lead Independent Director Former Chairman and Chief Executive Officer of UAL Corporation	2012							1
Marna C. Whittington, 77 Former Chief Executive Officer of Allianz Global Investors Capital	2012							2
Class III Directors
Julie L. Bushman, 64 Former Executive Vice President of International Operations of 3M	2020							2
Lisa A. Davis, 61 Former member of Managing Board of Siemens AG and CEO for Siemens Gas and Power	2020							3
Mark E. Lashier, 63 Chairman and CEO of Phillips 66	2022							0
Grace Puma, 62 Former Executive Vice President, Chief Operations Officer of PepsiCo. Inc.	2024							2
Douglas T. Terreson, 63 Former Head of Energy Research at Evercore ISI	2021							0
(1)Board composition as of March 26, 2025, excluding Mr. Adams and Ms. Ramos, who are each not standing for re-election and will retire from the Board at the Annual Meeting. Mr. Hearne and Mr. Ungerleider have each been nominated for election to the Board at the Annual Meeting and are not currently serving as members of the Board.
(2)Mr. Hayes will retire as Executive Chairman and as a member of the Board of RTX Corporation on April 30, 2025.

Proxy Summary	15

EXECUTIVE COMPENSATION PROGRAM OVERVIEW
Our executive compensation program is designed to pay for performance. We link compensation to Company performance and use metrics aligned with our strategy to incentivize long-term shareholder value creation. The majority of executive compensation is provided in the form of long-term incentives with three-year performance periods. We align the interests of our executives with our shareholders through equity compensation, and we align all employees' interests with the execution of short-term priorities through our annual VCIP.
In 2022, the HRCC implemented significant changes to the executive compensation program based on shareholder feedback and the Company’s changing business priorities. These changes led to our say-on-pay vote receiving support from approximately 92% and 93% of votes cast at our 2023 and 2024 annual meetings, respectively. The HRCC believes this strong support indicates the program is working as intended and meets our shareholders' expectations.

Starting in 2024, the HRCC implemented several additional changes to our executive compensation program in response to recent shareholder feedback and evolving best practices in the market:

GOAL		ACTION
Put greater emphasis on performance to better align with shareholder experience and increase “line of sight” of our executives	→	Eliminated the use of stock options within the LTI program, and increased the weighting of the PSPs from 50% to 70% and the weighting of RSUs from 25% to 30% of the target LTI award

Enable more segment-specific target-setting	→	In setting the Process Safety Event (PSE) rate target for our VCIP, the HRCC adopted the API-recommended practice of evaluating PSE performance by discrete operating segment

Better align the Lower-Carbon / GHG Priorities metric in the VCIP with the maturation of the Company’s lower-carbon strategy	→	The HRCC set threshold, target, and maximum performance criteria for GHG emissions intensity reductions, lower-carbon intensity investments and lower-carbon project ideation and development

Further details regarding the recent changes to the executive compensation program can be found on page 69.

16	Phillips 66 2025 Proxy Statement

ELEMENTS OF THE 2024 EXECUTIVE COMPENSATION PROGRAM
The key elements of pay under our 2024 executive compensation program are described below. Consistent with our philosophy that executive compensation be linked to Company performance, the compensation mix of our NEOs ensures that a significant portion of compensation is at risk. Please see the Compensation Discussion and Analysis section of this Proxy Statement for more information about our executive compensation program.

Key Elements of Pay		Delivered via	Performance Drivers and Weightings
CEO	Other NEOs (Average)

Base Salary		Cash	•Annual fixed cash compensation to attract and retain NEOs

Annual Incentive		Variable Cash Incentive Program (VCIP)	Operational Performance 50%
•Safety & Operating Excellence (25%) •Environment (15%) •High-Performing Organization (10%)
Financial Performance 50%
•Adjusted VCIP Controllable Costs(1) (10%) •Adjusted VCIP EBITDA(1) (40%)

Long-Term Incentives		Performance Share Program (PSP) 70% of LTI Target 3-year performance period	•Adjusted PSP ROCE(1) (50%) •Relative TSR (50%)

		Restricted Stock Units (RSUs) 30% of LTI Target 3-year cliff vesting	•Long-term stock price appreciation

(1)Adjusted VCIP controllable costs, adjusted VCIP EBITDA and adjusted PSP ROCE are non-GAAP financial measures. See Appendix B for reconciliations to the nearest GAAP financial measures.

Proxy Summary	17

OUR STRATEGIC APPROACH TO SUSTAINABILITY
Sustainability is integral to our corporate strategy and enhances the resiliency of our portfolio. At Phillips 66, our sustainability programs are focused on the core principles of Financial Performance, Operating Excellence, Environmental Stewardship, Social Responsibility and Governance.

### Financial Performance

Delivering shareholder value through our disciplined approach to capital allocation and focus on returns.

### Operating Excellence

Ensuring personal and process safety, environmental stewardship, reliability and cost efficiency while protecting shareholder value.

### Environmental Stewardship (E)

Reducing our environmental footprint by managing natural capital, progressing initiatives to reduce, recycle and reuse, and advancing lower-carbon solutions.

### Governance (G)

Serving the interests of all stakeholders with the highest standards of responsibility, ethics and integrity.

### Social Responsibility (S)

Committing to the well-being of our employees and creating an inclusive culture where diversity can thrive, engaging with our stakeholders and investing in our people and communities.

COMMUNICATING WITH STAKEHOLDERS REGARDING SUSTAINABILITY
Ongoing engagement with our stakeholders is a key aspect of our overall approach to sustainability. Our stakeholders include employees, shareholders, customers, the communities where we operate, indigenous peoples, legislators, financial institutions, and energy consumers. We approach our stakeholder engagement from a position of mutual respect, by respecting human rights, demonstrating our values through our actions and being a good neighbor. We conduct our operations in accordance with our Company values and policies, and consistent with the spirit of the United Nations’ Universal Declaration of Human Rights.
We periodically conduct a sustainability priority assessment with internal and external stakeholders to help us identify the highest-interest issues. This assessment informs our practices, including the disclosures in our 2024 Sustainability and People Report. Our Sustainability and People Report provides details of our sustainability programs, practices and performance, and is the primary way in which we communicate with our stakeholders regarding sustainability and human capital matters.

18	Phillips 66 2025 Proxy Statement

SPOTLIGHT ON OUR GHG EMISSIONS INTENSITY REDUCTION TARGETS(1)

30%	15%	50%

Manufacturing-related emissions intensity Scope 1 and 2 from operated assets by 2030	Products manufactured and sold emissions intensity Scope 3 from operated assets by 2030	Manufacturing-related emissions intensity Scope 1 and 2 from operated assets by 2050

(1) GHG emissions intensity reduction targets are as compared to a 2019 GHG emissions intensity baseline.
We anticipate achieving our 2030 GHG emissions intensity reduction targets with projects underway or in development, which are consistent with our disciplined approach to capital allocation and focus on returns. Meeting our 2050 target will require changes beyond our sphere of influence and control, such as advancements enabling broader commercialization of lower-carbon technologies, global policies to fund and incentivize the lower-carbon energy system, changes in consumer behavior and available materials throughout the supply chain. We revisit our targets as technologies, policies and energy needs evolve.

In 2024, we reported a 17% reduction in Scope 1 & 2 GHG emissions intensity and a 7% reduction in Scope 3 emissions intensity from 2019 levels. Data regarding our 2024 GHG emissions intensity performance will be available in our 2025 Sustainability and People Report.

Proxy Summary	19

FORWARD-LOOKING STATEMENTS, WEBSITE REFERENCES AND LINKS
This Proxy Statement includes forward-looking statements within the meaning of the federal securities laws relating to Phillips 66’s operations, strategy and performance. All statements other than statements of historical or current facts made in this Proxy Statement are forward-looking, including statements regarding our sustainability plans and goals and statements about our future financial performance and business. Words such as “anticipated,” “committed,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “priorities,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this Proxy Statement are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future events or performance, and they should not be unduly relied upon as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”). In addition, our sustainability goals are aspirational and may change. The inclusion of forward-looking and other sustainability-related statements in this Proxy Statement is not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. We undertake no duty to update any forward-looking statement that we may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law.
References in this Proxy Statement to materials available on our website, including website links, are for informational purposes only. The information available on our website or accessible through any website links included herein is not a part of, nor incorporated by reference into, this Proxy Statement.

20	Phillips 66 2025 Proxy Statement

Background of the Solicitation

The summary below details the significant communication and interactions between the Company and Elliott Investment Management L.P. (together with its affiliates, “Elliott”) in connection with Elliott’s nomination of four individuals for election to the Board at the Annual Meeting. This summary does not purport to catalogue every conversation of, or among, members of the Board, the Company’s management, the Company’s advisors and representatives of Elliott and its advisors relating to Elliott’s solicitation.
2024 Nominations
On September 29, 2023, Mike Tomkins, a Senior Portfolio Manager at Elliott, sent an email to Mark Lashier, the Company’s Chief Executive Officer, indicating that Elliott had taken a substantial position in the Company and was seeking an in-person meeting with Mr. Lashier. That same day, Mr. Lashier wrote back that the Company welcomes opportunities to hear from its shareholders and that Mr. Lashier would arrange for an in-person meeting. On October 1, 2023, Mr. Lashier and Mr. Tomkins spoke by phone, where Mr. Tomkins reiterated the message in his September 29 email, and following an email exchange, the Company and Elliott arranged for an initial meeting date of October 9, 2023.
On October 9, 2023, Mr. Lashier, Kevin Mitchell, the Company’s Chief Financial Officer, and Nameer Siddiqui, the Company’s Senior Vice President of Corporate Strategy and Development, met in person with several representatives of Elliott, including Mr. Tomkins, John Pike, an Equity Partner and Senior Portfolio Manager, Andrew Madorsky, an Associate Portfolio Manager, and Geoffrey Sorbello, Managing Director of Engagement. At the meeting, the representatives of Elliott shared a presentation outlining Elliott’s perspectives on value creation opportunities at the Company. The presentation indicated that the Company should announce an increase to its existing operational expense improvement targets for its refining segment, accelerate share repurchases and evaluate certain asset sales (including the Company’s CPChem stake, European convenience stores and a portion of its non-operated midstream stakes) to raise additional funds for share repurchases.
On October 10, 2023, Mr. Tomkins emailed a soft copy of the presentation to the Company. Mr. Lashier shared the presentation with the Board. That day, the Board convened a special meeting via videoconference to discuss Elliott’s presentation.
On October 13, 2023, Mr. Lashier called Mr. Tomkins to offer a meeting with Elliott following the Company’s third quarter earnings call.
On October 17, 2023, Mr. Tomkins arranged a call with Mr. Lashier to reiterate certain of Elliot’s perspectives.
On October 19, 2023, via its outside counsel, Elliott submitted a demand to inspect certain of the books and records of the Company under Section 220 of the Delaware General Corporation Law (the “2023 220 Demand”).
On October 24, 2023, Elliott notified the Company that it intended to file two notices under the Hart-Scott-Rodino Act (the “HSR Act”) to enable Elliott Associates, L.P. to acquire more than $100 million of the Company’s voting securities and for Elliott International Limited to acquire more than $500 million of the Company’s voting securities.
On October 26, 2023, the Company responded to the 2023 220 Demand and provided Elliott with a draft confidentiality agreement, which the parties executed on November 7, 2023 to facilitate the exchange of the Company’s books and records that Elliott requested.
On October 27, 2023, the Company held its third quarter earnings call, during which the Company unveiled certain enhancements to its existing strategic priority targets, including:

Background of the Solicitation	21

•an increase to the shareholder distribution target to a range of $13 billion to $15 billion from June 2022 to year-end 2024,
•a new target to monetize over $3 billion of non-core assets,
•an increase to the business transformation savings target to $1.4 billion in run-rate cost and capital reductions by year-end 2024, including a $1 per barrel cost reduction in Refining, and
•an increase in the mid-cycle adjusted EBITDA growth target from $3 billion to $4 billion by 2025.
Later that day, Mr. Lashier emailed Mr. Tomkins indicating that with the earnings call complete and the Company’s most recent financial results now publicly available, the Company was available for an in-person meeting on November 15, 2023. Mr. Tomkins replied confirming the November 15th meeting.
On November 15, 2023, Messrs. Lashier, Mitchell and Siddiqui met with Mr. Tomkins and other representatives of Elliott in person, during which the Company highlighted the commitments made during the earnings call.
On November 29, 2023, Elliott published a public letter to the Board which, among other things, recommended the appointment of two new directors with refining operating experience to the Board. Later that day, the Company issued a statement that it welcomes the perspectives of its shareholders, that the Company has held discussions with Elliott and plans to continue a constructive dialogue with Elliott, and that reiterated various initiatives and commitments that the Company announced with its third quarter earnings release.
On December 1, 2023, Mr. Lashier and Vanessa Sutherland, the Company’s General Counsel, had a call with Mr. Tomkins and other representatives of Elliott. On this call, Mr. Lashier and Ms. Sutherland expressed the Board’s openness to expanding, and the participants discussed possible director candidates and the backgrounds and skill sets that the Board and Elliott perceived to be most critical to creating shareholder value. The Company also indicated that it had engaged external search-firm support to assist the Nominating and Governance Committee in identifying and vetting potential director candidates, including candidates identified by Elliott.
Throughout December 2023 and early January 2024, Mr. Lashier, Mr. Tomkins and representatives of the Company and Elliott, as well as the Company’s advisors, had various update calls and email exchanges pertaining to potential director candidates and the status and timing of the Nominating and Governance Committee’s review of, and engagement with, such candidates. Mr. Lashier indicated that a shortlist of potential director candidates would be selected to go through the Nominating and Governance Committee’s customary review and selection process, and Elliott indicated that it would seek to have input into the selection process. As part of these continuing conversations, the Company communicated that various potential candidates with valuable refining expertise were subject to non-competes, had potential conflicts of interest, were uninterested in joining unless they were offered particular commitments from the Company, or were otherwise unable to join the Board on the timetable sought by Elliott of mid-January 2024 (including one candidate who would not be available until December 2024).
On January 2, 2024, Mr. Tomkins requested a discussion with Glenn Tilton, the Board’s lead independent director, to understand his views on the ongoing director selection process, which the Company accommodated.
On January 11, 2024, Mr. Tomkins, Mr. Pike and Scott Grinsell, a Managing Director and Head of Activist Engagement Strategy at Elliott, had a call with Ms. Sutherland and two independent members of the Board, Mr. Tilton and Gregory Hayes, during which, among other things, the Board representatives confirmed that based on feedback from Elliott and other investors and the Nominating and Governance Committee’s assessment of the Board’s skills matrix, the Nominating and Governance Committee saw the value of enhancing the Board with additional refining experience, and that the Nominating and Governance Committee was actively identifying and considering potential highly-qualified candidates with this profile, as well as considering the names suggested by Elliott.

22	Phillips 66 2025 Proxy Statement

Throughout the remainder of January and early February 2024, Mr. Lashier and Ms. Sutherland had numerous calls with representatives of Elliott, including Mr. Tomkins, Mr. Grinsell and Mr. Pike, to discuss their search for mutually agreeable director candidates. Elliott and the Company both suggested names of potential directors during this timeframe and gave each other the opportunity to evaluate the background and potential contributions of such individuals. The Company’s Nominating and Governance Committee proceeded with its customary selection process for new directors, including a thorough evaluation of the candidates identified to date.
On January 19, 2024, via its outside counsel, Elliott submitted a request that the Company provide an electronic copy of each of the form of director questionnaire and form of written representation and agreement referenced in Article II, Section 14 of the Company’s Amended and Restated By-Laws. The Company’s outside counsel provided the requested information to Elliott’s outside counsel by email on January 22, 2024.
On February 6, 2024, the Company received a formal notice (the “2024 Nomination Notice”) from Elliott of its intent to nominate director candidates to stand for election to the Company’s Board at the Company’s 2024 annual meeting of shareholders and intent to submit a business proposal seeking shareholder approval of a request for the Board to adopt a policy providing that, each year prior to the nomination of director candidates for election at the Company’s next annual meeting of shareholders, the Board request that each incumbent director (including directors with terms not set to expire at that meeting) deliver to the Board a letter of resignation effective at the next annual meeting of shareholders, and agree to stand for election at the next annual meeting of shareholders if nominated by the Board.
During the same week, representatives of the Company and its advisors had multiple conversations and exchanges with representatives of Elliott pertaining to the Nominating and Governance Committee’s review of the potential director additions to the Board identified by Elliott in the 2024 Nomination Notice, including the thorough vetting and interview process being undertaken by the Nominating and Governance Committee and its identification of Robert Pease as its top candidate with agreement from Elliott.
Following these conversations, on February 13, 2024, the Company announced that Mr. Pease had been appointed to the Board following constructive dialogue with Elliott, and that the Company and Elliott had agreed to work together to identify a second mutually agreed director. That same day, Elliott irrevocably withdrew its 2024 Nomination Notice and, accordingly, its nomination of the nominees for election as directors and its submission of the business proposal for consideration at the 2024 annual meeting.
On March 1, 2024, Mr. Mitchell and Ms. Sutherland had a call with Mr. Tomkins to begin the process of identifying and selecting a second mutually agreed director. Several times over the coming months, Mr. Mitchell and Ms. Sutherland had update calls with Mr. Tomkins and Mr. Grinsell to discuss the Company’s search for potential director candidates, including its retention of external search-firm support to assist with identifying candidates, and continuing difficulties with conflicts and interlocking directorate issues of potential candidates, as well as sharing that multiple potentially viable candidates with refining experience would not be available to be appointed in the near term.
On April 26, 2024, the Company held its first quarter earnings call, during which the Company unveiled that it is pursuing a process to divest retail marketing assets in Germany and Austria, as part of its plan to monetize assets that no longer fit its long-term strategy.
On June 14, 2024, the Company announced that it had entered into a definitive agreement to sell its 25% non-operated common equity interest in Rockies Express Pipeline LLC to a subsidiary of Tallgrass Energy, LP in a transaction representing an enterprise value of approximately $1.275 billion.
Additionally, throughout 2024, representatives of the Company’s investor relations team held multiple meetings with representatives of Elliott to provide regular updates regarding the Company’s strategic priorities and operating performance in the ordinary course of investor relations outreach.

Background of the Solicitation	23

Throughout this period, the Nominating and Governance Committee continued to search for director candidates, both as part of its engagement with Elliott and as part of its ordinary course refreshment activities, and identified Grace Puma, a director candidate with public company executive and board experience as well as significant expertise in operations, procurement and safety.
On August 27, 2024, Mr. Mitchell and Ms. Sutherland had a call with Mr. Tomkins and Mr. Grinsell to review the biography of Ms. Puma, and informed them that the Nominating and Governance Committee had identified such candidate for appointment to the Board in October 2024. When the Elliott representatives communicated that Ms. Puma appeared to be qualified but would not be considered a mutually agreed director, Mr. Mitchell and Ms. Sutherland confirmed that the search for a second mutually agreed director would remain ongoing. Mr. Tomkins did not express any opposition or concern over the appointment. Over the course of September and October, Mr. Mitchell and Ms. Sutherland contacted Mr. Tomkins via phone and email to provide updates and confirmation regarding the appointment of Ms. Puma to the Board.
On October 11, 2024, the Company announced that the Board had appointed Ms. Puma to serve on the Board.
After these conversations and Ms. Puma’s appointment, neither the Company nor any members of the Board received any further requests for engagement or any other feedback from Elliott.
On October 14, 2024, the Company announced that its subsidiary, Phillips 66 Limited, had entered into a definitive agreement to sell its 49% non-operated equity interest in Coop Mineraloel AG to its Swiss joint venture partner for cash consideration of 1.06 billion Swiss francs (approximately $1.24 billion).
On December 16, 2024, the Company announced that it had entered into a definitive agreement to sell DCP GCX Pipeline LLC, which owns a 25% non-operated equity interest in Gulf Coast Express Pipeline LLC, to an affiliate of ArcLight Capital Partners, LLC for pre-tax total cash proceeds of $865 million, subject to purchase price adjustments.
On January 6, 2025, the Company announced that, in furtherance of its wellhead-to-market integration strategy, it had entered into a definitive agreement to buy EPIC Y-Grade GP, LLC and EPIC Y-Grade, LP, which own various subsidiaries and long haul natural gas liquids pipelines, fractionation facilities and distribution systems, for total cash consideration of $2.2 billion, subject to customary purchase price adjustments and closing conditions.
On January 31, 2025, the Company held its fourth quarter earnings call, during which the Company announced its next phase of priorities through 2027, including a plan to:
•return greater than 50% of operating cash flow to shareholders,
•achieve 2% higher than industry-average crude utilization and annual adjusted controllable costs of $5.50 per barrel in Refining, excluding adjusted turnaround expense,
•grow Midstream and Chemicals mid-cycle adjusted EBITDA by $1 billion in total by 2027, and
•reduce total debt to $17 billion.
On February 4, 2025, after more than five months of no requests for engagement with the Board or senior management of the Company aside from routine investor relations engagement, Elliott, via its outside counsel, submitted a demand to inspect certain books and records of the Company under Section 220 of the Delaware General Corporation Law (the “2025 220 Demand”).
On February 6, 2025, via their respective outside counsel, the Company received a written request from Elliott, dated February 4, 2025, that the Company provide an electronic copy of each of the form of director questionnaire and form of written representation and agreement referenced in Article II, Section 14 of the Company’s Amended and Restated By-Laws. The Company’s outside counsel provided the requested information to Elliott’s outside counsel by email on February 7, 2025.

24	Phillips 66 2025 Proxy Statement

On February 11, 2025, the Company responded to the 2025 220 Demand and provided Elliott with a draft confidentiality agreement, which the parties executed that same day to facilitate the exchange of the Company’s books and records that Elliott requested.
On February 11, 2025, after more than five months of no substantive business communications or requests for engagement from Elliott aside from the communications with Elliott’s counsel described above and routine investor relations engagement, Elliott published a letter to the Board and an accompanying investor presentation titled “Streamline66.” The presentation raised for the first time that the Company should sell or spin its Midstream business and conduct a review of management. The presentation re-raised previous points made by Elliott, including that the Company should commit to certain refining targets, pursue a sale of the Company’s joint venture interest in CPChem, and add new independent directors. The letter also indicated the Company should accelerate its already announced plan to monetize its Germany and Austria retail business, which the Company announced it would pursue during its first quarter 2024 earnings call on April 26, 2024.
On the morning of February 12, 2025, prior to a regularly scheduled Board meeting, Gary K. Adams and Denise L. Ramos informed the Board of their intent not to stand for re-election at the Annual Meeting as part of the Board’s ongoing refreshment activities.
After 5:00 p.m., Eastern Time, on February 12, 2025, Elliott emailed an electronic copy of the 2025 Nomination Notice (as defined below) to Ms. Sutherland. Likely due to the file size of the attachment and the inclusion of an erroneous email address for Ms. Sutherland, the email was quarantined and did not arrive in Ms. Sutherland’s main inbox.
2025 Nominations
After noon, Eastern Time, on February 13, 2025, Elliott emailed Ms. Sutherland again to convey that IT issues had prevented certain signatures from being included in that prior email, and that Elliott was re-delivering an electronic copy and also delivering a physical copy of the corrected notice to the Company’s headquarters on February 13. That day, the Company received both physical and electronic copies of a formal notice (the “2025 Nomination Notice”) from Elliott of its intent to nominate director candidates to stand for election to the Company’s Board at the Annual Meeting and intent to submit the Elliott Proposal at the Annual Meeting.
Also on February 13, 2025, Mr. Tomkins emailed Mr. Lashier to request an in-person meeting between representatives of Elliott and representatives of the Company and Board to discuss Elliott’s perspectives on the Company. On February 14, 2025, Mr. Lashier responded to Mr. Tomkins by email that the Company was in receipt of and reviewing Elliott’s nomination notice and presentation and would reach back out in due course.
On February 18, 2025, the Company filed a Current Report on Form 8-K announcing that Mr. Adams and Ms. Ramos had informed the Board of their intent not to stand for re-election and that, effective immediately after the Annual Meeting, the size of the Board would be reduced from 14 to 12 directors. In connection with this expected reduction in the size of the Board, the Company intended to fill these two vacancies in Class I from among the Company’s other existing directors, rebalancing each class to consist of four directors to be “as nearly equal in number as is reasonably possible” in accordance with the Company’s governing documents.
On February 19, 2025, the Company announced its receipt of the 2025 Nomination Notice, and noted that the Nominating and Governance Committee would review the 2025 Nomination Notice and that the Board would present its formal recommendations with respect thereto in this Proxy Statement.
On February 24, 2025, Mr. Lashier emailed Mr. Tomkins and Mr. Pike to schedule an in-person meeting, which Elliott and the Company agreed would take place on March 3, 2025.
On February 26, 2025, Elliott submitted a supplement to the Elliott Nomination Notice disclosing greater beneficial ownership in the Company through certain derivative agreements.

Background of the Solicitation	25

On March 3, 2025, Messrs. Lashier and Mitchell and Ms. Sutherland traveled to New York City to meet with Messrs. Pike, Tomkins, Sorbello and other representatives of Elliott. At the meeting, the Company and Elliott discussed Elliott’s letter and presentation, the reasons Elliott decided not to engage privately on the subjects contained therein prior to making them public and the Board’s ongoing refreshment activities, including that two Board members had recently proactively announced their retirement. Additionally, the Nominating and Governance Committee requested to interview Elliott nominees, but that was not met with agreement from Elliott. At the conclusion of the meeting, Mr. Lashier repeatedly expressed an openness to discussing next steps. Despite Mr. Lashier’s repeated invitation to the representatives of Elliott to discuss next steps, Elliott indicated that there were no immediate next steps.
The next day, on March 4, 2025, Elliott filed a preliminary proxy statement with the SEC and issued a press release. Later that day, Mr. Lashier spoke with Mr. Pike and communicated his disappointment at Elliott’s escalation less than one day after Mr. Lashier and his team had flown to New York with the understanding that the parties would be engaging to find a constructive path forward.
On March 5, 2025, the Company issued a letter to its shareholders, confirming Elliott’s nomination of director candidates and reiterating the Company’s commitment to reviewing their candidacy and open engagement with all shareholders, including Elliott.
On March 10, 2025, Elliott notified the Company that it intended to file two notices under the HSR Act to enable Elliott Associates, L.P. to acquire more than $500 million of the Company’s voting securities and for Elliott International Limited to acquire more than $500 million of the Company’s voting securities.
On March 12, 2025, Elliott sent a private letter to the Board, seeking to justify its course of dealing with the Company and why it continued to proceed with public escalation versus private engagement. The letter indicated that Elliott would make itself available to discuss its perspectives with the Board as a whole or a subset of independent directors, but there was no specific request for a meeting, materials or other information from the Company.
On March 14, 2025, the Nominating and Governance Committee convened a special meeting via videoconference to discuss potential director candidates for recommendation to the Board to fill the four Class I seats up for election at the upcoming Annual Meeting, including to fill the vacancies created by Mr. Adams’ and Ms. Ramos’ decision not to stand for re-election. The Nominating and Governance Committee considered several candidates, including certain candidates nominated by Elliott who the Nominating and Governance Committee wanted to interview but could not since Elliott had not agreed to allow interviews, and determined to recommend that the Board nominate four directors to stand for election. Later that day, the Board convened a special meeting via videoconference to, among other things, discuss potential director candidates and review the letter sent by Elliott on March 12. Based in part on the Nominating and Governance Committee’s recommendation, the Board determined to nominate Howard I. Ungerleider and A. Nigel Hearne, candidates with valuable executive leadership experience at large publicly traded chemicals and energy companies, in addition to Mr. Lowe and Mr. Pease, to stand for election as Class I directors at the Annual Meeting, and in doing so, determined that the size of the Board would remain at 14 directors after the Annual Meeting.
On March 17, 2025, the Company received from Elliott a notice in connection with Elliott’s notice obligations under the federal “universal proxy rules” promulgated under Rule 14a-19(b) of the Exchange Act, as well as a letter requesting that the Company disclose certain information regarding the Company’s director slate to Elliott on a selective basis. The notice indicated that Elliott intends to solicit proxies for the election of Brian S. Coffman, Sigmund L. Cornelius, Michael A. Heim and Stacy D. Nieuwoudt as directors, with Alan J. Hirshberg, Gillian A. Hobson and John Pike designated as alternate nominees. Ms. Sutherland responded via email to confirm receipt of the notice and letter, and indicated that the N&GC would be reaching out to schedule interviews with the Elliott nominees.
On March 19, 2025, the N&GC initiated outreach by phone to the Elliott nominees, but none of the Elliott nominees agreed to be interviewed. Two of the Elliott nominees did not return the N&GC’s phone call.

26	Phillips 66 2025 Proxy Statement

One of the Elliott nominees directed the N&GC to follow up by email, but did not respond to the resulting email to arrange an interview. The final Elliott nominee explained that Elliott had instructed him not to engage with the Company and directed the Company to speak with Elliott.
On March 20, 2025, Ms. Sutherland emailed Elliott’s counsel. In the email, Ms. Sutherland emphasized that the N&GC is making every effort to schedule interviews to give the Elliott nominees due consideration, and would expect Elliott to not interfere with this very customary and appropriate step in a nomination process. Ms. Sutherland noted that the N&GC would continue to seek to schedule these interviews, and would appreciate Elliott’s cooperation in such efforts.
On March 21, 2025, the Company received a second letter from Elliott requesting that the Company disclose certain information regarding the Company’s director slate and annual meeting date to Elliott on a selective basis. Later that day, Elliott's counsel emailed Ms. Sutherland confirming that Elliott would not be permitting interviews of its candidates by the Company at this time.
Also on March 21, 2025, Elliott filed a revised preliminary proxy statement with the SEC.
On March 25, 2025, the day before the Company was required to notify Elliott of its intended director slate under the universal proxy rules, Elliott filed a lawsuit in the Court of Chancery of the State of Delaware against the Company and the Board, purportedly seeking to require that four seats be up for election at the Annual Meeting even though the Company had never indicated that there would be fewer than four seats up for election.
In the morning of March 26, 2025, the Company filed a preliminary proxy statement with the SEC and issued a press release. The preliminary proxy statement provided details to all of our shareholders regarding the four candidates recommended by the Board to fill the four seats up for election at the Annual Meeting.
On March 27, 2025, Elliott filed a Notice of Voluntary Dismissal, ending its lawsuit.
On March 28, 2025, Elliott filed a further revised preliminary proxy statement with the SEC.
On April 3, 2025, Elliott filed a definitive proxy statement with the SEC and issued a press release.
On April 7, 2025, the Company filed this definitive proxy statement with the SEC and issued a press release.

Background of the Solicitation	27

p

PROPOSAL 1
Election of 4 Class I Directors to Hold Office until the 2028 Annual Meeting
The Board recommends that you vote “FOR” ONLY the election of the four Class I director nominees recommended by the Board on your WHITE proxy card or WHITE voting instruction form: A. Nigel Hearne, John E. Lowe, Robert W. Pease and Howard I. Ungerleider.

DIRECTOR NOMINEES
Our Board is currently composed of 14 members. In accordance with our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), as currently in effect, our Board is divided into three classes of directors. Following consideration by the N&GC of candidates, including the Elliott Nominees, the Board has nominated A. Nigel Hearne, John E. Lowe, Robert W. Pease and Howard I. Ungerleider to stand for election as Class I directors for a three-year term that expires at the annual meeting of shareholders to be held in 2028 or until such director’s successor has been duly elected or appointed and qualified, or until their earlier resignation or removal. Mr. Lowe and Mr. Pease are currently serving as directors, and the Board has nominated Mr. Ungerleider and Mr. Hearne in place of Gary K. Adams and Denise L. Ramos, who are not standing for re-election and will retire from the Board at the Annual Meeting.
The Board's Rationale for Support of its Director Nominees
The Board is enthusiastic about the nomination of all four of its recommended candidates, who possess a broad range of experience, qualifications, skills, and other attributes that the Board believes will facilitate strong oversight of the Company’s management and strategy.
•A. Nigel Hearne: Mr. Hearne will bring over 35 years of energy industry experience to the Board, with extensive expertise across upstream and downstream operations. Having held key leadership roles at Chevron, including Executive Vice President of Oil, Products and Gas, he has a deep knowledge of refining operations, global energy markets, strategic business development and unlocking value from integrated assets. Now serving as Chief Operating Officer of Harbour Energy, a diversified oil and gas company, he is well positioned to contribute valuable operational and strategic insight to the Board, supporting oversight of the company’s business transformation, capital allocation framework and risk management.
•John E. Lowe: Mr. Lowe brings deep energy industry expertise to the Board, with significant experience in refining, chemicals and midstream. Mr. Lowe’s 30-year career with ConocoPhillips and Phillips Petroleum Company included Executive Vice President roles overseeing exploration and production, commercial operations, and planning, strategy and corporate affairs. Having served in various roles as an executive, strategic advisor and board member for upstream, midstream and downstream energy companies, he contributes valuable expertise to the Board and supports oversight of Phillips 66’s strategic direction, business transformation, capital allocation framework, operations and risk management.
•Howard I. Ungerleider: Mr. Ungerleider will bring over three decades of senior-level leadership, operational and financial experience in the chemicals and broader energy industry to the Board. In particular, his experience as a former President and Chief Financial Officer of a large multinational chemical company and current and past public company board service has equipped him to provide valuable oversight of business, financial and accounting matters, in addition to governance, strategic planning and risk management, all critical to executing our strategy. His extensive M&A experience

28	Phillips 66 2025 Proxy Statement

enables him to provide valuable perspectives regarding the Company's strategic direction and business transformation.
•Robert W. Pease: Mr. Pease's significant global energy industry experience spans more than three decades with considerable expertise in refining. He provides meaningful oversight of senior management and practical advice to the Board on optimizing refining assets, market demand and through-cycle positioning, and operational safety, all aligned to executing the Company’s long-term strategic priorities. His leadership roles have also included oversight of critical financial reporting responsibilities, including engagement of external auditors and credit rating agencies, that are valuable to Phillips 66 and the Company’s Audit and Finance Committee.
For additional information regarding the skills and qualifications of each director nominee and each continuing director, see the director biographies beginning on page 31.

PLURALITY VOTE STANDARD
As described elsewhere in this Proxy Statement, Elliott has nominated the Elliott Nominees to stand for election as directors at the Annual Meeting in opposition to the nominees recommended by the Board. As a result, assuming the Elliott Nominees are in fact proposed for election at the Annual Meeting and all such nominations have not been withdrawn by Elliott, the election of directors will be considered a contested election under Section 13(A) of our By-Laws, and all director nominees will be elected by a plurality of votes cast. This means that the four director nominees receiving the greatest number of votes cast “FOR” their election will be elected. Any shares not voted “FOR” a particular director nominee as a result of a “WITHHOLD” vote, failure to vote or a broker non-vote (as described under “Additional Information”) will not be counted in that director nominee’s favor and will not otherwise affect the outcome of the election (except to the extent they otherwise reduce the number of shares voted “FOR” such director nominee).
The Board does NOT endorse the Elliott Nominees and unanimously recommends that you use the WHITE proxy card or WHITE voting instruction form to vote “FOR” the election of ONLY the four nominees recommended by the Board (A. Nigel Hearne, John E. Lowe, Robert W. Pease and Howard I. Ungerleider). The Board strongly urges you to DISREGARD any materials sent to you by Elliott, including any Gold proxy card or Gold voting instruction form, and NOT vote using any Gold proxy card that may be sent to you by Elliott.
In the event that Elliott withdraws its nominees, abandons its solicitation, or fails to comply with the universal proxy rules after a shareholder has already granted proxy authority, shareholders can still use a WHITE proxy card or WHITE voting instruction form to submit a later-dated vote online, by telephone or by mail. In the event that Elliott withdraws its nominees, abandons its solicitation, or fails to comply with the universal proxy rules, any votes cast in favor of the Elliott Nominees will be disregarded and not be counted, whether such vote is provided on the Company’s WHITE proxy card or WHITE voting instruction form or Elliot’s Gold proxy card or Gold voting instruction form.
If you have already voted using a Gold proxy card or Gold voting instruction form sent to you by Elliott, you have every right to change your vote and we strongly urge you to revoke that proxy by voting in favor of the Board’s nominees by following the instructions set forth on the WHITE proxy card or WHITE voting instruction form to vote online or by telephone, or by marking, signing, dating and returning the enclosed WHITE proxy card or WHITE voting instruction form by mail in the postage-paid envelope provided. Only the latest dated, validly executed proxy that you submit will be counted, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting.
Although the Company is required to include all nominees for election on its universal proxy card, for additional information regarding the Elliott Nominees, including the information required by Item 7 of Schedule 14A and any other related information, please refer to Elliott’s proxy statement, which is accessible without cost at www.sec.gov. Phillips 66 is not responsible for the accuracy or completeness of any information provided by or relating to Elliott or the Elliott Nominees contained in solicitation materials filed or disseminated by or on behalf of Elliott or any other statements Elliott may make.

Proposal 1: Election of 4 Class I Directors to Hold Office until the 2028 Annual Meeting	29

Each of the Company’s nominees has agreed to serve if elected. If any nominee becomes unavailable to serve before the Annual Meeting, the Board may designate a substitute nominee and the persons named as proxies may, in their discretion, vote your shares for the substitute nominee. At this time, the Board knows of no reason why any of the Board’s nominees would not be able to serve as a director if elected. No family relationship exists among any of our directors, director nominees recommended by the Board or executive officers. There is no arrangement between any director or director nominee recommended by the Board and any other person pursuant to which he or she was, or is to be, selected as a director or director nominee recommended by the Board.
If you are a registered holder and submit a validly executed WHITE proxy card but do not specify how you want to vote your shares with respect to the election of directors, then your shares will be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR” the four nominees recommended by the Board and named in this Proxy Statement. You are permitted to vote for fewer than four nominees for director. If you vote for fewer than four nominees for director, your shares will only be voted “FOR” those nominees you have so marked. However, if you are a registered holder and submit a validly executed WHITE proxy card but vote “FOR” more than four nominees, all of your votes with respect to the election of directors will be invalid and will not be counted. It is therefore important that you do not vote “FOR” more than four nominees so that your vote with respect to this item is counted.
If you are a beneficial holder and properly mark, sign, date and return your WHITE voting instruction form or use your WHITE voting instruction form via Internet, your shares will be voted as you direct your bank or broker. However, if you sign, date and return your WHITE voting instruction form but do not specify how you want your shares voted with respect to the election of directors, they will be voted in line with the Board’s recommendation with respect to the proposal, i.e., FOR the four nominees recommended by the Board and named in this Proxy Statement. You are permitted to vote for fewer than four nominees for director. If you vote for fewer than four nominees for director, your shares will only be voted “FOR” those nominees you have so marked. However, if you are a beneficial holder and you vote “FOR” more than four nominees on your WHITE voting instruction form, all of your votes with respect to the election of directors will be invalid and will not be counted. It is therefore important that you provide specific instructions to your broker or bank regarding the election of directors so that your vote with respect to this item is counted.
If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, at +1 (877) 750-9496 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other countries).

DIRECTOR EXPERIENCE, QUALIFICATIONS AND KEY SKILLS
Biographical information about each of the director nominees recommended by the Board and continuing directors is set forth on the following pages. A matrix that provides a holistic overview of director demographics and key skills follows the director biographies on page 45.

C-Suite	Accounting/ Financial Reporting	Risk Management	International/ Global Business

Environmental	Industry	Information Technology	Business Transformation

Investment Banking/Finance	Public Policy & Government Affairs

30	Phillips 66 2025 Proxy Statement

CLASS I NOMINEES RECOMMENDED BY THE BOARD STANDING FOR ELECTION

A. Nigel Hearne

Chief Operating Officer, Harbour Energy Independent: Yes Age: 57 Key Skills:
Selected Skills and Experience Supporting Oversight of Phillips 66:
•Mr. Hearne possesses refinery operations expertise gained from over 35 years in various downstream and refining roles at Chevron Corporation ("Chevron")
•While at Chevron, he was instrumental in establishing a new Oil, Products and Gas business which combined the traditional upstream, downstream and midstream business segments into one global, integrated organization, improving operational efficiencies and collaboration to enhance returns across Chevron's value chain
•As Chevron's Executive Vice President, Oil, Products & Gas, he managed upstream and downstream assets covering approximately 3.3 million BPD of oil and gas production, 1.8 million BPD of refining capacity, $15 billion of capital expenditures, $20 billion of operating expenses and 28,000 employees, and was responsible for ensuring safety and environmental compliance and optimizing operational performance, all of which contribute to his extensive energy industry operational experience
•While serving as President of Chevron EurAsia Pacific, he gained valuable M&A experience with his contributions to Chevron's acquisition of Noble Energy, which bolstered the company's international strategy and spearheaded growth
•He will bring valuable operational safety experience to the Board, gained through his time leading the enterprise operational excellence effort that improved Chevron's safety performance in 2023
•Having held management roles covering Europe, Asia, Australia and the United States, he has cultivated a global outlook on the oil and gas industry that will be valuable to the Board's ongoing review of the Company's strategy and future opportunities in a dynamic energy market

Career Highlights:
Harbour Energy, a diversified oil and gas company
•Chief Operating Officer (since March 2025)
Chevron Corporation, an integrated energy and chemicals corporation
•Executive Vice President, Oil, Products & Gas (2022 to February 2025)
•President, Chevron Eurasia Pacific Exploration & Production (2020 to 2022)
•President, Chevron Asia Pacific Exploration & Production (2019 to 2020)

Proposal 1: Election of 4 Class I Directors to Hold Office until the 2028 Annual Meeting	31

John E. Lowe

Former Executive Vice President of ConocoPhillips Independent: Yes Age: 66 Director since: 2012 Committees: A&FC (Chair) N&GC PPSC Executive Key Skills:
Selected Skills and Experience Supporting Oversight of Phillips 66:
•Mr. Lowe’s 30-year career with ConocoPhillips and Phillips Petroleum Company included Executive Vice President roles overseeing exploration and production; commercial operations; and planning, strategy and corporate affairs which enhances his oversight of our Company
•This experience has granted him extensive business transformation, financial, operational, risk management, government affairs, capital allocation, safety, and environmental experience and has enabled him to effectively serve across a range of our Board’s committees
•Mr. Lowe brings a deep understanding of our industry to the Phillips 66 Board, gained from having served in various roles as an executive, strategic advisor, and board member for upstream, midstream and downstream energy companies, including his recent appointment to the International Advisory Board of Horizon Engage
•Subsequent to retiring from ConocoPhillips, Mr. Lowe served as a Senior Executive Advisor to Tudor, Pickering, Holt & Co. and shares his deep financial and investment expertise, as well as M&A experience, with the Phillips 66 Board
•Mr. Lowe's history of service on other public company boards within our industry enhances our Board's perspectives on emerging governance topics and issues facing public companies with similar opportunities and challenges to Phillips 66

Career Highlights:
Tudor, Pickering, Holt & Co., an energy investment banking and research firm
•Senior Executive Advisor (2012 to 2022)
ConocoPhillips, a global exploration and production company specializing in crude oil and natural gas
•Assistant to the Chief Executive Officer (2008 to 2012)
•Executive Vice President, Exploration and Production (2007 to 2008)
•Executive Vice President, Commercial (2006 to 2007)
•Executive Vice President, Planning, Strategy, and Corporate Affairs (2002 to 2006)
Other Current Public Company Directorships:
•TC Energy (Non-Executive Chairman)
Prior Public Company Directorships (within past five years):
•APA Corporation (2013 to 2022; Non-Executive Chairman 2015 to 2022)

32	Phillips 66 2025 Proxy Statement

Robert W. Pease

Former Executive Vice President of Corporate Strategy & President of Downstream at Cenovus Energy Independent: Yes Age: 66 Director since: 2024 Committees: A&FC N&GC PPSC (Chair) Executive Key Skills:
Selected Skills and Experience Supporting Oversight of Phillips 66:
•Mr. Pease brings to the Board over 38 years of global industry expertise, along with considerable familiarity with Phillips 66’s businesses and assets from his time at Cenovus Energy, a partner in the Wood River and Borger refinery joint ventures
•He has significant refinery operations experience, along with a deep understanding of U.S. and global commodity markets following significant roles in trading, risk management, regulatory compliance, and commercial marketing during his time at Shell and Cenovus Energy
•In his prior roles, Mr. Pease was involved in optimizing refining assets and developing strategic decision modeling tools, which enhance the Board’s ability to oversee execution across Phillips 66’s strategic priorities
•He has a strong track record of success in executing on complex business transformation efforts, including at Motiva, where he oversaw completion and integration of a major refinery expansion project and developed and implemented a rapid distribution and marketing growth strategy, increasing Motiva's branded, commercial and biofuels presence and generating increased profitability, and at Cenovus, where he led the early transformation of a Canadian upstream-focused oil and gas producer into a large, fully integrated oil company
•His leadership roles have included oversight of critical financial reporting-related responsibilities, including engagement of external auditors and credit rating agencies that are valuable to Phillips 66 and our A&FC
•Mr. Pease’s prior involvement in public policy and government affairs, both in an operational capacity interacting with regulators and as a member of the Board of Governors of the Canadian Association of Petroleum Producers (CAPP) and a Board member of the American Fuels & Petrochemicals Manufacturers (AFPM), brings connectivity to emerging opportunities and risks facing our businesses
•He has been an advocate for talent development and employee-related initiatives throughout his career and has held active roles within Catalyst, a leading global non-profit for the advancement of women in business, and the United Way of Greater Houston, providing alignment with Phillips 66’s mission to provide energy and improve lives while living our values

Career Highlights:
Cenovus Energy, a Canadian oil and natural gas company
•Director of U.S. Operations (2017 to 2018)
•President, Downstream, U.S. Operations (September 2017 to December 2017)
•Executive Vice President of Corporate Strategy & President of Downstream (2015 to 2017)
•Executive Vice President of Markets, Products & Transportation (2014 to 2015)
Motiva Enterprises LLC, a downstream and midstream oil refining company
•Chief Executive Officer and President (2008 to 2014)
Shell plc, a multinational oil and gas company
•President, Shell Trading (U.S.) Co. (2004 to 2008)
•Vice President of Trading and Shipping Operations (2004 to 2008)

Proposal 1: Election of 4 Class I Directors to Hold Office until the 2028 Annual Meeting	33

Howard I. Ungerleider

Former President and Chief Financial Officer, Dow Inc. Independent: Yes Age: 57 Key Skills:
Selected Skills and Experience Supporting Oversight of Phillips 66:
•Mr. Ungerleider brings over 34 years of global chemicals experience to the Board from senior leadership positions with Dow Inc. and The Dow Chemical Company, and possesses a deep understanding of the complexities and dynamics of the global chemical industry and broader energy landscape
•As President and Chief Financial Officer of Dow Inc., Mr. Ungerleider played a critical role in setting corporate strategy, driving business and financial performance, and leading high-level decision-making in a complex global organization
•His business leadership experience includes 20 years of managing global businesses with direct P&L responsibilities as well as 10 years of executive functional leadership experience across Sales, Marketing, IT, Supply Chain, Public and Government Affairs, Investor Relations and Finance, which will enhance the Board's oversight of the Company's corporate functions
•He is an experienced risk manager having developed and implemented Dow Inc.'s enterprise risk management ("ERM") program and reported to Dow Inc.'s Board regarding ERM, including environmental and safety risks
•He has cultivated significant audit, financial reporting and investor relations experience from his roles as Chief Financial Officer of Dow Inc. and The Dow Chemical Company and from his public company directorships
•He has extensive M&A and strategic transformation experience, including as a result of his heavy involvement in Dow Inc.'s merge-and-spin of DowDuPont, creating separate companies which now have a combined market capitalization of over $100 billion, demonstrating his ability to oversee the creation of significant shareholder value
•As a seasoned public company board member, Mr. Ungerleider will bring a strong knowledge of corporate governance and responsibility to the Board
•As a current advisor to Clayton, Dubilier & Rice funds, Mr. Ungerleider has deepened his investment banking knowledge, providing strategic guidance on portfolio company operations, financial management and investment strategy
•Mr. Ungerleider is a recognized advocate for an inclusive and supportive workplace and served as executive sponsor and champion for Dow’s employee resource group for the equality and advancement of women in the workplace as well as the company’s LGBTQ resource group

Career Highlights:
Clayton, Dubilier & Rice LLC, an American private equity company
•Operating Advisor (since January 2024)
Dow Inc., a holding company for The Dow Chemical Company and its consolidated subsidiaries
•President and Chief Financial Officer (2018 to 2023)
The Dow Chemical Company (formerly DowDuPont), a multinational chemical corporation
•Chief Financial Officer (2017 to 2019)
•Vice Chairman, Executive Vice President and Chief Financial Officer (2014 to 2017)
Other Current Public Company Directorships:
•American Airlines Group Inc.
•Kyndryl Holdings, Inc.

34	Phillips 66 2025 Proxy Statement

CONTINUING DIRECTORS

Julie L. Bushman

Former Executive Vice President of International Operations of 3M Independent: Yes Age: 64 Director since: 2020 Committees: HRCC (Chair) N&GC PPSC Executive Key Skills:
Selected Skills and Experience Supporting Oversight of Phillips 66:
•Ms. Bushman retired in 2020 after a 36-year career at 3M that included significant operations, management, and global business responsibilities
•Throughout her career, she has been deeply involved in leading efforts focused on continuous improvement and business transformation within her areas of responsibility; her experience in leading global businesses included technology/new product development and commercialization
•In her most recent role at 3M, she was responsible for managing operations in 70 countries, driving growth of 3M's diverse portfolio into a broad array of industries, which has been valuable in her oversight of Phillips 66’s diversified, integrated network of businesses
•Ms. Bushman's experience overseeing 3M’s business transformation initiative included the deployment of a global ERP system and establishment of multiple global business centers to standardize and simplify the company's processes, which has positively contributed to Ms. Bushman's oversight of Phillips 66's own efforts in progressing its critical multi-year business transformation and cost-saving initiatives
•Throughout Ms. Bushman's career, she has been deeply involved in human capital management and leadership development and planning initiatives and has been an active participant in employee engagement during her time on the Board
•Ms. Bushman contributes to the Board’s active oversight of IT and cybersecurity matters, topics of increasing interest to our shareholders, from her substantial digital, software, and CIO leadership roles
•She brings to the Board an informed, global perspective of corporate governance issues from her current and former service on other public company boards
•Ms. Bushman's current service on the audit committees of other highly technical global organizations and experience at 3M has been particularly impactful in overseeing Phillips 66 from an accounting, finance, and risk management perspective

Career Highlights:
3M, a diversified technology company with operations in industrials and worker safety, among others
•Executive Vice President of International Operations (2017 to 2020)
•Senior Vice President of Business Transformation and Information Technology (2013 to 2017)
•Previously held roles of increasing responsibility, including Executive Vice President of Safety and Graphics; Executive Vice President of Safety, Security and Protection Services; Division Vice President of Occupational Health and Environmental Safety; and Chief Information Officer
Other Current Public Company Directorships:
•Adient plc
•Bio-Techne Corporation

Proposal 1: Election of 4 Class I Directors to Hold Office until the 2028 Annual Meeting	35

Lisa A. Davis

Former member of Managing Board of Siemens AG and Chief Executive Officer for Siemens Gas and Power Independent: Yes Age: 61 Director since: 2020 Committees: A&FC PPSC Key Skills:
Selected Skills and Experience Supporting Oversight of Phillips 66:
•Ms. Davis brings deep expertise in operations, international business, public policy and government affairs, and risk management developed in her 30 years of experience in the energy industry through roles at Exxon, Texaco, and Royal Dutch Shell
•She has held significant operational and leadership positions encompassing many facets of the energy industry, including upstream production, project development, refining, marketing and sales, and downstream strategy, among others
•Her experience spans all of Phillips 66’s businesses and assets, including Midstream, Chemicals, Refining, and Marketing and Specialties, providing the Board with critical insight into the Company's financial reporting and investment-related decisions from a holistic perspective
•As an experienced director, she brings relevant outside perspectives on corporate governance issues to the Phillips 66 Board to guide our governance and oversight practices to continually evolve and remain at the forefront of our industry
•Her current role on the board of C3.ai contributes to our Board’s understanding of how Phillips 66 can best leverage emerging technologies to generate meaningful operational efficiencies as part of its business transformation initiatives

Career Highlights:
Siemens AG, a multinational organization with one of the largest industrial manufacturing operations globally
•Managing Board Member of Siemens AG and Chief Executive Officer for Siemens Gas and Power, which included Power Generation, Power Services, Oil and Gas, Transmission and New Fuels (2014 to 2020)
•Chair of Siemens Corporation USA (2014 to 2020)
Royal Dutch Shell, a global group of energy and petrochemical companies
•Executive Vice President of Downstream Strategy, Portfolio and Alternate Energy (2012 to 2014)
•Previously held various Vice President roles overseeing Refining Operations, Supply Optimization, and Lubricants and Bulk Fuels Sales and Marketing (2000 to 2012)
Other Current Public Company Directorships:
•Air Products and Chemicals
•Penske Automotive Group
•C3.ai
Prior Public Company Directorships (within past five years):
•Kosmos Energy (2019 to 2022)
•Siemens Gamesa Renewable Energy SA (2017 to 2020)

36	Phillips 66 2025 Proxy Statement

Gregory J. Hayes

Executive Chairman of RTX Corporation Independent: Yes Age: 64 Director since: 2022 Committees: HRCC N&GC (Chair) PPSC Executive Key Skills:
Selected Skills and Experience Supporting Oversight of Phillips 66:
•As the Chief Executive Officer of RTX Corporation, Mr. Hayes was responsible for leading a renowned aerospace and defense company of 185,000 employees and $69 billion in annual revenue, providing our Board with valuable executive experience as well as knowledge of large and complex businesses undergoing transformative initiatives
•From his long tenure at United Technologies Corporation and predecessor organizations, Mr. Hayes has developed significant expertise in leading and overseeing businesses operating in highly technical industries
•Due to the nature of these roles at global aerospace and defense and related companies, Mr. Hayes has gained expertise in a wide range of government, regulatory, and public policy matters
•Mr. Hayes has held senior leadership roles across finance, corporate strategy and business development, and has substantial experience in strategic planning, M&A, global operations, and risk management, which are critical to effective execution of Phillips 66’s strategic priorities
•His track record of successfully managing complex businesses and talent development allows him to contribute to the Phillips 66 Board’s oversight of human capital and management succession planning initiatives during this critical time in the Company’s business transformation journey
•He has developed valuable knowledge of best practices in corporate governance through his current and prior service on other major public company boards, and a deep understanding of cyclical, commodities-focused industries through his former service on the board of Nucor Corporation, the largest steel producer in the U.S.

Career Highlights:
RTX Corporation (formerly Raytheon Technologies Corporation), the world’s largest aerospace and defense company
•Executive Chairman (since May 2024; planned retirement as Executive Chairman in April 2025 while staying with the Company as a special advisor until January 2026)
•Chairman and Chief Executive Officer (2021 to May 2024)
•President, Chief Executive Officer and Director (2020 to 2021)
United Technologies Corporation, an American multinational conglomerate specializing in high technology products
•Former Chairman and Chief Executive Officer (2016 to 2020)
Other Current Public Company Directorships:
•RTX Corporation (planned retirement in April 2025)
•Becton, Dickinson and Company (since March 2025)

Proposal 1: Election of 4 Class I Directors to Hold Office until the 2028 Annual Meeting	37

Charles M. Holley

Former Executive Vice President and Chief Financial Officer of Walmart Inc. Independent: Yes Age: 68 Director since: 2019 Committees: A&FC PPSC Key Skills:
Selected Skills and Experience Supporting Oversight of Phillips 66:
•As Executive Vice President and Chief Financial Officer of Walmart Inc., one of the largest U.S. corporations, Mr. Holley gained senior leadership experience and led Walmart’s finance, risk management, strategic planning and capital markets efforts, which has been crucial to his role in oversight of Phillips 66’s strategic investments and risk management processes
•In addition, he took an active role in Walmart's government relations and information technology teams while CFO, allowing him to contribute knowledge in those key oversight fields to Phillips 66's Board
•He previously served in various accounting and finance roles at Walmart as well as Walmart International, where he helped lead Walmart’s expansion into international markets through a combination of greenfield investments, joint ventures and acquisitions, which enhances his knowledge and oversight capabilities of Phillips 66’s international operations and strategic initiatives and aids Phillips 66 in its ongoing transformation efforts
•Mr. Holley's extensive background in accounting and financial planning is further strengthened by his tenure at Ernst & Young LLP and having recently served for three years as Independent Senior Advisor at Deloitte LLP, both of which are particularly valuable to our audit committee, and qualify Mr. Holley as an "audit committee financial expert"
•In his role at Deloitte, he worked on the Global Chief Financial Officer program where he helped develop and mentor large-cap company CFOs and their staff, providing him with significant experience in human capital and management oversight as well as management succession planning processes
•Mr. Holley's service as a public company board member provides our Board with greater insight into corporate governance best practices at other companies within technical, highly regulated industries

Career Highlights:
Deloitte LLP, an industry leading audit, consulting, and tax advisory firm
•Independent Senior Advisor, Chief Financial Officer Program (2016 to 2019)
Walmart Inc., one of the world's largest multi-national retail corporations
•Executive Vice President and Chief Financial Officer (2010 to 2015)
Other Current Public Company Directorships:
•Amgen
•Carrier Global

38	Phillips 66 2025 Proxy Statement

Mark E. Lashier

Chairman and Chief Executive Officer of Phillips 66 Independent: No Age: 63 Director since: 2022 Committees: PPSC Executive (Chair) Key Skills:
Selected Skills and Experience Supporting Oversight of Phillips 66:
•As our current Chairman and Chief Executive Officer, Mr. Lashier brings extensive knowledge of Phillips 66’s businesses and the broader industry to the Board
•Throughout his more than 30-year career within our organization and our joint venture, CPChem, Mr. Lashier has developed substantial executive leadership, financial reporting, strategic planning, risk management, and environmental and safety experience
•He brings a deep understanding of our Chemicals business through his prior positions of increasing responsibility at CPChem, including as President and CEO
•He has developed significant expertise in overseeing long-term capital-intensive project development from his efforts leading the team responsible for securing financing for major capital projects at CPChem
•Additionally, through his work executing on major capital projects at CPChem, he gained critical experience in managing complex business transformation efforts requiring active relationship management across multiple stakeholders including internal subject matter experts, sponsors, and financiers
•Through his international leadership assignments he has developed a deep knowledge of international business and public policy matters in regions that are important to our industry, including the Middle East and Asia

Career Highlights:
Phillips 66
•Chairman and Chief Executive Officer (since May 2024)
•President and Chief Executive Officer (2022 to May 2024)
•President and Chief Operating Officer (2021 to 2022)
Chevron Phillips Chemical Company LLC, a petrochemical company jointly owned by Phillips 66 and Chevron Corporation
•President and Chief Executive Officer (2017 to 2021)
•Previously held roles of increasing responsibility, including Executive Vice President of Olefins and Polyolefins; Senior Vice President of Specialties, Aromatics and Styrenics; Vice President of Corporate Planning and Development; Project Director for Saudi Arabia; and Regional Manager in Asia

Proposal 1: Election of 4 Class I Directors to Hold Office until the 2028 Annual Meeting	39

Grace Puma

Former Executive Vice President, Chief Operations Officer of PepsiCo, Inc. Independent: Yes Age: 62 Director since: 2024 Committees: HRCC PPSC Key Skills:
Selected Skills and Experience Supporting Oversight of Phillips 66:
•Ms. Puma’s experience in operations and procurement at major multinational companies, including PepsiCo, Inc. and United Airlines Holdings, Inc., contributes expertise in global operations and enterprise risk management to the Board
•Across her career, she has overseen due diligence processes for mergers and acquisitions, as well as business reviews to manage and evaluate the outcomes of strategic transactions
•In her prior role at PepsiCo, Inc., she was responsible for managing firm-wide costs and expenses and was involved in overseeing the broader enterprise business plan
•Additionally, while at PepsiCo, Inc., Ms. Puma had direct oversight of the company’s global security and employee safety strategies and performance
•Ms. Puma was a member of the executive steering team at PepsiCo, Inc. that evaluated ESG strategies related to a range of issues including plastics recycling, and renewable energy use at operations facilities
•Her public company board service at Target Corporation and Organon & Co. includes oversight for capital investments and executive succession planning, among other areas, and through these appointments she has developed deep corporate governance experience
•Ms. Puma also brings unique insights and perspectives on talent management and leadership development, and in 2024 co-authored a book, Career Forward, to share insight into long-term professional development for ambitious female leaders

Career Highlights:
PepsiCo, Inc., a multinational food, snack, and beverage corporation
•Executive Vice President and Chief Operations Officer (2017 to 2022)
•Senior Vice President and Chief Supply Officer (2015 to 2017)
•Senior Vice President and Chief Procurement Officer (2010 to 2015)
United Airlines Holdings, Inc., a publicly traded airline holding company
•Senior Vice President and Chief Procurement Officer (2007 to 2010)
Other Current Public Company Directorships:
•Target Corporation
•Organon & Co.
Prior Public Company Directorships (within past five years):
•Williams-Sonoma, Inc. (2017 to 2020)

40	Phillips 66 2025 Proxy Statement

Denise R. Singleton

Chief Legal Officer and Corporate Secretary of Amrize Ltd Independent: Yes Age: 62 Director since: 2021 Committees: HRCC PPSC Key Skills:
Selected Skills and Experience Supporting Oversight of Phillips 66:
•Ms. Singleton’s work in her current role as the Chief Legal Officer of Amrize Ltd, in addition to her prior service in General Counsel positions at WestRock Company ("WestRock"), IDEX Corporation, and SunCoke Energy, Inc., provides the Board with valuable legal, corporate governance, risk management, safety and environmental expertise specifically within other highly technical industries to the Board of Phillips 66
•Ms. Singleton has a strong track record of developing and executing transactional and capital market strategies at both the enterprise and portfolio level of global businesses, including capital raising, conducting IPOs, M&A, asset recapitalizations, restructurings, asset divestitures, and rationalizations of footprint, which has been critical to the successful development and execution of Phillips 66’s strategic priorities
•In her prior role at WestRock, Ms. Singleton spearheaded efforts related to technological innovation and automation for contract management and standardization, allowing for learnings that have contributed to oversight of Phillips 66’s own transformational initiatives
•During her time at WestRock, Ms. Singleton was an active participant in WestRock's shareholder engagement efforts and oversaw the company’s strategies related to labor, collective bargaining, and government affairs
•Ms. Singleton brings significant cybersecurity experience to the Phillips 66 Board following her oversight of the information security and cybersecurity functions at IDEX Corporation, and her previous role as a member of the Cyber Emergency Response Team at WestRock
•Ms. Singleton serves on the Board of Directors of 50/50 Women on BoardsTM, a global campaign committed to gender balance and diversity on corporate boards, and has been publicly recognized for her impact on boardroom practices and performance by publications such as Directors & Boards magazine, WomenInc. magazine, Savoy magazine and by the NACD, which selected her to the 2023 NACD Directorship 100TM

Career Highlights:
Amrize Ltd, the North American operations of the Holcim Group, an industry leader in manufacturing building materials
•Chief Legal Officer and Corporate Secretary (since September 2024)
WestRock Company, a leader in sustainable, fiber-based packaging solutions
•Executive Vice President, General Counsel and Secretary (2022 to September 2024)
IDEX Corporation, a designer and manufacturer of specialty engineered products including fluidics and optics systems
•Senior Vice President, General Counsel and Corporate Secretary (2015 to 2022)
SunCoke Energy, the largest independent producer of high-quality coke in the Americas
•Senior Vice President, General Counsel, Corporate Secretary, and Chief Compliance Officer (2011 to 2015)
Other Current Public Company Directorships:
•Teledyne Technologies Incorporated

Proposal 1: Election of 4 Class I Directors to Hold Office until the 2028 Annual Meeting	41

Douglas T. Terreson

Former Head of Energy Research at Evercore ISI Independent: Yes Age: 63 Director since: 2021 Committees: A&FC PPSC Key Skills:
Selected Skills and Experience Supporting Oversight of Phillips 66:
•Mr. Terreson is a leading industry expert whose career has spanned a rare combination of operations, buy-side and sell-side roles
•His depth of research into energy company capital management models and incentive compensation systems, which catalyzed significant shareholder value creation within the industry, has informed Phillips 66’s development of and progress toward achieving its strategic priorities and business transformation goals
•He formerly served as Head of Global Energy at Evercore ISI, where he covered the Integrated Oil, Exploration and Production and Refining and Marketing sectors
•During his tenure at Morgan Stanley, the firm advised on some of the largest mergers in the industry, including BP and Amoco, Chevron and Texaco, and Conoco and Phillips, providing the Board unparalleled global investment and transactional expertise
•Also during his time at Morgan Stanley, he served as lead analyst on some of the largest energy IPOs ever in North America (Conoco), Europe (Statoil), and Asia (Sinopec)
•During his career, he was named the #1 or #2 Integrated Oil analyst in the Institutional Investor poll a record twenty times
•Earlier in his career, Mr. Terreson managed Putnam Investments’ energy mutual fund, which enables him to bring a differentiated investor perspective to the Board
•Before entering the investment industry, he gained valuable industry operating and risk management experience as an engineer with Schlumberger on the U.S. Gulf Coast
•As part of our HRCC, Mr. Terreson has been an active contributor to the ongoing evolution of our executive compensation program in response to feedback from our shareholders
•In 2024, Mr. Terreson authored a book, Can't Deny It, in which he offers perspectives based on his valuable experience in the energy industry

Career Highlights:
Evercore ISI, a premier global independent investment bank
•Head of Global Energy (2009 to 2021)
Morgan Stanley, a multinational investment bank and financial services firm
•Head of Global Energy Group (1993 to 2008)
Putnam Investments, a global money management firm
•Principal, Portfolio Manager for Global Energy Fund (1991 to 1993)
Schlumberger NV, an oilfield services company
•Engineer (1984 to 1987)

42	Phillips 66 2025 Proxy Statement

Glenn F. Tilton

Lead Independent Director of Phillips 66
Former Chairman and Chief Executive Officer of UAL Corporation (Parent of United Airlines)
Independent: Yes
Age: 76
Director since: 2012
Committees:
HRCC
N&GC
PPSC
Executive
Key Skills:

Selected Skills and Experience Supporting Oversight of Phillips 66:
•Mr. Tilton’s service as Chairman and Chief Executive Officer of UAL Corporation, the parent company of United Airlines, as well as Chairman of the Midwest of JPMorgan Chase, has provided him with strong management experience overseeing complex multinational businesses operating in highly regulated industries as well as expertise in financial reporting, risk management, environmental issues, business transformations and capital markets, which assist in his oversight of Phillips 66’s management team and financial strategy
•He also provides Phillips 66 with extensive experience in the energy industry following a career spanning more than 30 years with Texaco, including serving as Chairman and Chief Executive Officer
•He has significant experience with public policy and government affairs through his service on numerous councils and associations including the Chicago Council on Global Affairs, the U.S. Department of Transportation's Future of Aviation Advisory Committee, President Obama’s White House Forum on Modernizing Government, and the President's Export Council; he has also served in Chair roles within the Airlines Trade Association and the Star Alliance
•He has served as Phillips 66’s Lead Independent Director since 2016, where he fulfills an important leadership function in the boardroom and provides an independent voice to the Chief Executive Officer in key Board and Company decisions
•Mr. Tilton has been a leading participant in conversations with Phillips 66’s shareholders in recent years, serving as a critical representative of our shareholders during discussions with the rest of the Board, and in turn representing the perspectives of the full Board in conversations with our shareholders
•Mr. Tilton's current and past experiences in significant leadership roles at a variety of public company boards, including Lead Independent Director at AbbVie, Vice Chairman at Chevron, Chairman of United Continental Holdings following the merger between United and Continental Airlines, and a member of the Special Committee at TXU Corporation which negotiated the sale of the company as part of the then-largest leveraged buyout on record, provides him with deep knowledge of corporate governance and board oversight across a range of complex situations

Career Highlights:
JPMorgan Chase, a leading global financial services firm
•Chairman of the Midwest (2011 to 2014)
UAL Corporation, an American commercial airline services company (parent company of United Airlines)
•Chairman and Chief Executive Officer (2002 to 2010)
Other Current Public Company Directorships:
•AbbVie Inc.
Prior Public Company Directorships (within past five years):
•Abbott Laboratories (2007 to 2023)

Proposal 1: Election of 4 Class I Directors to Hold Office until the 2028 Annual Meeting	43

Marna C. Whittington

Former Chief Executive Officer of Allianz Global Investors Capital Independent: Yes Age: 77 Director since: 2012 Committees: A&FC N&GC PPSC Key Skills:
Selected Skills and Experience Supporting Oversight of Phillips 66:
•Dr. Whittington’s many years of leadership experience and expertise as a former senior executive in the investment management industry, including as Chief Executive Officer of Allianz Global Investors Capital, provides our Board with substantial experience in international business, financial reporting, risk management and investment banking matters
•Dr. Whittington is able to bring an investor perspective to our Board, which assists us in financial, operational, and investment oversight which are key to supporting our strategic priorities and progress toward achieving them
•She has previously engaged directly with our shareholders in governance and compensation-related conversations through her role as Chair of the HRCC and helped our Board demonstrate responsiveness to shareholder feedback through recent changes made to our executive compensation program
•Additionally, within her prior role as Chair of the HRCC, she helped Phillips 66 navigate our recent leadership transition from a management succession planning and executive compensation perspective at a critical time in the Company’s evolution
•Her experience serving as a public company board member gives her valuable industry experience as well as knowledge across a range of corporate governance and oversight approaches

Career Highlights:
Allianz Global Investors Capital, a global investment management firm
•Chief Executive Officer (2002 to 2012)
Morgan Stanley Investment Management, an American active investment management firm
•Managing Director and Chief Operating Officer (1996 to 2001)
Other Current Public Company Directorships:
•Oaktree Capital Group LLC
•Ocugen Inc.
Prior Public Company Directorships (within past five years):
•Macy’s Inc. (1993 to 2022)

44	Phillips 66 2025 Proxy Statement

DIRECTOR DEMOGRAPHICS, SKILLS AND EXPERIENCES MATRIX(1)

CORE COMPETENCIES
Other Public Company Boards: service on other boards enhances oversight capabilities by broadening knowledge, experience and perspectives on critical governance matters	2	3	2	0	2	0	1	0	2	1	0	1	2	2
C-Suite: experience in top leadership roles provides valuable insights and practical understanding of public companies, and the methods to drive change and growth within our organization	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓	✓
Accounting/Financial Reporting: provides knowledge necessary to evaluate company performance and effectively oversee financial reporting across our organization	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Risk Management: experience in mitigating and managing risks allows for effective oversight of our enterprise risk management program	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
SKILLS ALIGNED WITH PHILLIPS 66’s STRATEGY
International/Global Business: allows for strong understanding of the challenges facing a global organization	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Environmental & Safety: experience overseeing environmental and safety risks and management of natural capital in alignment with our mission to provide energy and improve lives				✓		✓	✓	✓	✓	✓		✓	✓
Industry: significant leadership or operational experience provides perspective on issues specific to our industry, business, operations, strategy and market dynamics
Energy (Non-Sector Specific)		✓		✓		✓	✓	✓			✓	✓	✓
Refining		✓		✓		✓	✓	✓				✓
Chemicals						✓	✓					✓	✓	✓
Midstream				✓		✓	✓	✓				✓
Information Technology: brings an understanding of data management, technology, and oversight of cybersecurity critical to the complex and dynamic environment in which our Company operates	✓		✓		✓					✓			✓
Business Transformation: experience developing and implementing strategy and growth initiatives supports the optimization of our cost and organizational structures to enhance the resilience of our business
	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓	✓	✓
Investment Banking/Finance: experience in financial management, M&A and other project financing, and investment strategies provides effective oversight of our capital structure and finance-related strategies
		✓	✓		✓	✓	✓		✓	✓	✓	✓	✓	✓
Public Policy & Government Affairs: expertise in government, legal, regulatory, and public policy matters allows for effective oversight of the complex regulatory and political issues germane to our industry
		✓	✓	✓	✓	✓	✓	✓		✓		✓	✓
DEMOGRAPHICS
Age	64	61	64	57	68	63	66	66	62	62	63	76	57	77
Gender	F	F	M	M	M	M	M	M	F	F	M	M	M	F
Racial/ethnic diversity									✓	✓
Tenure: diversity of tenure provides a balance of new ideas and experience with Phillips 66's business and operations	5	5	3		6	3	13	1	1	4	4	13		13
Independence: a substantial majority of independent directors promotes effective corporate governance and representation of our shareholders' interests	✓	✓	✓	✓	✓		✓	✓	✓	✓	✓	✓	✓	✓
(1)Reflects the skills of the Board's continuing directors and the director nominees standing for election at the Annual Meeting. Mr. Adams and Ms. Ramos have been excluded from the matrix as they are not standing for re-election and will retire from the Board at the Annual Meeting.

Proposal 1: Election of 4 Class I Directors to Hold Office until the 2028 Annual Meeting	45

Corporate Governance

BOARD COMPOSITION GOVERNANCE
The Board strives to maintain an appropriate balance of tenure, turnover, diversity, skills and experience. Our average director tenure is approximately 6 years, representing an appropriate balance of tenures. The average age of our directors is approximately 67. When seeking new candidates, the Board seeks to consider a diverse pool of qualified candidates who could potentially serve as Board members. The Board views diversity in terms of skills, gender, age, race, ethnicity, background, professional experience and perspectives and assesses its effectiveness in this regard as part of the annual Board assessment. As the needs of the Company change, the Board revisits the skills and experiences it seeks in new members, taking into consideration gaps that may arise as a result of director retirements, as well as the evolving needs of the Company in terms of strategy and emerging opportunities and risks.

Commitment to Board Diversity
The Board has committed to seeking candidates with diverse backgrounds, skills and experiences, as part of the search process for new directors, and incorporated this commitment into its Corporate Governance Guidelines.

Board's Approach to Mandatory Term Limits and Retirement Ages
The Board's Corporate Governance Guidelines do not impose director term limits or mandate a retirement age. The Board believes that directors may continue to provide meaningful, independent oversight and advice past an arbitrary age limit. A mandatory retirement age comes with the disadvantage of losing the contribution of directors who have developed significant knowledge of the Company’s business, strategy, risk profile, operations and financial position and who remain active and contributing members of the Board. The Board also determined that a mandatory retirement age may inhibit the Board’s ability to maintain a balanced mix of shorter- and longer-tenured directors, which is necessary for the Board to maintain a mix of fresh perspectives and a deep understanding of the Company's business. Maintaining a mix of shorter- and longer-tenured directors is particularly important in our industry, in light of the cyclical nature of many aspects of our operations, as well as the range of complex macroeconomic and geopolitical factors we face, which make our longer-tenured directors' depth of experience particularly valuable.
Board’s Approach to Refreshment
The Board maintains a robust process and long-term orientation toward Board refreshment, considering the needs of the overall Board, its committees, and its leadership structure, and how those needs may evolve over time.
To accomplish this, the Board regularly seeks input from a range of sources, including from within the boardroom (via our annual Board self-assessment process, as described below), and from our shareholders, as they express their views regarding the backgrounds and skill sets that they perceive to be most critical to creating shareholder value. Our N&GC considers the feedback from these sources in its director search and nomination process.
With respect to director refreshment, the Board places a strong emphasis on the alignment of director skills and experiences with the evolution of the Company's strategic priorities. The Board collectively possesses a significant depth of industry experience across each of Phillips 66's segments, which is complemented by leadership across areas critical to the execution of our strategy including

46	Phillips 66 2025 Proxy Statement

international operations, information technology and innovation, business transformation, accounting, banking and capital markets, risk management and public policy and government affairs.
The N&GC also reviews potential changes to the mix of skills on the Board in association with any anticipated director retirements, and considers the depth of key skills on the Board to avoid any risk associated with the departure of a single director.
Board's Approach to Supporting the Success of New Members
The Board also prioritizes robust director orientation and onboarding programs to help new directors become rapidly integrated into boardroom discussions, facilitate their active participation within the Board, and maximize their contributions from the start of their appointment. The Company provides directors with membership to a nationally recognized director education program of their choosing, and directors are also encouraged to pursue continuing education programs, industry events, and other opportunities to ensure their understanding of their role and responsibilities as directors of major publicly-traded companies continues to evolve.
Each director attends multi-day onboarding sessions at the Company's headquarters where the director receives one-on-one briefings from the executive leadership team and other business leaders. The onboarding sessions include deep dives on each business segment and key corporate functions. Site visits are also coordinated to familiarize the directors with the Company's operations.
Recent Outcomes of the Refreshment Process and Looking Ahead
Over the past four years, the Board has appointed five new independent directors to the Board, including two in 2024. Following Ms. Puma's appointment in October 2024, the N&GC, with support from a leading third-party search firm, continued its search for director candidates with relevant industry expertise and current or past executive leadership experience. As a result of these efforts, on March 26, 2025, the Board announced the nomination of two highly qualified director candidates, A. Nigel Hearne and Howard I. Ungerleider, each of whom has extensive executive leadership experience in the energy and chemicals industries, respectively, to stand for election at the Annual Meeting. Mr. Hearne and Mr. Ungerleider have been nominated as Class I directors in place of Mr. Adams and Ms. Ramos who will each retire from the Board at the Annual Meeting. Mr. Hearne, the current Chief Operating Officer of Harbour Energy and former Executive Vice President of Oil, Products & Gas at Chevron, brings over 35 years of global energy industry experience, spanning upstream and downstream operations. His extensive experience in operations, corporate strategy, capital allocation and business transformation will enhance his ability to support the Board in evaluating strategic initiatives and driving shareholder value. Mr. Ungerleider brings over three decades of relevant industry executive leadership experience in business, accounting and finance, including through his roles as President and Chief Financial Officer at Dow Inc. and as Chief Financial Officer of The Dow Chemical Company. This background, along with his public company board experience at American Airlines Group Inc. and Kyndryl Holdings, Inc., has equipped Mr. Ungerleider to provide valuable oversight of business, financial and accounting matters, in addition to governance, strategic planning and risk management, all critical to executing our strategy. Additionally, his involvement in Dow Inc.’s acquisition of DuPont in 2017, and the subsequent separation of the business into three separate companies, Dow, DuPont and Corteva, enhanced his expertise in guiding strategic direction and business transformation.
Our Board possesses diversity of thought and a broad range of skills and perspectives that are aligned with our evolving strategy and the current needs of our business. Looking forward, the Board will continue to actively evaluate its composition through its self-evaluation process and feedback from our shareholders to ensure it remains effective.

Corporate Governance	47

IDENTIFICATION AND CONSIDERATION OF NEW NOMINEES
The N&GC's process for identifying and recommending director candidates includes:

Review of current skills to identify needs or gaps	The N&GC considers the Company’s current and long-term needs and strategic plans to determine the skills, experiences and characteristics that may enhance the Board's composition and effectiveness. This includes consideration from multiple perspectives, including the needs of the overall Board as well as its committees, and consideration of shareholder feedback.

Identify a pool of director candidates	The N&GC identifies a pool of candidates through a variety of methods, including third-party search firms, suggestions from shareholders, and the business and organizational contacts of directors and management.

Evaluate the director candidates and assess their potential contributions
In evaluating potential director candidates, the N&GC and the Board expect:
•all directors possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s shareholders;
•candidates should possess skills and experience complementary to those of existing directors; and
•all directors to devote sufficient time and effort to their duties as a director.

Recommend candidates to the Board	The N&GC recommends director candidates to the Board with the goal of creating a balance of knowledge, diverse perspectives and experiences.

ANNUAL BOARD ASSESSMENT
The Board's annual self-assessment process is designed to identify potential opportunities for the Board to improve its effectiveness and functioning.

2024 Board Self-Assessment Process

Oversight of the evaluation process	The N&GC oversees the annual self-assessment of the Board, and annually considers the evaluation methodology. The Lead Independent Director oversaw the 2024 annual self-assessment of the full Board.

Survey and one-on-one discussions
The self-assessment included a written questionnaire, which provided an opportunity for candid feedback on the Board's performance, followed by one-on-one conversations between the Lead Independent Director and each other director. During these conversations, the Lead Independent Director sought input on the effectiveness of the Board, its committees, and the individual directors, among other topics.

Presentation and discussion of results
All comments from the written questionnaire were compiled and shared with the full Board on an unattributed basis. The Lead Independent Director presented a summary of the results to the N&GC and to the full Board in executive session.

Incorporation of feedback	Any matters requiring further action that may enhance the Board's performance are identified and action plans may be developed to address the matter.

48	Phillips 66 2025 Proxy Statement

DIRECTOR TIME COMMITMENTS
The Board believes that concurrent service on other public company boards has the potential to broaden and deepen the knowledge and experience that a director brings to our Board. At the same time, the Board understands the significant time commitment involved in being an active Board participant, and as a result, our Corporate Governance Guidelines specify that each director is expected to be able to devote sufficient time and effort to his or her duties as a Company director. In order to ensure that these goals are met, the Corporate Governance Guidelines also provide that our directors generally should not serve on more than four public company boards, including the Company's Board, while directors who serve as an executive officer of a public company shall not serve on more than two public company boards, including the Board. Additionally, A&FC members are prohibited from simultaneously serving on more than two other public company audit committees.
The N&GC annually reviews and assesses outside director time commitments, including leadership positions at other boards, to evaluate and confirm that all directors are in compliance with the provisions of the Corporate Governance Guidelines and that they have demonstrated an appropriate commitment to serving on the Board and its committees.
Before accepting an additional directorship with another company, directors should consider whether the directorship will compromise the director’s ability to perform his or her responsibilities to the Company. Additionally, a director should advise the Chairman of the Board, the Chair of the N&GC and the Company’s Corporate Secretary in advance of accepting an invitation to serve on the board of directors of another for-profit company to ensure that it is permissible under applicable laws, the Company’s policies (including the Corporate Governance Guidelines) and governance best practices.
Because time demands across boards and the capacities of individual directors vary, the N&GC may grant an exception to the provisions of the Corporate Governance Guidelines on a case-by-case basis. In 2024, no exceptions were required for any member of the Board, and all directors were in compliance with the applicable provisions of the Corporate Governance Guidelines.
The Corporate Governance Guidelines also provide that any director whose principal outside responsibilities have changed since election to the Board should volunteer to resign to give the Board the opportunity to review the appropriateness of continued Board membership under the circumstances.
SHAREHOLDER RECOMMENDATION OF CANDIDATES
The N&GC will consider director candidates recommended by shareholders. A shareholder wishing to recommend a candidate for nomination by the N&GC should follow the procedures described under Submission of Future Shareholder Proposals and Director Nominations beginning on page 130. In addition, the shareholder should provide such other information it deems relevant to support the N&GC’s evaluation of the candidate. Candidates recommended by the Company’s shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, management, third-party search firms or other sources.
PROXY ACCESS FOR SHAREHOLDER-NOMINATED CANDIDATES
Our By-Laws also permit a group of up to 20 shareholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and have included in our proxy materials, director nominees constituting up to two individuals or 20% of the Board, whichever is greater, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in our By-Laws. Additional information is described under Submission of Future Shareholder Proposals and Director Nominations beginning on page 130.

Corporate Governance	49

BOARD LEADERSHIP STRUCTURE
DUTIES AND RESPONSIBILITIES OF THE CHAIRMAN
In 2024, as part of the Company’s carefully planned leadership transition, Mr. Lashier assumed the role of Chairman of the Board in addition to his role as Chief Executive Officer of the Company. As Chairman, Mr. Lashier holds several critical responsibilities, including:
•chairing meetings of the Board;
•presiding at meetings of our shareholders;
•communicating with all directors on key issues and concerns outside of full Board meetings;
•overseeing agenda preparation in consultation with the Lead Independent Director; and
•fostering a collegial and collaborative environment in the boardroom.
DUTIES AND RESPONSIBILITIES OF THE LEAD INDEPENDENT DIRECTOR
Our Corporate Governance Guidelines state that when the Chairman is an employee of the Company, the non-employee directors will name a Lead Independent Director. Since 2016, Glenn Tilton has served as Lead Independent Director. The Board believes Mr. Tilton is qualified to serve as Lead Independent Director in light of his current and past experiences in significant leadership roles at a variety of public company boards, which provide him with deep knowledge of corporate governance and board oversight across a range of complex situations. For example, Mr. Tilton’s board roles have included serving as the Lead Independent Director at AbbVie, Vice Chairman at Chevron, Chairman of United Continental Holdings following the merger between United and Continental Airlines, and as a member of the Special Committee at TXU Corporation which negotiated the sale of the company as part of the then-largest leveraged buyout on record. In these roles, Mr. Tilton demonstrated strong leadership skills that position him well to lead our independent directors and represent our shareholders’ interests in discussions within the boardroom. Mr. Tilton also has vast management experience in overseeing complex multinational businesses operating in highly regulated industries, including the energy industry following a career spanning more than 30 years with Texaco, as well as expertise in matters related to finance, capital markets, public policy, and government affairs, which are all critical to supporting the success of Phillips 66.
As Lead Independent Director, Mr. Tilton chairs executive sessions, coordinates the activities of the non-employee directors and performs other duties and responsibilities as determined by the Board, including:
•advising the Chairman on Board meeting schedules, seeking to ensure that the non-employee directors can perform their duties responsibly without interfering with operations;
•providing the Chairman with input on agenda preparation for Board and committee meetings;
•advising the Chairman on the quality, quantity and timeliness of the flow of information from management to allow directors to perform their duties effectively and responsibly, including specifically requesting certain materials be provided to the Board;
•recommending to the Chairman the retention of consultants who report directly to the Board;
•interviewing Board candidates and making nomination recommendations to the N&GC;
•assisting in assuring compliance with and implementation of the Corporate Governance Guidelines;
•ensuring that he, or another appropriate director, is available for engagement with shareholders when warranted;
•calling meetings of the non-employee directors as needed, developing the agenda for and chairing any such meetings and executive sessions;
•acting as principal liaison between the non-employee directors and the Chairman on sensitive issues;

50	Phillips 66 2025 Proxy Statement

•facilitating discussion among independent directors on key issues and concerns outside of full Board meetings;
•participating with the HRCC in the periodic discussion of CEO performance;
•leading the Board’s annual self-assessment; and
•working with the N&GC to recommend Board committee membership and committee chair rotation.
The Board believes that its current structure and processes encourage its non-employee directors to be actively involved in guiding its work. The chairs of the Board’s committees regularly review their respective agendas and committee materials with management in advance of each meeting and communicate directly with other directors and members of management as each deems appropriate. Moreover, each director may suggest agenda items and raise matters that are not on the agenda at each Board and committee meeting.

BOARD INDEPENDENCE
Our Corporate Governance Guidelines contain director independence standards, which are consistent with the listing standards of the NYSE. These standards assist the Board in determining the independence of the Company’s directors. The Board has affirmatively determined that each director, other than Mr. Lashier, meets our independence standards. Mr. Lashier is not considered independent because he is employed by the Company.
In making independence determinations, the Board specifically considered the fact that many of our directors are directors of companies with which we may conduct business. Additionally, some of our directors may purchase products from the Company, such as gasoline from our retail sites. In all cases, it was determined that there are no relationships or transactions that are material to the Company or the director and accordingly, there are no relationships that would affect the independence of any director, other than Mr. Lashier.

OVERVIEW OF BOARD COMMITTEES AND PRIMARY RESPONSIBILITIES
The Board has five standing committees. The charter for each committee may be found in the “Investors” section on the Phillips 66 website (www.phillips66.com) under the "Corporate Governance" caption. Shareholders may also request printed copies of these charters by following the instructions in Additional Information beginning on page 119.
The Board's A&FC, HRCC and N&GC are composed entirely of independent directors. The Executive Committee is composed of the Chairman of the Board, Lead Independent Director, and the chairs of the other standing committees. The charter of the PPSC (which is not a required committee under NYSE or SEC rules) was amended in early 2024 to require that all members of the Board serve on the PPSC, which underscores the significance of the matters discussed at the PPSC to the full Board.
To ensure continued Board effectiveness, the N&GC periodically considers committee membership and chair rotations. In 2024, as a result of such review, the Board refreshed the composition of its committees and appointed new chairs to lead the HRCC, N&GC and PPSC. The composition and primary responsibilities of the committees are described below. The Committee composition is shown as of December 31, 2024.

Corporate Governance	51

AUDIT AND FINANCE COMMITTEE (A&FC)

Members: John E. Lowe (Chair) Lisa A. Davis Charles M. Holley Robert W. Pease Douglas T. Terreson Marna C. Whittington Number of meetings in 2024: 11
Primary Responsibilities:
•Oversee the integrity of accounting policies, internal controls, financial statements, and financial reporting practices, and certain financial matters covering the Company’s capital structure, complex financial transactions, financial risk management, retirement plans and tax planning.
•Review significant risk exposures, including major financial, cybersecurity and information technology risks, and management’s processes for identifying, monitoring, controlling and reporting on such risks.
•Monitor compliance with legal and regulatory requirements, including our Code of Business Ethics and Conduct; the qualifications and independence of independent auditors; and the performance of the internal audit function and independent auditors.
Financial Expertise and Financial Literacy of A&FC Members
The Board has determined that each of Mr. Lowe, Mr. Holley and Dr. Whittington satisfies the SEC’s criteria for “audit committee financial experts.” Additionally, the Board has determined that each member is financially literate within the meaning of the NYSE listing standards.

HUMAN RESOURCES AND COMPENSATION COMMITTEE (HRCC)

Members: Julie L. Bushman (Chair) Gary K. Adams Gregory J. Hayes Grace Puma Denise L. Ramos Denise R. Singleton Glenn F. Tilton Number of meetings in 2024: 7
Primary Responsibilities:
•Oversee executive compensation programs, policies and strategies and approve metrics, goals and objectives under incentive compensation programs for the Company's senior officers.
•Approve goals and objectives relevant to CEO compensation, evaluate CEO performance in light of those goals and objectives, and determine the CEO’s overall compensation.
•Oversee initiatives related to the Company's human capital strategies, including in the areas of inclusion and diversity, management succession planning and talent management.
The HRCC may appoint and delegate authority to subcommittees consisting of one or more committee members, as it deems appropriate, to the extent permitted by applicable laws, rules and regulations. Additional information about the HRCC can be found in Compensation Discussion and Analysis beginning on page 66.

52	Phillips 66 2025 Proxy Statement

NOMINATING AND GOVERNANCE COMMITTEE (N&GC)

Members: Gregory J. Hayes (Chair) Julie L. Bushman John E. Lowe Robert W. Pease Glenn F. Tilton Marna C. Whittington Number of meetings in 2024: 9
Primary Responsibilities:
•Identify and recommend nominees for election to the Board.
•Recommend committee assignments and periodic rotation of committee assignments and committee chairs.
•Review and recommend compensation and benefits policies for non-employee directors.
•Review and recommend appropriate corporate governance guidelines and procedures.
•Oversee the Board’s annual self-assessment of its performance and monitor Board composition.
•Oversee succession plans for the CEO.

PUBLIC POLICY AND SUSTAINABILITY COMMITTEE (PPSC)

Members:
Robert W. Pease (Chair)
Gary K. Adams
Julie L. Bushman
Lisa A. Davis
Gregory J. Hayes
Charles M. Holley
Mark E. Lashier
John E. Lowe
Grace Puma
Denise L. Ramos
Denise R. Singleton
Douglas T. Terreson
Glenn F. Tilton
Marna C. Whittington
Number of meetings
in 2024: 4

Primary Responsibilities:
•Review policies, programs and practices regarding health, safety and environmental protection; health and safety performance; social impact and corporate responsibility matters, and the Company's communication strategies regarding the foregoing.
•Review the sustainability program and oversee progress of sustainability initiatives.
•Review and approve the budget for charitable contributions.
•Review the administration of any U.S. based political action committees.
•Review and approve the Company’s budgets for political candidate contributions and independent expenditures, and receive reports from management on such candidate contributions, independent expenditures and other political expenditures.

EXECUTIVE COMMITTEE

Members: Mark Lashier (Chair) Julie L. Bushman Gregory J. Hayes John E. Lowe Robert W. Pease Glenn F. Tilton Number of meetings in 2024: None
Primary Responsibilities:
•Exercise the authority of the full Board, if needed, in intervals between regularly scheduled Board meetings, other than (1) those matters expressly delegated to another committee of the Board, (2) the adoption, amendment or repeal of any By-Laws, and (3) those matters that cannot be delegated to a committee under statute, the Certificate of Incorporation, or By-Laws.

Corporate Governance	53

SHAREHOLDER OUTREACH AND RESPONSIVENESS
Phillips 66 maintains a year-round shareholder engagement program to listen to investor perspectives on our business strategy, executive compensation program and sustainability and ESG matters that are important to our investors. Our engagement program is focused on identifying and understanding shareholder concerns and demonstrating responsiveness to these concerns.
2024 Shareholder Engagement by the Numbers

100% of top 25 shareholders contacted	>60% of total shares outstanding engaged	22% of shares outstanding engaged with independent members of the Board
In the lead-up to the 2024 Annual Meeting, we undertook a significant effort to speak with our shareholders and gather their feedback on our executive compensation program. We continued to engage with shareholders after the 2024 Annual Meeting to discuss our strategic priorities, Board oversight and a variety of ESG-related topics.
Many of these conversations were led by Mr. Tilton, our Lead Independent Director and Chair of the N&GC, and included the participation of Mr. Hayes, Chair of the N&GC, Ms. Bushman, Chair of the HRCC, and Dr. Whittington, the former Chair of the HRCC. Select areas of focus for our 2024 engagement meetings is shown in the table below:
ROBUST YEAR-ROUND SHAREHOLDER ENGAGEMENT PROGRAM

KEY DISCUSSION TOPICS AND FEEDBACK

Governance	Compensation	Human Capital Management	Sustainability	Business Strategy & Operations

•Discussed the Board's approach to risk oversight
•Discussed how our directors’ skills and experiences align with our strategic priorities, particularly with regard to recent appointments to the Board
•Discussed how the Board stays current on industry trends and geopolitical issues
•Expressed satisfaction with the Company's continued support of a declassification proposal

•Expressed broad support for the executive compensation program and related disclosures
•Interested in understanding the changes made to the LTI program in 2024, and expressed support for the elimination of stock options
•Interested in understanding how our sustainability goals impact compensation

•Sought to understand our strategy for maintaining our best-in-class safety ratings
•Discussed the integration of DCP employees into our business and safety culture
•Appreciated our consistent efforts to ensure positive relations with the communities in which we operate
•Appreciated our robust reporting of our human capital management practices and outcomes

•Discussed the challenges and opportunities presented by the Rodeo Complex
•Sought our view on the energy transition
•Appreciated our robust sustainability reporting
•Complimented approach and progress to GHG emissions intensity reduction targets

•Discussed the strength of our integrated asset portfolio, particularly given recent headwinds in the refining industry
•Showed interest in understanding our capital allocation decision-making process
•Complimented our continued progress toward achieving our strategic priority targets

54	Phillips 66 2025 Proxy Statement

Highlights of some of the actions we have taken in response to our engagements over the last several years are shown below:

2020	2021	2022	2023	2024

•Enhanced lobbying disclosures •Added two new independent directors to the Board •Incorporated TCFD(1) framework into sustainability report
•Sought shareholder approval to declassify the Board
•Published first Human Capital Management Report
•Published Lobbying Activities Report
•Announced 2030 GHG emissions reduction targets
•Added 2 new independent directors to the Board

•Announced 2050 GHG emissions reductions targets
•Evolved the compensation program and enhanced disclosures
•Added two new directors to the Board, including one independent director
•Collaborated with CPChem to enhance its sustainability reporting to include scenario analyses
•Sought shareholder approval to declassify the Board •Committed to, and published, an enhanced Lobbying Activities Report
•Implemented an overboarding policy
•Updated the executive compensation program to put greater emphasis on performance and alignment with the shareholder experience
•Added two new independent directors to the Board
•Enhanced methane disclosures

(1)TCFD is the Task Force on Climate-Related Financial Disclosures.
Communications with the Board
Shareholders and other interested parties may communicate with the Board of Directors, individual directors, the non-employee directors as a group, or the Lead Independent Director, in care of our Corporate Secretary. Communications are distributed to the Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that items unrelated to its duties and responsibilities not be distributed.
Mailing Address:
Attn: Corporate Secretary
Phillips 66
2331 CityWest Blvd.
Houston, TX 77042

Corporate Governance	55

BOARD OVERSIGHT OF OUR COMPANY
STRATEGIC OVERSIGHT
Setting the strategic course of the Company and providing oversight of strategic risks involves a high level of constructive engagement between management and the Board. The Board regularly discusses the strategic priorities of the Company and the risks to the Company’s successful execution of its strategy, including global economic and other significant trends, as well as changes in the energy industry and regulatory initiatives. Each year, the Board holds a multi-day strategy session with the Company's senior leaders to review the Company's short-term and long-term strategic plans and priorities, as well as challenges and opportunities that may develop under various future scenarios.
RISK OVERSIGHT
The Company’s management is responsible for the day-to-day conduct of our business and operations, including risk management. To help it fulfill this responsibility, our management has established an enterprise risk management (“ERM”) program. The ERM program is designed to identify and facilitate the management of significant and emerging risks facing the Company. The Board is responsible, in its oversight role, for ensuring that the risk management processes designed and implemented by the Company’s management are functioning as intended, and that necessary steps are taken to foster a culture of risk-adjusted decision making throughout the organization. The Board has delegated authority to its standing committees to manage various aspects of risk management, as discussed below. The Board has empowered the A&FC to facilitate appropriate coordination among the Board's committees with respect to oversight of the Company's risk management. The A&FC meets on a periodic basis with management (and no less than annually) to discuss the Company's major risk exposures and policies and the steps management has taken to ensure appropriate processes are in place to identify, manage and control business risks.
RISK OVERSIGHT AT THE BOARD LEVEL

•Exercises its oversight responsibility for risk assessment and risk management directly and through its committees.
•Receives regular updates from its committees on individual areas of risk that fall within each committee’s area of oversight and expertise.

KEY ASPECTS OF RISK OVERSIGHT AT THE COMMITTEE LEVEL

A&FC	HRCC	N&GC	PPSC
•Financial and accounting risks
•Overall ERM program and the guidelines and policies that govern the process by which ERM is handled
•Information technology security (including cybersecurity and artificial intelligence) and technology risk management programs

•Risks associated with compensation policies and practices for executive compensation and company-wide compensation practices generally
•Corporate culture and human capital risks, including management succession planning
•Risks associated with corporate governance policies and practices and compliance with guidelines •Board composition and Board succession matters •Planned and emergency CEO succession planning
•Social and political risks and trends, including lobbying activities and political spending
•Operational health, safety and environmental risks
•Corporate social responsibility and sustainability programs

56	Phillips 66 2025 Proxy Statement

CORPORATE RESPONSIBILITY AND SUSTAINABILITY OVERSIGHT
Our Board regularly reviews trends in corporate governance and sustainability best practices, changing regulatory requirements and feedback from our shareholders to evolve our corporate responsibility and sustainability programs and practices in ways that the Board believes are in the best interest of Phillips 66 and its shareholders. Recognizing the growing importance of sustainable business practices, the Board expanded the remit of the public policy committee in 2020 and named it the "Public Policy and Sustainability" Committee. The Board also expanded the PPSC's oversight responsibilities to include the Company's sustainability programs and initiatives that support a lower-carbon future, including climate-related risks and opportunities and the Company’s emissions intensity reduction targets. In 2024, the PPSC was expanded to include all members of the Board, underscoring the importance of these topics to the Board.
HUMAN CAPITAL MANAGEMENT OVERSIGHT
Our Board recognizes the importance of our human capital practices in creating value and supporting our mission, vision and values. The ability of Phillips 66 to attract, retain and develop high-performing employees, and create a workplace where they can innovate and thrive, is an integral part of our competitive strategy to drive long-term value and mitigate risk. Through its committees, the Board routinely engages with senior leadership on matters such as succession planning, development, retention, and workplace culture.
The Board’s engagement across the breadth of human capital management topics, including its oversight of our disclosures relating to our human capital programs and policies, demonstrates the value that the Company places on its people. Insights into the Company's talent strategy and talent pipeline are reviewed by the HRCC on a regular basis. Board members also periodically visit our sites and meet with employees to stay connected to our corporate culture.
Each Board committee collaborates with senior leadership to stay informed, measure progress against goals, identify potential risks and develop meaningful solutions for the components of human capital management that are within their purview.
SUCCESSION OVERSIGHT
Our Board views management succession planning as a critical component of ensuring business continuity and performance. The Board has assigned the HRCC responsibility to oversee management succession planning and the N&GC to oversee CEO succession planning. Our succession planning activities include sessions with executives to monitor and guide leadership development for our executive leadership team. The HRCC provides the oversight necessary to ensure the Company develops leaders who are prepared for their roles in both the ordinary course of business and in unexpected circumstances.
RECENT OUTCOMES OF OUR MANAGEMENT SUCCESSION PLANNING PROCESSES

•Successful navigation of the Company's first CEO transition in 2022, with the promotion of Mark Lashier, an individual who spent his entire career spanning more than three decades with our joint venture CPChem or Phillips 66 and its predecessor organizations, and the subsequent appointment of Mr. Lashier to the role of Chairman of the Board in 2024
•Oversight of significant refreshment across our executive leadership team in recent years, resulting in a team comprised of members with the requisite experiences and skills across disciplines to provide diverse perspectives on enterprise-wide topics to support our strategic priorities

Corporate Governance	57

MEETINGS AND ATTENDANCE
Board Meetings

The Board of Directors met ten times in 2024. All our directors attended more than 80% of the meetings of the Board and committees on which they served. Recognizing that director attendance at the Company’s annual meeting can provide the Company’s shareholders with an opportunity to communicate with the directors about issues affecting the Company, the Company encourages all directors to attend our annual meetings of shareholders. All our directors then serving attended our 2024 annual meeting.

Executive Sessions
The independent directors hold regularly scheduled executive sessions of the Board and its committees without Company management present. Executive sessions of the Board are chaired by the Lead Independent Director and executive sessions of each committee are chaired by the respective committee chairs.

BOARD EDUCATION
Our Board recognizes the need to stay informed about current developments that affect the Company and the role of the Board and individual directors. Accordingly, the Board and each committee regularly receive educational updates from internal and third-party subject matter experts on a variety of topics. In 2024, our Board heard from independent experts regarding energy market dynamics and trends and artificial intelligence governance and risks. At meetings throughout the year, board members also have opportunities to meet informally with members of management and high performers to learn more about our business. Additionally, the Company will pay all reasonable expenses associated with one outside educational program per year pertaining to the Board’s responsibilities and will pay reasonable expenses in other continuing education programs approved by the N&GC. The Corporate Secretary’s office provides the Board with a list of outside director education programs to encourage continuous learning.
For new members, our director onboarding program includes an intensive two-day immersion into the Company’s business at the Company’s headquarters, including a detailed review of each business segment from a financial and operational perspective, the Company’s health, safety and environmental programs and practices, human capital management programs and practices, and the Board’s expectations of each director, among other topics.

RELATED PERSON TRANSACTIONS
Our Code of Business Ethics and Conduct requires all directors and executive officers to promptly report to the Company any transactions or relationships that reasonably could be expected to constitute a related person transaction under Item 404 of Regulation S-K. The transaction or relationship is reviewed by the Company’s management and the appropriate committee of the Board to ensure that it does not constitute a conflict of interest and is appropriately disclosed.
Additionally, the N&GC conducts an annual review of any related person transactions between each director, their family members and controlled entities and the Company and its subsidiaries in making recommendations to the Board regarding the continued independence of each director. Since January 1, 2024, there have been no related person transactions (as defined under Item 404 of Regulation S-K) in which the Company or a subsidiary was a participant and in which any director, director nominee, executive officer, a greater than 5% beneficial owner of the Company at the time of the applicable transaction, or any of their immediate family members had a direct or indirect material interest.

58	Phillips 66 2025 Proxy Statement

The N&GC will also consider any relationships that, while not constituting related person transactions where a director had a direct or indirect material interest, nonetheless involved transactions between the Company and an organization with which a director is affiliated, either directly or as a partner, shareholder or officer. The N&GC determined that there were no such transactions with related persons in 2024.

Corporate Governance	59

Director Compensation

OBJECTIVES AND PRINCIPLES
The director compensation program provides a competitive package that enables the Board to attract and retain highly skilled individuals that possess the talent and skills required to oversee a complex, multinational corporation. The Board seeks to provide sufficient flexibility in the form of payment to meet individual needs while ensuring that a substantial portion of director compensation is linked to the long-term success of the Company. In furtherance of our commitment to be a socially responsible member of the communities in which we operate, the Board also extends the Phillips 66 matching gift program to charitable contributions made by our directors.

Compensation for non-employee directors is reviewed annually by the N&GC and set by action of the Board. The N&GC benchmarks non-employee director compensation design and pay levels against Phillips 66's compensation peer companies. The N&GC may from time to time receive the assistance of a third-party consultant in reviewing director compensation, as it deems advisable.

The primary components of our non-employee director compensation program are equity compensation and cash compensation.

NON-EMPLOYEE DIRECTOR COMPENSATION	ADDITIONAL ANNUAL CASH COMPENSATION

EQUITY COMPENSATION
In 2024, each non-employee director received a grant of RSUs with an aggregate value of $200,000 on the date of grant. Restrictions on the units issued to a non-employee director will lapse in the event of retirement, disability, death, or a change of control, unless the director has elected to receive the underlying shares after an earlier stated period of time. Directors forfeit the units if, prior to the lapse of restrictions, the Board finds sufficient cause for forfeiture (although no such finding can be made after a change in control). Before the restrictions lapse, directors cannot sell or otherwise transfer the units, but the units are credited with dividend equivalents in the form of additional RSUs. When restrictions lapse, directors will receive unrestricted shares of Company stock in settlement of the RSUs.
CASH COMPENSATION
In 2024, the annual cash compensation for non-employee directors was $125,000 for service as a director. Non-employee directors serving in specified committee or leadership positions also received additional cash compensation as indicated in the chart above.

60	Phillips 66 2025 Proxy Statement

The total annual cash compensation is payable in monthly cash installments. Directors may elect, on an annual basis, to receive all or part of their cash compensation in unrestricted stock or in RSUs (such unrestricted stock or RSUs are issued on the first business day of the month and valued using the average of the high and low prices of Phillips 66 common stock as reported on the NYSE on such date), or to have the amount credited to the director’s deferred compensation account as described below. The RSUs issued in lieu of cash compensation are subject to the same restrictions as the annual RSUs described above.
DEFERRAL OF COMPENSATION
Non-employee directors can elect to defer their cash compensation under the Phillips 66 Deferred Compensation Program for Non-Employee Directors (the “Director Deferral Plan”). Deferred amounts are deemed to be invested in various mutual funds and similar investment choices (including Phillips 66 common stock) selected by the director from a list of available investment choices. Amounts deferred under the Director Deferral Plan may be funded through a grantor trust designed for this purpose.
DIRECTORS’ MATCHING GIFT PROGRAM
All active non-employee directors are eligible to participate in the Directors’ Annual Matching Gift Program. This program provides a dollar-for-dollar match of gifts of cash or securities, up to an annual maximum of $15,000 per donor for active directors and $7,500 per donor for retired directors, to charities and educational institutions (excluding certain religious, political, fraternal, or collegiate athletic organizations) that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code ("IRC") or meet similar requirements under the applicable law of other countries. These matching contributions are reflected in the “All Other Compensation” column of the Director Compensation Table.
OTHER COMPENSATION
The Board believes that it is important for significant others of directors and executives to attend certain events to enhance the collegiality of the Board. The cost of such attendance is treated by the Internal Revenue Service as income and is taxable to the recipient. The Company reimburses directors for resulting income taxes. Any reimbursements for income tax expenses are included within the “All Other Compensation” column of the Director Compensation Table.
STOCK OWNERSHIP
Each director is expected to own an amount of Company stock with a value equal to at least the aggregate grant date fair value of the annual equity grants during their first five years on the Board. Directors are expected to reach this level of target ownership within five years of joining the Board. Shares of stock owned outright, Restricted Stock and RSUs, including deferred stock units, may be counted in satisfying the stock ownership guidelines.

All directors are in compliance, or are on track to comply, with the stock ownership guidelines.

Director Compensation	61

DIRECTOR COMPENSATION TABLE
The following table summarizes the compensation for our non-employee directors in 2024. For compensation paid to Mr. Lashier, our only employee director, please see the Executive Compensation Tables. Prior to his retirement in May 2024, Greg Garland was also an employee director. The compensation paid to Mr. Garland in 2024 has been omitted from the below table pursuant to Item 402(k) of Regulation S-K, given that he did not receive any additional compensation for services provided as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Gary K. Adams	135,000	200,116	16,777	351,893
Julie L. Bushman	138,387	200,116	17,645	356,148
Lisa A. Davis	135,000	200,116	16,680	351,796
Gregory J. Hayes	139,516	200,116	19,539	359,171
Charles M. Holley	135,000	200,116	—	335,116
John E. Lowe	150,000	200,116	15,000	365,116
Robert W. Pease	123,611	176,573	7,887	308,071
Grace Puma	30,484	45,170	—	75,654
Denise L. Ramos	150,484	200,116	5,000	355,600
Denise R. Singleton	135,000	200,116	41,154	376,270
Douglas T. Terreson	135,000	200,116	20,955	356,071
Glenn F. Tilton	200,484	200,116	17,596	418,196
Marna C. Whittington	146,613	200,116	17,441	364,170
(1)Reflects base cash compensation of $125,000 payable to each non-employee director and additional cash compensation payable to directors serving in specified committee positions as described on page 60. Amounts shown include any amounts that were voluntarily deferred to the Director Deferral Plan or received in Phillips 66 common stock or RSUs in lieu of cash. Mr. Pease and Ms. Puma were appointed to the Board on February 13, 2024, and October 10, 2024, respectively, and their compensation was prorated accordingly for the year.
(2)Amounts represent the grant date fair market value of RSUs. Pursuant to our non-employee director compensation program, non-employee directors received a 2024 grant of RSUs with an aggregate value of $200,000 on the date of grant, based on the average of the high and low prices for Phillips 66 common stock as reported on the NYSE on the grant date. These grants are made in whole shares with fractional share amounts rounded up, resulting in shares with a value of $200,116 being granted on January 16, 2024. Mr. Pease joined the Board on February 13, 2024, and received a prorated award of RSUs with a grant date fair market value of $176,573, based on the average of the high and low prices for Phillips 66 common stock as reported on the NYSE on the grant date. Ms. Puma joined the Board on October 10, 2024 and received a prorated award of RSUs with a grant date fair market value of $45,170, based on the average of the high and low prices for Phillips 66 common stock as reported on the NYSE on the grant date.
(3)All Other Compensation consists primarily of certain gifts by directors to charities and educational institutions under our Matching Gifts Program and the PAC 66 Charitable Match Program (Mr. Adams $15,000; Ms. Bushman $15,000; Ms. Davis $15,000; Mr. Lowe $15,000; Mr. Pease $7,500; Ms. Ramos $5,000; Ms. Singleton $15,000; Mr. Terreson $19,000; Mr. Tilton $15,000, and Dr. Whittington $15,000). For active directors, the Matching Gift Program matches up to $15,000 with regard to each program year and the PAC 66 Charitable Match Program matches contributions of up to $5,000 at a 2:1-dollar ratio. The amounts shown reflect the actual payments made by us in 2024. Also included is the aggregate incremental cost to the Company for flights from Board meetings when a director requests to be dropped off at a different location that is farther from where he or she departed for personal reasons, and tax assistance provided when we request family members or other guests to accompany a director to a Company function and, as a result, the director incurs imputed income (Mr. Adams $1,777; Ms. Bushman $2,645; Ms. Davis $1,680; Mr. Hayes $19,539; Ms. Singleton $26,154; Mr. Terreson $1,955; Mr. Tilton $2,596, and Dr. Whittington $2,441)..

62	Phillips 66 2025 Proxy Statement

PROPOSAL 2
Management Proposal to Approve the Declassification of the Board of Directors
The Board recommends that you vote “FOR” the declassification of the Board of Directors on your WHITE proxy card or WHITE voting instruction form.

Currently, the Certificate of Incorporation provides for a staggered Board, divided into three classes of directors, with each class elected for a three-year term.
After considering the advantages and disadvantages of declassification, including input from our shareholders, the Board continues to believe that it is in the best interests of the Company and its shareholders to amend the Certificate of Incorporation and the By-Laws of the Company to declassify the Board over the next three years. This will result in a fully declassified Board by the 2028 Annual Meeting of Shareholders.
The affirmative vote of the holders of 80% of the outstanding shares of stock entitled to vote is required to approve this proposal. We submitted this proposal in 2015, 2016, 2018, 2021 and 2023, and, while it received significant support, it did not receive the 80% vote required for adoption. Because brokers may not cast a vote on this proposal without your instruction, it is very important that you vote your shares.
The proposed amendment to the Certificate of Incorporation would eliminate the classification of the Board over a three-year period and provide for the annual election of all directors beginning at the 2028 Annual Meeting of Shareholders. The proposed amendment to the Certificate of Incorporation would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which the Company would file promptly following the Annual Meeting if our shareholders approve the amendment. Board declassification would be phased-in over a three-year period, beginning at the 2026 Annual Meeting of Shareholders, as follows:
•Nominees at this Annual Meeting will be elected to serve a three-year term ending at the 2028 Annual Meeting.
•Directors whose terms end at the 2026 Annual Meeting will continue to serve until that meeting. At the 2026 Annual Meeting, they will be elected for one-year terms ending at the 2027 Annual Meeting.
•Directors whose terms end at the 2027 Annual Meeting will be elected for one-year terms ending at the 2028 Annual Meeting.
•At the 2028 Annual Meeting, all nominees presented for election to the Board will be elected to one-year terms.
Beginning with the 2028 Annual Meeting, all directors will stand for election at each annual meeting of shareholders for a one-year term expiring at the subsequent annual meeting of shareholders. The proposed amendment does not change the present number of directors or the Board's authority to change that number and to fill any vacancies or newly created directorships. While the declassification of our Board is being phased in, any director selected to fill a vacancy on the Board will serve for the same term as the remainder of the class to which the director is elected.
Delaware law provides, unless otherwise addressed in the certificate of incorporation, that members of a board that is classified may be removed only for cause. The proposed amendment provides that, once the Board is fully declassified as of the 2028 Annual Meeting of Shareholders, directors may be removed with or without cause. Before that time, directors serving in a class elected at any annual meeting held from 2023 through 2025 may be removed only for cause. Directors elected for a one-year term at each annual meeting between 2026 through 2027 may be removed with or without cause.
The proposed Certificate of Amendment to the Certificate of Incorporation is included in this Proxy Statement as Appendix A. If our shareholders approve the proposed amendment to the Certificate of Incorporation, the Board will make certain conforming changes to the Company’s By-Laws.

Proposal 2: Management Proposal to Approve the Declassification of the Board of Directors	63

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PROPOSAL 3
Advisory Approval of Executive Compensation
The Board recommends that you vote “FOR” the advisory approval of the compensation of the Company’s named executive officers on your WHITE proxy card or WHITE voting instruction form.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, shareholders are being asked to vote on the following advisory (non-binding) resolution:
RESOLVED, that the shareholders approve the compensation of Phillips 66’s Named Executive Officers (NEOs) as described in this Proxy Statement in the Compensation Discussion and Analysis section and in the Executive Compensation Tables (together with the accompanying narrative disclosures).
Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.
As required by SEC rules, we are providing shareholders with the opportunity to vote on an advisory, non-binding resolution, commonly known as “Say-on-Pay,” considering approval of the compensation of its NEOs. We currently provide our shareholders the opportunity to vote on this proposal annually. We are also providing our shareholders the opportunity to vote on the frequency on which we will provide future Say-on-Pay votes at the Annual Meeting.
The HRCC, which is responsible for the compensation of our Chairman, CEO and executive officers, oversees the development of compensation programs designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The Compensation Discussion and Analysis and the Executive Compensation Tables, together with the accompanying narrative disclosures, allow you to view the trends in compensation and application of our compensation philosophies and practices for the years presented.
The Board believes that the Company's executive compensation programs align the interests of our executives with those of our shareholders. Our compensation programs are guided by the philosophy that the Company’s ability to provide value is driven by superior individual performance. The Board believes that a company must offer competitive compensation to attract and retain experienced, talented and motivated employees. In addition, the Board believes employees in leadership roles within the organization are motivated to perform at their highest levels when performance-based pay represents a significant portion of their compensation. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are aligned with Company and individual performance, are appropriate in value, and have benefited the Company and its shareholders.
Because your vote is advisory, it will not be binding upon the Board. Nevertheless, the HRCC and the Board will consider the outcome of the vote when evaluating future executive compensation arrangements. However, votes for or against our compensation programs will not necessarily inform the HRCC and the Board about which elements of those programs shareholders approve or disapprove. For this reason, the Board encourages shareholders to engage with us to allow the HRCC to understand shareholders’ views and consider that feedback when making decisions.

64	Phillips 66 2025 Proxy Statement

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PROPOSAL 4
Advisory Approval of Frequency of Future Advisory Approvals of Executive Compensation
The Board recommends that you vote for a “ONE YEAR” frequency of the advisory approval of the compensation of the Company’s named executive officers on your WHITE proxy card or WHITE voting instruction form.

In connection with the advisory vote on our executive compensation, shareholders are being asked to vote on the frequency of future shareholder advisory votes to approve executive compensation, as required by SEC rules. Shareholders may vote whether an advisory vote to approve our executive compensation should be held every year, every two years or every three years. Our current practice is to provide advisory votes on executive compensation every year.
We believe that it is important to give our shareholders the opportunity to provide input on our executive compensation in a consistent and meaningful manner. As such, the Board believes that our shareholders should have the opportunity to voice their approval or disapproval of our executive compensation each year. The Board believes that annual votes will facilitate the highest level of accountability to, and communication with, our shareholders. Further, an annual vote clearly ties the advisory vote on executive compensation to the current year’s compensation disclosure and avoids the potential for confusion as to which year shareholders are being asked to evaluate and vote on that might exist with a biennial or triennial vote.
This vote is advisory and is not binding. However, the Board values the opinions expressed by our shareholders and will consider the outcome of the vote when determining the frequency with which advisory votes on executive compensation should be held. Shareholders are not being asked to approve or disapprove of the Board’s recommendation of an advisory vote on executive compensation every year, but rather to indicate their own choice among the frequency options for an advisory vote on executive compensation of every one year, every two years or every three years.

Proposal 4: Advisory Approval of Frequency of Future Advisory Approvals of Executive Compensation	65

Compensation Discussion and Analysis

		Our Named Executive Officers (“NEOs”) for 2024 were:
Table of Contents
		Mark Lashier Chairman and Chief Executive Officer	Kevin Mitchell Executive Vice President and Chief Financial Officer
Executive Summary	66

Executive Compensation Program Overview	69

Executive Compensation Program Details	73	Brian Mandell Executive Vice President, Marketing & Commercial	Richard Harbison Executive Vice President, Refining

Participants in Compensation-Setting Process	85

		Vanessa A. Sutherland Executive Vice President, Governmental Affairs, General Counsel & Corporate Secretary	Tim Roberts Former Executive Vice President, Midstream & Chemicals (Retired July 2024)

Additional Compensation Practices	88

EXECUTIVE SUMMARY
OUR APPROACH TO EXECUTIVE COMPENSATION
At Phillips 66, we believe that a well-designed compensation program is critical to attracting, retaining, and motivating the talent needed to execute our strategy and drive long-term shareholder value. Our leadership team is committed to optimizing our differentiated portfolio to deliver superior operational and financial performance, measured against rigorous goals that foster a culture of continuous improvement. Consistent with our ‘pay for performance’ philosophy, a significant portion of NEO compensation is at risk and directly tied to achieving the strategic and financial objectives that create long-term value for our shareholders.

"Our executive compensation programs align pay and performance, ensuring that we continue to attract and retain highly qualified executives to execute the Company’s strategy. This approach continued to pay off in 2024, despite industry headwinds in the refining sector, as demonstrated by the successful execution of the Company’s strategic priorities. The Company’s compensation philosophy has been developed with long term success in mind, and I look forward to advancing this vision in my new role as Chair of the Human Resources and Compensation Committee."
•Julie L. Bushman, Chair, Human Resources and Compensation Committee

66	Phillips 66 2025 Proxy Statement

RESPONSIVENESS TO SHAREHOLDER FEEDBACK ON EXECUTIVE COMPENSATION
Beginning in 2021, the HRCC implemented a series of compensation program changes to respond to shareholder feedback following extensive outreach. Key changes included:
•removing the positive individual performance modifier from the VCIP for all executive officers
•capping the payout on the TSR portion of the PSP award at target if absolute TSR is negative
•requiring performance above the 50th percentile relative to our peer group to achieve target payout of the TSR portion of the PSP award
•enhancing our disclosures related to the selection of our metrics, goal-setting process, peer group selection, and performance achievement
2024 Compensation Program Changes
We continuously assess our compensation program in response to shareholder feedback and evolving best practices. In 2024, we implemented several changes to further align our program with shareholder expectations and our pay-for-performance philosophy. These changes were proactively disclosed in last year's proxy statement and are summarized below.
•In setting the VCIP in 2024, the HRCC:
•adopted the API-recommended practice of evaluating Process Safety Event (PSE) performance by discrete operating segment, breaking out refining and midstream results, enabling more segment-specific target-setting
•established threshold, target, and maximum performance criteria for greenhouse gas emissions intensity reductions, lower-carbon intensity investments and lower-carbon project ideation for the Lower-Carbon / GHG Priorities portion of the VCIP

The changes made to the VCIP in 2024 were intended to drive continuous improvement at the segment level and are responsive to shareholder feedback for more quantitative evaluation of our Lower-Carbon / GHG Priorities performance, which the HRCC determined was appropriate in light of the maturation of the Company's lower-carbon strategy.

•In setting the LTI program in 2024, the HRCC:
•eliminated stock options
•increased the weighting of the PSPs from 50% to 70% of the long-term incentive target
•increased the weighting of RSUs from 25% to 30% of the long-term incentive target

The changes made to our LTI program in 2024 put greater emphasis on performance, improve executive alignment with our shareholder experience and provide better "line of sight" for our executives.

2024 COMPENSATION ACTIONS RELATED TO THE CEO
At its February 2024 meeting, the HRCC approved the following compensation actions for Mr. Lashier after considering a range of factors including Company and individual performance in 2023, increased experience within his roles, the HRCC's overall approach to executive compensation, and benchmarking information provided by the HRCC's compensation consultant.
•Increased base salary by $100,000, from $1,600,000 to $1,700,000, effective March 1, 2024
•Maintained VCIP target at 160% of base salary
•Approved an LTI compensation target of $12,750,000, delivered 30% in RSUs and 70% in PSUs

Compensation Discussion and Analysis	67

In May 2024, Mr. Lashier was appointed Chairman of the Board. In recognition of his additional leadership role and market levels of compensation for the combined CEO and Chairman of the Board role, the HRCC approved an $850,000 increase to Mr. Lashier's target LTI grant, delivered 30% in RSUs and 70% in PSUs.
EXECUTIVE COMPENSATION GUIDING PRINCIPLES
Our executive compensation program is built upon our company wide Total Rewards Philosophy and Guiding Principles, which are aligned with our corporate vision, strategy, and values. Our goal is to align leadership incentives with the success of our company and the interest of our shareholders. We support a pay-for-performance approach that rewards value creation and fosters a culture of integrity and continuous improvement. To reinforce these principles, our programs provide competitive, performance-based compensation while mitigating excessive risk taking. Through strong governance and disciplined pay practices, we ensure that our compensation practices drive responsible leadership and align with shareholder expectations.
COMPENSATION PROGRAMS ALIGNED WITH BEST PRACTICES

We Do…	We Do Not…

 Target the majority of NEO compensation to be performance based and at risk
 Apply multiple performance metrics aligned with our corporate strategy
 Cap maximum payouts for VCIP and PSP
 Cap payout at 100% on the TSR portion of the PSP if absolute TSR is negative
 Require TSR performance above the 50th percentile relative to peer group to achieve target payout
 Employ a “double trigger” for change in control severance benefits and equity award acceleration
 Include absolute and relative metrics in our LTI programs
 Maintain robust stock ownership guidelines for executives — CEO 6x base salary; other NEOs 4x base salary
 Balance, monitor and manage compensation risk through regular assessments and robust clawback provisions, including a SEC-compliant clawback policy and discretionary clawback provisions that extend to time-based awards and misconduct outside the context of a financial restatement
 Have extended vesting periods on stock awards, with a minimum one-year vesting period required for stock awards
 Maintain a fully independent compensation committee
 Retain an independent compensation consultant
 Hold an annual Say-on-Pay vote and consider shareholder feedback in the design of our executive compensation program

 Provide excise tax gross-ups to our NEOs under the Phillips 66 Change in Control Severance Plan (CICSP)
 Reprice stock options without shareholder approval
 Allow share recycling for any of our stock awards under our equity plan
 Include evergreen provisions in our active equity plans
 Allow hedging or pledging of Company stock
 Pay dividends during the performance period on unearned PSPs
 Allow transfer of equity awards (except in the case of death)
 Provide separate supplemental executive retirement benefits for individual NEOs
 Maintain individual change-in-control agreements
 Have employment agreements with our NEOs
 Provide excessive perquisites
 Provide individual performance modifier for VCIP for our executive officers

68	Phillips 66 2025 Proxy Statement

EXECUTIVE COMPENSATION PROGRAM OVERVIEW
Through our use of performance- and equity-based awards, the compensation realized by our executives is directly linked to our performance. In order for NEOs to earn and sustain competitive levels of compensation, the Company must meet its strategic objectives, perform well relative to peers, and deliver market-competitive returns to shareholders.
COMPENSATION PROGRAM MIX
The CEO’s target compensation mix is 91% at risk and 68% performance-based. The average target mix for the other NEOs is 83% at risk and 63% performance-based. Based on its evaluation of performance, the HRCC has the authority to reduce or eliminate the performance-based payouts that may be awarded under the PSP and VCIP. RSUs may lose value depending on stock price performance. The charts below outline the relative size, in percentage terms, of each element of the 2024 annualized target compensation.

Key Elements of Pay
CEO	Other NEOs (Average)	Delivered via	Performance Drivers and Weightings
Base Salary		Cash	•Annual fixed cash compensation to attract and retain NEOs

Annual Incentive		Variable Cash Incentive Program (VCIP)	50% Operational Performance
•Safety & Operating Excellence (25%) •Environment (15%) •High-Performing Organization (10%)
50% Financial Performance
•Adjusted VCIP Controllable Costs(1) (10%) •Adjusted VCIP EBITDA(1) (40%)

Long-Term Incentives		Performance Share Program (PSP) 70% of LTI Target 3-year performance period	•Adjusted PSP ROCE(1) (50%) •Relative TSR (50%)

		Restricted Stock Units (RSUs) 30% of LTI Target 3-year cliff vesting	•Long-term stock price appreciation
(1)See Appendix B for a reconciliation to the nearest GAAP financial measures.

Compensation Discussion and Analysis	69

2024 OPERATING AND FINANCIAL HIGHLIGHTS THAT IMPACTED PAY OUTCOMES
In 2024, we continued to demonstrate the strength of our differentiated portfolio, which is capable of delivering significant value creation through commodity cycles, and maintained industry-leading personal safety performance while maintaining low injury rates throughout our operations.
Despite a challenging margin environment that impacted the financial results of our Refining, Chemicals, and Renewable Fuels segments, the strength and stability of our Midstream and Marketing and Specialties segments provided a solid foundation for the Company's performance in 2024. Our world-class operations, coupled with a commitment to continuous improvement, drove the exceptional execution of our strategic priorities, and in some cases we exceeded our original goals. Our key accomplishments for the year were as follows:
•achieved our shareholder distribution target with $13.6 billion distributed through share repurchases and dividends from July 2022 to year-end 2024;
•advanced our Wellhead-to-Market strategy in Midstream by completing the DCP integration and capturing $500 million of run-rate synergies at year-end (exceeding our initial target by $200 million);
•earned industry recognition for our exemplary safety performance;
•enhanced refining performance by increasing crude capacity utilization by 5%, improving clean product yield by 3%, and reducing Refining adjusted controllable costs, excluding turnaround expenses, by 15% ($1 per barrel cost reduction compared with 2022);
•maintained our financial resilience with strong investment grade credit ratings and engaging in a portfolio optimization that has resulted in the Company surpassing its targeted $3 billion in non-core asset divestitures; and
•completed the full conversion of the Rodeo Complex.
Operating Performance

COMBINED TOTAL RECORDABLE RATE (TRR)	TIER 1 AND 2 PROCESS SAFETY EVENT RATE(1)

Financial Performance

NET INCOME ($MM)	ADJUSTED VCIP EBITDA ($MM)(2)	ADJUSTED PSP ROCE (%)(2)

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Total Shareholder Return Performance
The actions that we have undertaken to position Phillips 66 as the leading downstream energy provider have enabled us to deliver substantial value for our shareholders through the commodity cycles. This includes a total shareholder return of 489.3% for the period from May 1, 2012 to March 21, 2025. The graphic below presents our cumulative total shareholder return from our spin-off from ConocoPhillips on May 1, 2012 to year-end 2024, as compared against our 2024-2026 performance peer group and the S&P 100 over the same period.

TOTAL SHAREHOLDER RETURN(3)

(1)The 2023 Industry Average for Tier 1 and Tier 2 Process Safety Event Rates is the 2023 AFPM Refining Average.
(2)See Appendix B for reconciliations to the nearest GAAP financial measure.
(3)Presented on a simple average basis using the 2024-2026 performance peer group. Dividends assumed to be reinvested in common stock. Phillips 66's common stock initiated trading on the NYSE in May 2012. Source: Bloomberg.

Compensation Discussion and Analysis	71

2024 PERFORMANCE-BASED COMPENSATION OUTCOMES
2024 VCIP Payout
In 2024, we remained focused on executing our strategic priorities while leveraging the benefits of our integrated portfolio. Overall payout of the 2024 VCIP was 128%, primarily due to strong safety, operational and financial results against our targets and the dedication of our employees to achieve our ambitious strategic priorities despite a challenging refining margin environment. There is no individual performance modifier for executive officers under the 2024 VCIP. No additional compensation above the formulaic payout was awarded.

Payout

2024 VCIP Metrics and Weightings	Threshold	Target 100% Payout	Maximum 200% Payout

Operational Performance Metrics (50% Weighting) Safety & Operating Excellence (25%) Environment (15%) High-Performing Organization (10%)

Financial Performance Metrics (50% Weighting) Adjusted VCIP Controllable Costs (10%) Adjusted VCIP EBITDA (40%)

For more details regarding the Company's performance relative to the 2024 VCIP performance metrics, see Variable Cash Incentive Program (VCIP) - 2024 Payout beginning on page 77.
2022-2024 PSP Payout
Our PSP awards directly link our performance on an absolute and relative basis to the experience of our shareholders over a three-year period. The 2022-2024 PSP results reflect strong overall return on capital employed during the performance period. The Company's overall performance over the 2022-2024 PSP performance period resulted in a payout of 150% of target, as absolute Adjusted PSP ROCE performance was above maximum payout, and our relative TSR performance was above the 50th percentile relative to the performance peers, resulting in a payout of 100% of target.

2022 - 2024 PSP Metrics and Weightings	Performance Result	Weight	Payout

Adjusted Return on Capital Employed (50% Weighting) Adjusted PSP ROCE performance above maximum	Above Maximum	50%	200%

Total Shareholder Return (50% Weighting) TSR performance at 54th percentile relative to peers	7th out of 14 peers	50%	100%

Total 2022 - 2024 PSP Payout			150%
For more details regarding the 2022-2024 PSP payout, see 2022 - 2024 Performance Share Program Payout on page 83.

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EXECUTIVE COMPENSATION PROGRAM DETAILS
2024 Target-Setting Methodology
The HRCC establishes targets and goals that demand strong performance relative to our performance peers, are aligned with corporate strategy initiatives, create and protect shareholder value. In addition, our compensation program is used to educate, reinforce and focus our employees on areas important to key stakeholders — shareholders, customers, directors, management and our local communities.
Our target-setting process reflects changes in our operational and financial environment, so targets may vary year-over-year and relative to prior year performance while still maintaining rigor and driving a continuous improvement mindset for our executive team.

EMPHASIZING THE IMPORTANCE OF RETURNS – EMBEDDING WACC IN OUR TARGET SETTING PROCESS
We use Weighted Average Cost of Capital (WACC) as part of our target-setting for the VCIP to set the Adjusted VCIP EBITDA targets and in our PSP to set the Adjusted PSP ROCE targets. WACC represents our blended cost of capital across our businesses. Results above our WACC reflect the ability of our executives to effectively manage capital and capture market opportunities, which results in value creation for our shareholders. Our executives must deliver results that are at least 1.5 percentage points above our historical average WACC to receive a target payout for both the Adjusted VCIP EBITDA metric and the Adjusted PSP ROCE metric.

Compensation Discussion and Analysis	73

ELEMENTS OF EXECUTIVE COMPENSATION
Base Salary
% OF TARGET COMPENSATION

CEO	Other NEOs (Average)
Base salary is designed to provide a competitive and fixed rate of pay recognizing employees’ different levels of responsibility and performance. As the majority of our NEO compensation is performance based and tied to long-term programs, base salary represents a less significant component of total compensation.

Below is a summary of base salary determinations for each NEO in 2024. In making salary decisions in 2024, the HRCC considered factors including, but not limited to, the responsibility level for the position held by each NEO, market data from the compensation peer group for comparable roles, the individual's experience, expertise, and performance review, internal pay equity, and recent business results.
Because these amounts reflect each NEO’s base salary as of the dates indicated, this information may vary from the information provided in the Summary Compensation Table, which reflects actual base salary earnings in 2024, including the effect of salary changes during the year.

Name	Salary as of 1/1/2024 ($)	Salary as of 12/31/2024 ($)
Mark Lashier	1,600,000	1,700,000
Kevin Mitchell	995,363	1,020,247
Brian Mandell	856,952	874,092
Richard Harbison(1)	660,000	855,000
Vanessa A. Sutherland(2)	774,375	840,000
Tim Roberts(3)	977,835	997,392
(1)Richard Harbison received an in-grade market adjustment in February 2024 to better align his total compensation with market levels for the Executive Vice President, Refining role.
(2)Vanessa Sutherland received a promotional increase in February 2024 to better align her total compensation with market levels for the Executive Vice President, Government Affairs, General Counsel & Corporate Secretary role.
(3)Tim Roberts retired effective July 20, 2024. Salary shown as of December 31, 2024 is as of retirement date.

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VARIABLE CASH INCENTIVE PROGRAM (VCIP) – PROGRAM DESIGN

% OF TARGET COMPENSATION

CEO	Other NEOs (Average)	The VCIP, which is our annual incentive program, is designed to motivate and reward employees for exceptional operational and financial performance. The HRCC reviews and approves the performance goals annually to ensure these are rigorous and incorporate continuous improvement. The performance measures are equally weighted between operational and financial goals as strong operational performance drives financial performance.
Eligible earnings, defined as base salary earned during the year, are multiplied by a VCIP target percentage that is based on each NEO’s salary grade level to derive the NEO’s target VCIP award. At the end of the performance period, the HRCC reviews the Company’s performance against established metrics to determine the payout percentage, which may range from 0% to 200% of target.
2024 Variable Cash Incentive Program – Payout Formula

$ Eligible Earnings	×	% Target Percentage	×	% Payout Percentage	=	$ Total VCIP Payout

2024 Variable Cash Incentive Program – Metrics and Weightings

Compensation Discussion and Analysis	75

VARIABLE CASH INCENTIVE PROGRAM (VCIP) – METRICS AND TARGETS

Operational Performance (50%): To reinforce the importance of our commitment to safety, efficiency, sustainability, and overall operational excellence, half of our VCIP is based on operational performance. It also rewards actions that capture market opportunities and create shareholder value.

Safety & Operating Excellence
Safety is a core value at Phillips 66 which is fundamental to protecting shareholder value, and maintaining superior safety performance is critical to our success. For personal and process safety performance, we measure ourselves against the top performing companies in our industry. Generally, these companies fall within the top two quartiles of all companies reported. We then establish our threshold, target, and maximum goals based on the performance (25th, 50th, and 75th percentiles) of this group of companies. We also look at prior year results to inform our performance goals to ensure a focus on continuous improvement.
Available to Run measures the reliability of our assets, excluding external impacts, and how well we manage our planned and unplanned downtime. Because comparative data is not available, we establish our threshold, target, and maximum goals based on our operating plan and historical performance with the goal of continuous improvement, incorporating the segments of our business and weighting them by their contribution to our Enterprise Value.

Environmental
Environmental stewardship is a foundational pillar of our sustainability strategy. We set environmental targets based on our historical performance for Environmental Agency Reportable Event Rate. Targets are expected to become more challenging year-over-year to drive continuous performance improvement.
For the Lower-Carbon / GHG Priorities metric, we set quantitative targets for the first time in the 2024 program including a threshold, target and maximum across three performance categories: greenhouse gas intensity reductions, lower-carbon intensity investments and project ideation. These goals represent the pipeline of activities across our lower-carbon and GHG initiatives; we measure the impact of the projects and initiatives coming online during the year, the potential impact of the project and initiatives where we will deploy our capital spend during the year, and the identification of new projects and goals to meaningfully progress our GHG emissions intensity reduction.

High-Performing Organization
Maintaining and enhancing a high-performing organization is critical to our success and is part of our human capital management strategy. Our employees promote our culture and are integral to achieving our strategic goals and maximizing long-term shareholder value. We measure our High-Performing Organization accomplishments relative to the following:
•Performance: actions of our workforce to deliver exceptional, sustainable results that further our strategy and enhance long-term shareholder value
•Capability: enhancing the depth and breadth of the skills of our workforce through employee development and workplace innovation
•Culture: demonstrating behaviors that promote our culture through the value principles of "Our Energy in Action"
For each of these categories, we set predetermined objectives that are monitored throughout the year using qualitative goals.

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Financial Performance (50%): To ensure a strong link between pay and financial results, the other half of our VCIP is based on financial performance. By focusing on controllable costs and earnings metrics, we reinforce accountability for continuous cost improvement and profitability.

Adjusted VCIP Controllable Costs
For Adjusted VCIP Controllable Costs, we measure our effectiveness in managing costs and set our threshold, target, and maximum performance levels based on our annual budget.

Threshold	$6.202 billion (105% of Target)
Target	$5.907 billion
Maximum	$5.611 billion (95% of Target)

The 2024 Adjusted VCIP Controllable Costs target excludes utilities and turnaround expenses, as well as other costs that are not within management's control, and includes some of the cost reductions realized as part of our business transformation effort.

Adjusted VCIP EBITDA
Adjusted VCIP EBITDA measures our ability to create shareholder value. For the 2024 program, threshold performance for Adjusted VCIP EBITDA equaled the amount required to cover our budgeted sustaining capital and annualized common stock dividend payment, and target and maximum performance were set at Adjusted VCIP EBITDA levels that equaled ROCE levels 1.5 and 3.0 percentage points above our WACC.

Threshold	$4.607 billion Adjusted VCIP EBITDA to cover sustaining capital and annualized dividend payment
Target	$7.885 billion Adjusted VCIP EBITDA equivalent to ROCE of WACC + 1.5 percentage points
Maximum	$8.822 billion Adjusted VCIP EBITDA equivalent to ROCE of WACC + 3.0 percentage points

VARIABLE CASH INCENTIVE PROGRAM (VCIP) – 2024 PAYOUT
The Company's 2024 actual performance resulted in a payout of 128% of target.

($MM)	Weight	Threshold	Target	Maximum	2024 Actual	Payout
Safety & Operating Excellence
Total Recordable Rate (TRR)	7.5%	0.18	0.15	0.12	0.12	200%
PSE Rate – Tier 1 & 2 - Refining	5.0%	0.21	0.18	0.15	0.18	100%
PSE Rate – Tier 1 & 2 - Pipelines	2.5%	0.78	0.65	0.52	0.75	62%
Available to Run	10%	94.2%	95.7%	97.2%	98.2%	200%
Environment
Lower-Carbon / GHG Priorities	10%	See below				150%
Agency Reportable Event Rate	5%	0.13	0.10	0.08	0.07	200%
High-Performing Organization	10%	See below				200%

Adjusted VCIP Controllable Costs(1)	10%	$6,202	$5,907	$5,611	$6,194	51%
Adjusted VCIP EBITDA(1)	40%	$4,607	$7,885	$8,822	$7,254	90%
					TOTAL	128%
(1)See Appendix B for reconciliations to the nearest GAAP financial measure.

Compensation Discussion and Analysis	77

2024 VCIP Performance Results by Metric
SAFETY & OPERATING EXCELLENCE
•Safety: Safety is one of our core values, and maintaining a safe workplace is critical to our success and to our philosophy of maintaining world-class operations.
•Total Recordable Rate: Matched lowest-ever injury rate of 0.12
•Tier 1 and 2 Process Safety Rate - Refining: Performance of 0.18 at target
•Tier 1 and 2 Process Safety Rate - Pipelines: Performance of 0.75 below target
•Available to Run: Maximizing asset availability and minimizing unplanned downtime is critical to the efficiency and reliability of our operations. The Available to Run metric is weighted at 50% for refining assets, 20% for pipeline and terminal assets, 15% for fractionation assets and 15% for gas plants. Average full-year Available to Run of 98.2% in 2024 was above the maximum performance level.

Payout
Metric and Weighting	Threshold	Target	Maximum

Safety & Operating Excellence (25%)

ENVIRONMENT
•Lower-Carbon / GHG Priorities: In 2024, we progressed our lower-carbon initiatives with the completion of the conversion of the Rodeo Complex, in addition to other projects in support of carbon capture and asset decarbonization through increased energy efficiency and increased use of renewable power sources. Actual GHG emissions intensity reduction was 17% for Scope 1 & 2 and 7% for Scope 3, both 1% improved versus targets of 16%, and 6% respectively.
•Environmental Performance: Our environmental performance metric, which measures the Environmental Agency Reportable events rate by dividing Agency Reportable Events by Capacity, was 0.07, which represents an improvement of 30% above target and 13% over maximum performance.

Payout
Metric and Weighting	Threshold	Target	Maximum

Environment (15%)

HIGH-PERFORMING ORGANIZATION
•Performance: Our integrated business model enabled us to deliver strong execution of our strategic priorities despite a challenging refining margin environment. The organization rose to the challenge and exceeded the Company's Business Transformation run-rate savings goals, achieving $1.5 billion in run-rate savings from 2022 to year-end 2024. Additionally, the organization continued to unlock synergies from the acquisition of DCP Midstream, engaged in a portfolio optimization that has resulted in over $3 billion in non-core asset divestitures to date, and invested in opportunities that enhance long-term growth and capture integration benefits.
•Capability: Advanced our Talent strategy by launching several new key offerings that foster a continuous learning and continuous improvement mindset.
•Culture: Our efforts to continuously foster a strong workplace culture earned us external recognition as an employer of choice, reinforcing our commitment to attracting and retaining top talent.

Payout
Metric and Weighting	Threshold	Target	Maximum

High-Performing Organization (10%)

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ADJUSTED VCIP CONTROLLABLE COSTS
•Adjusted VCIP Controllable Costs measure elements of the Company's cost structure which are not directly impacted by commodity prices and thus are within management's ability to control and influence. In 2024, the Company achieved its Business Transformation cost savings target on a run-rate basis; however, Adjusted VCIP Controllable Costs for the year were 5% impaired versus target, mainly due to maintenance expenses, including costs associated with delivering utility cost savings and to run assets at high utilization rates. Additionally, the Adjusted VCIP Controllable Costs calculation excludes Business Transformation savings which are realized in other categories such as capital expenditures, logistics costs, utilities, and turnaround costs.

Payout
Metric and Weighting	Threshold	Target 100% Payout	Maximum

Adjusted VCIP Controllable Costs (10%)

ADJUSTED VCIP EBITDA
•In 2024, Adjusted VCIP EBITDA was 8% impaired vs. target. Despite a challenging margin environment that impacted our Refining segment, the strength and stability of our Midstream, Chemicals, and Marketing and Specialties financial results provided a solid foundation for our overall Company earnings demonstrating the advantages of our integrated portfolio.

Payout
Metric and Weighting	Threshold	Target 100% Payout	Maximum

Adjusted VCIP EBITDA (40%)

2024 VCIP PAYOUT FOR OUR NEOs
The total VCIP payout for each of our NEOs is shown in the table below.

Name	2024 Eligible Earnings ($)	Target VCIP Percentage (%)	VCIP Payout Percentage (%)	Total Payout ($)
	(a)	(b)	(c)	(d) = (a)*(b)*(c)
Mark Lashier	1,683,333	160%	128%	3,447,467
Kevin Mitchell	1,016,100	100%	128%	1,300,608
Brian Mandell	871,235	90%	128%	1,003,663
Richard Harbison	838,750	90%	128%	966,240
Vanessa A. Sutherland(1)	834,531	90%	128%	956,929
Tim Roberts(2)	550,847	90%	128%	634,576
(1)Ms. Sutherland's target represents a weighted average as a result of her promotion in February 2024 and her VCIP target changing from 85% to 90%.
(2)Mr. Roberts received a prorated payment in February 2025, based on the Company's actual performance and his time served in 2024 prior to his retirement.

Compensation Discussion and Analysis	79

VCIP Developments in 2024:
In 2024, the HRCC approved the following changes in the target setting approach for our Operational and Environmental metrics to increase their rigor, and objectivity to elevate performance.
•Safety & Operating Excellence: In setting the targets, we adopted the API recommended practice for the discrete segments of our operations – API 754 for Refining, Plants & Terminals and API 1186 for Pipelines. This enables us to set appropriate targets and better measure performance. Targets are based on historical performance and will increase in rigor over time to drive continuous improvement.
•Environmental: In response to shareholder feedback, we set quantitative targets for our Lower-Carbon / GHG Priorities metric including threshold, target and maximum performance targets across three performance categories: greenhouse gas emissions intensity reductions, lower-carbon intensity investments and lower-carbon project ideation.
VCIP Developments in 2025:
In 2025, the HRCC approved changes in the target setting approach for the following two metrics to increase their rigor and to elevate performance.
•Personal Safety: To drive efforts to reduce high risk incidents, the HRCC will evaluate Injuries from Serious Incidents with a TRR threshold. Phillips 66's TRR has consistently performed above top quartile and is well below industry average. To drive continuous improvement, we will measure our ability to reduce the most serious incidents by measuring Injuries from Serious Incidents with a minimum TRR performance threshold. The new metric will maintain our commitment to an industry-leading TRR rate by establishing a minimum performance threshold, while focusing the organization on reducing incidents that result in more serious injuries.
•Adjusted VCIP EBITDA: The HRCC revised its approach for setting the Adjusted VCIP EBITDA threshold performance target, from the Adjusted VCIP EBITDA required to cover our budgeted sustaining capital and annualized common stock dividend payment to the Adjusted VCIP EBITDA required to deliver historical average WACC minus 1.5 percentage points. This change reflects the HRCC's ongoing commitment to setting rigorous targets that drive strong performance and value creation.

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LONG-TERM INCENTIVES - 2024 PROGRAM DESIGN

% OF TARGET COMPENSATION
CEO	Other NEOs (Average)

Performance Share Program (PSP)
Each PSP has a three-year performance period, and therefore three overlapping PSPs are in progress at any given time. Programs in effect during 2024 were PSP 2022-2024, PSP 2023-2025, and PSP 2024-2026.
The target number of shares underlying each PSP award is determined by dividing the target value by the average fair market value of a share of the Company's common stock (high-low average) for the 20 trading days prior to the start of the performance period, less anticipated dividends during the performance period.
The HRCC assesses the individual performance of each NEO and based on that assessment, may adjust an award by up to +/–30% of the target amount at grant. Performance adjustments are applied at the beginning of the performance period, rather than the end, so that performance-adjusted compensation remains subject to Company performance and market volatility throughout the performance period, aligning executive compensation with shareholder interests.
•Targets may be adjusted during the performance period for promotions that occur during the performance period.
•Executives hired after the start of the performance period may receive prorated target shares in ongoing PSP cycles, at the discretion of the HRCC, so that their interests are immediately aligned with the Company’s long-term goals and shareholder interests.
•Awards under the PSP programs are denominated in shares but are paid in cash using the average fair market value of a share of the Company's common stock for the last 20 trading days of the performance period.

Restricted Stock Units (RSUs)
The number of RSUs granted is determined based on the fair market value of the Company's common stock on the date of grant. RSUs awarded to our NEOs in February 2024 cliff vest after three years, subject to continued service through the vesting date. RSUs do not carry voting rights but do earn dividend equivalents during the vesting period.
RSUs are typically granted in February each year. The HRCC may adjust an award by up to +/–30% of the target amount at grant based on the individual performance assessment of each NEO.

Compensation Discussion and Analysis	81

PERFORMANCE SHARE PROGRAM - METRICS AND TARGETS

% OF TARGET COMPENSATION
CEO	Other NEOs (Average)	The performance metrics used for the 2022-2024 PSP are absolute adjusted return on capital employed (Adjusted PSP ROCE) and relative total shareholder return (TSR) based on a 20-trading day average closing price.

Adjusted PSP ROCE The HRCC considers Adjusted PSP ROCE an important measure of Company growth, shareholder value creation and overall performance.

Threshold	3.5% Delivers sustaining capital and dividend payments over 3-year performance period
Target	8.5% Delivers WACC +1.5% over 3-year performance period
Maximum	10.0% Delivers WACC +3.0% over 3-year performance period

Aligned with peer practices, we have historically adjusted ROCE for “special items” that are not representative of our underlying operating performance. The HRCC carefully evaluates all adjustments to understand the impact such adjustments would have on compensation outcomes and how they factored into the Company’s operating and financial outcomes.

Relative TSR
The HRCC recognizes that relative TSR is the most common performance metric for comparisons to peers. Our performance is assessed as compared to our Performance Peer Group and the S&P 100 Index.

Threshold	15th percentile of Performance Peers (rank of 12 out of our 14 peers)
Target	54th percentile of Performance Peers (rank of 7 out of 14 peers)
Maximum	92nd percentile of Performance Peers (rank of 1 or 2 out of 14 peers)

TSR Rank

Payout for relative TSR performance is determined by the Company's percentile rank relative to its performance peers at the end of the three-year performance period. Payout at threshold (25% of target) requires a TSR ranking of 12 out of the 14 peers (15th percentile); payout at 100% of target requires a TSR ranking of 7 out of the 14 peers (54th percentile) and payout at maximum (200% of target) requires a TSR ranking of 1 or 2 out of the 14 peers (above 90th percentile). For performance between threshold, target and maximum achievement levels, the payout percentage is interpolated based on the Company's percentile ranking. Payout is capped at target if absolute TSR over the performance period is negative regardless of relative performance.

Rank	1	2	3	4	5	6	7	8	9	10	11	12	13	14
Payout	200%	200%	180%	160%	140%	120%	100%	85%	70%	55%	40%	25%	—	—

82	Phillips 66 2025 Proxy Statement

2022 - 2024 PERFORMANCE SHARE PROGRAM PAYOUT
The HRCC considered the following results when approving the payout of the 2022-2024 PSP at 150% of target. The HRCC certified the results of the 2022-2024 PSP in February 2025, and payout of the award is described further below and in the footnotes to the Summary Compensation Table.

2022 - 2024 PSP Metrics and Weightings	Performance Result	Weight	Payout

Adjusted Return on Capital Employed (50% Weighting) Adjusted PSP ROCE performance above maximum	Above Maximum	50%	200%

Total Shareholder Return (50% Weighting) TSR performance at 54% percentile relative to peers	7th out of 14 peers	50%	100%

Total 2022 - 2024 PSP Payout			150%

Adjusted PSP ROCE Performance
Metric	Threshold (3.5%)	Target (8.5%)	Maximum (10.0%)

Adjusted PSP ROCE

Relative TSR Performance
Performance Results
ADJUSTED RETURN ON CAPITAL EMPLOYED
•The Adjusted PSP ROCE component paid out at 200% of target as the average Adjusted PSP ROCE for the performance period of 16.1% exceeded the maximum performance level of 10%.(1)
RELATIVE TOTAL SHAREHOLDER RETURN
•Our TSR performance of 86.6% during the performance period was above the median of our performance peers (61.1%), and we ranked 7th out of 14 peers in the Performance Peer Group. This resulted in a payout of 100% of target for the TSR performance component at the 54th percentile relative to peers. The Performance Peer Group (defined on page 87) includes 12 peer companies, the S&P 100 Index and Phillips 66.

(1) See Appendix B for a reconciliation of Adjusted PSP ROCE to the nearest GAAP financial measure.

Compensation Discussion and Analysis	83

LONG-TERM INCENTIVES
The HRCC considers individual performance when determining the target LTI to be granted to each of the NEOs. After considering individual achievements, the HRCC approved the following LTI target award values for the NEOs for 2024. These values may not match the accounting values presented in the Grants of Plan-Based Awards table.

Name	2024-2026 PSP ($)	RSUs ($)	Total Target(1) ($)
Mark Lashier(2)	9,520,000	4,080,000	13,600,000
Kevin Mitchell	3,205,070	1,373,601	4,578,671
Brian Mandell	2,591,424	1,110,610	3,702,034
Richard Harbison	2,370,060	1,015,740	3,385,800
Vanessa A. Sutherland	2,328,480	997,920	3,326,400
Tim Roberts(3)	2,710,559	1,161,668	3,872,227
(1)2024 – 2026 PSP and RSU targets include individual performance adjustments for Mr. Mandell (+20%), Mr. Harbison (+10%), Ms. Sutherland (+10%), and Mr. Roberts (+10%).
(2)Reflects both initial target award approved by the HRCC in February and supplemental award approved by the HRCC in May in connection with Mr. Lashier's assumption of the Executive Chairman role.
(3)In accordance with the 2024-2026 PSP and with the 2024 RSU Terms and Conditions, Mr. Roberts forfeited a prorated portion of the 2024-2026 PSP award and a prorated portion of the 2024 RSU award based on time served prior to retirement.

LTI Developments in 2024:
  The HRCC eliminated stock options as a component of our LTI program and increased the weighting of PSPs from 50% to 70%, and RSUs from 25% to 30%. This change in our LTI program is better aligned with our shareholder experience, provides more “line of sight” to executives, and places greater focus on relative TSR and absolute ROCE performance.

LTI Developments in 2025:
  The HRCC revised our methodology for determining the Threshold for the Adjusted ROCE metric in the PSP. Going forward, we will base PSP performance on Adjusted ROCE required to deliver historical average WACC; replacing the previous approach that required Adjusted ROCE to cover sustaining capital and dividends. This change reinforces our commitment to setting rigorous targets that drive strong performance and long-term value creation.
  The HRCC enhanced the terms and conditions of all equity awards granted to our executive officers to include provisions on non-solicitation, detrimental activities, and unlawful use of confidential information (in each case, subject to whistleblower protections). Additionally, we introduced a non-compete clause for our senior executives. These enhancements strengthen our ability to protect our resources and information, reducing the risk of intentional or inadvertent disclosure to a competitor. By implementing these measures, the Company can better protect its competitive position in the event of an Executive's departure.

84	Phillips 66 2025 Proxy Statement

PARTICIPANTS IN COMPENSATION-SETTING PROCESS
ROLE OF THE HRCC
The HRCC reviews and determines all elements of compensation for the Company's executive officers with input from its independent compensation consultant, review of compensation peer group pay levels and practices, and feedback from our shareholders. In fulfilling its duties, the HRCC is supported by the Company's Chief Human Resources Officer and receives recommendations from the CEO regarding the performance and compensation of other executive officers. No member of management has any role in determining his or her own compensation.

Authority and Responsibility of the HRCC
•Provides independent, objective oversight of our executive compensation programs and determines the compensation for our senior officers.
•Acts as plan administrator of the compensation programs and benefit plans for our senior officers and as an avenue of appeal for current and former executive officers regarding disputes over compensation and benefits.
•Oversees the Company’s executive compensation philosophy, policies, plans and programs for our executive officers.
•Assists the Board in its oversight of the integrity of the Company’s Compensation Discussion and Analysis.

Compensation Determination Process

FEBRUARY
•Approve VCIP and PSP payouts at the end of the performance periods
•Approve VCIP and PSP performance goals for the upcoming performance periods
•Review individual executive officer performance and compensation levels
JULY •Review of compensation peer group proxies (disclosing previous compensation program) and trends •Review compensation and performance peer groups •Receive a VCIP and PSP performance update

HRCC Oversight

DECEMBER
•Approve VCIP and LTI program design, award terms and conditions, and metrics and weightings for the following year
•Review of VCIP and PSP performance goals for the following year
•Approve executive salary structure (including LTI targets) for following year
•Receive a VCIP and PSP performance update

OCTOBER
•Approve compensation and performance peer groups
•Review of VCIP program design/terms & conditions, and metrics and weightings
•Review of RSU program design/terms & conditions
•Review of PSP program design/terms & conditions, and metrics and weightings
•Receive a VCIP and PSP performance update

Compensation Discussion and Analysis	85

The HRCC is committed to a process of continuous improvement in exercising its responsibilities. To that end, the HRCC:
•Receives updates regarding evolving best practices in executive compensation and recent feedback from shareholders on the compensation program.
•Regularly reviews its responsibilities and compensation governance practices in light of ongoing legal and regulatory changes.
•Annually reviews its charter and proposes any desired changes to the Board.
•Annually conducts a self-assessment of its performance and effectiveness, and seeks ideas to improve its processes and oversight.
•Annually reviews and assesses whether the Company’s executive compensation program is having the desired effects without encouraging an inappropriate level of risk.
•Regularly reports to the full Board regarding its areas of oversight, including the results of its self-assessment and compensation risk assessment.
ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT
In 2024, the HRCC retained Mercer as its independent executive compensation consultant.

Independent Compensation Consultant
Advises the HRCC on:
•Compensation program design and processes relative to external corporate governance standards.
•Appropriateness of our executive compensation program in comparison to those of our peers.
•Effectiveness of the compensation program in accomplishing the objectives set by the HRCC.

The HRCC evaluated whether Mercer’s work raised any conflict of interest in accordance with SEC guidelines and determined that no such conflict existed. In reviewing Mercer's independence, the HRCC considered fees paid by the Company to different Mercer teams totaling $3.8 million during 2024 for services performed for the Company. These services can be broken down as 65% related to Human Resources consulting engagements, including fees paid to the Mercer team serving as the independent compensation consultant for the HRCC, 17% related to administration of ongoing international benefit plans, 14% related to administration of pension liabilities in international locations that have been sold and 4% related to insurance and surety bonds.
ROLE OF OUR PEER COMPANIES
Peer Group Selection & Rationale
Due to the size and complexity of our Company and diversification of assets, the HRCC utilizes both (1) a compensation peer group and (2) a performance peer group. The HRCC thoughtfully selects the peers in each peer group, evaluates their inclusion on an annual basis in consultation with an independent compensation consultant, and makes adjustments as necessary. The HRCC uses the compensation peer group to evaluate and determine compensation levels for our NEOs, including base salary levels and targets for our annual bonus and LTI programs. The HRCC uses the performance peer group to evaluate our relative TSR performance under our PSP program. The criteria for selection of the companies in each peer group are explained on the following page.

86	Phillips 66 2025 Proxy Statement

2024 COMPENSATION PEER GROUP	2022 - 2024 PERFORMANCE PEER GROUP

Used to evaluate and determine compensation levels for our NEOs, including base salary levels and targets for our annual bonus and LTI programs	Used to evaluate our relative TSR performance for our 2022 – 2024 Performance Share Program

Companies
•3M Company
•Archer-Daniels-Midland Company
•ConocoPhillips Company
•Deere & Company
•Dow Inc.
•Ford Motor Company
•General Motors Company
•Halliburton Company
•Honeywell International Inc.
•LyondellBasell Industries N.V.
•Marathon Petroleum Corporation
•Occidental Petroleum Corporation
•The Williams Companies, Inc.
•Valero Energy Corporation

Companies
Refining and Marketing
•CVR Energy, Inc.
•Delek US Holdings, Inc.
•HF Sinclair Corporation
•Marathon Petroleum Corporation
•PBF Energy Inc.
•Valero Energy Corporation
Midstream
•ONEOK, Inc.
•Targa Resources Corp.
•The Williams Companies, Inc.
Chemicals
•Dow Inc.
•LyondellBasell Industries N.V.
•Westlake Corporation

Criteria for Selection
Our compensation peer group includes companies that are comparable to Phillips 66 based on three primary criteria — assets, market capitalization, and business operations. Revenue is an additional, secondary criterion. The compensation peer group primarily consists of large companies with which we compete for talent. While some of our compensation peers fall outside our direct industry, the HRCC believes their size, significant capital investments, and similarly complex international operations make them appropriate peers against which to benchmark our compensation levels and practices. At the time the compensation peer group was determined, Phillips 66 was at the 64th percentile in assets, 33rd percentile in market value, and 91st percentile in revenue.

Criteria for Selection
To reflect our unique portfolio of assets, we include companies operating in each of our three major segments – Refining, Midstream and Chemicals. The performance peer group is used in the PSP program to assess relative TSR performance. We believe that our performance peer group is representative of the companies that investors use for relative performance comparisons.
In addition, we include the S&P 100 Index in the assessment of our relative TSR performance. The HRCC believes the S&P 100 is an appropriate comparison as the index reflects companies with which we compete for capital in the broader market.

Changes from 2023 to 2024 Compensation Peer Group No changes have been made to the 2024 compensation peer group from the peer group for the 2023 compensation period.
Changes from 2021-2023 to 2022-2024 Performance Peer Group
Removed one Midstream peer (MPLX LP) and added one Refining peer (CVR Energy) to better reflect our portfolio composition and the EBITDA contribution from each of our major segments.

Compensation Discussion and Analysis	87

ADDITIONAL COMPENSATION PRACTICES
OTHER BENEFITS AND PERQUISITES
Below is a summary of other compensation elements available to our NEOs:
Broad-Based Employee Benefit Programs
NEOs participate in the same basic benefits package available to our other U.S. salaried employees. This package includes qualified pension; 401(k) plan; medical, dental, vision, life, and accident insurance plans, as well as flexible spending arrangements for health care and dependent care expenses; and our matching gift program.
Additional Executive Perquisites
Consistent with our compensation philosophy to provide compensation and benefits aligned with market practice, we provide our NEOs financial planning assistance and executive health benefits, which include a comprehensive physical exam. These benefits were imputed to the executives and included in All Other Compensation in the Summary Compensation Table. We did not provide any tax gross-ups for these additional benefits.
Comprehensive Security Program
The Board has adopted a comprehensive security program to address the increased security risks for certain senior executives. Mr. Lashier was the only NEO in 2024 designated by the Board as requiring increased security under this program. The program allows for certain additional security measures in specific situations when the senior executive is traveling by car or airplane. An additional security review of the NEO’s personal residences is also included. Any additional costs to the Company for personal security benefits are reported as All Other Compensation and included in the Summary Compensation Table.
Executive Retirement Plans
We maintain the following supplemental retirement plans for our NEOs:
•Phillips 66 Key Employee Deferred Compensation Plan (KEDCP) — This voluntary deferred compensation plan provides tax-efficient retirement savings by allowing executives to voluntarily defer both the receipt and taxation of a portion of their base salary and annual bonus until a specified date or when they leave the Company. Further information is provided in the Nonqualified Deferred Compensation table and accompanying narrative.
•Phillips 66 Defined Contribution Make-Up Plan (DCMP) — This defined contribution restoration plan restores benefits capped under our qualified defined contribution plan due to Internal Revenue Code (IRC) limits. Further information is provided in the Nonqualified Deferred Compensation table and accompanying narrative.
•Phillips 66 Key Employee Supplemental Retirement Plan (KESRP) — This defined benefit restoration plan restores Company-sponsored benefits capped under the qualified defined benefit pension plan due to IRC limits. Further information is provided in the Pension Benefits as of December 31, 2024 table and accompanying narrative.
Executive Life Insurance
We provide life insurance policies to all U.S.-based employees with a face value approximately equal to their annual base salary. For our NEOs, the face value of this coverage is approximately two times their annual base salary.

88	Phillips 66 2025 Proxy Statement

Executive Severance and Change in Control Plans
We do not maintain individual severance or change in control agreements with our executives. However, we maintain the Phillips 66 Executive Severance Plan (ESP) and the Phillips 66 Change in Control Severance Plan (CICSP) to accomplish several specific objectives, including:
•Ensuring shareholder interests are protected during business transactions by providing benefits that promote senior management stability;
•Providing and preserving an economic motivation for participating executives to consider a business combination that might result in an executive’s job loss; and
•Competing effectively in attracting and retaining executives in an industry that features frequent acquisitions and divestitures.
Executives may not receive benefits under both plans as a result of the same severance event. Among other benefits, the ESP provides a payment equal to one and one-half or two times the executive’s base salary, depending on the executive's salary grade level, and the executive’s current target annual bonus if he or she is involuntarily terminated without cause, and accelerated vesting of equity awards as described in Executive Severance Plan - Accelerated Equity.
The CICSP provides a payment equal to two or three times the sum of the executive’s base salary and the greater of his or her target bonus or average of the last two bonus payments, depending on salary grade level, and accelerated vesting of equity awards. The executive must be involuntarily terminated without cause in connection with a change in control or terminate employment for good reason within two years after the change in control to be eligible for a CICSP payment. We believe this “double trigger” requirement is in the best interest of shareholders and is considered a best practice.
Details of potential payments under these plans are outlined in the Potential Payments Upon Termination or Change in Control section. These plans do not provide any excise tax gross-up protections.
Personal Use of Company Aircraft
The primary purpose of our corporate aircraft is to facilitate Company business. In the course of conducting Company business, executives may occasionally invite a family member or other personal guest to travel with them to attend a meeting or function. When such travel is deemed taxable to the executive, we provide further payments to reimburse the executive for costs associated with the inclusion of this item in his or her taxable income.
EXECUTIVE COMPENSATION GOVERNANCE
Clawback Provisions
The HRCC maintains a clawback policy consistent with the requirements of Exchange Act Rule 10D-1. In the event we are required to prepare an accounting restatement of our financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover the excess incentive-based compensation received by any covered executive, including our named executive officers, during the prior three fiscal years that exceeds the amount that the executive officer otherwise would have received had the incentive-based compensation been determined based on the restated financial statements. This clawback policy is in addition to the clawback provisions in the compensation award documents for our short- and long-term compensation programs (including both RSUs and the PSP). The clawback provisions in our award documents permit the recoupment of benefits received by any executive officer if it is determined that subsequent to the receipt of any award, the executive officer engages in any activity which may be detrimental to the Company, as determined by the HRCC and A&FC, and the HRCC may cancel outstanding awards and/or recoup amounts previously paid.

Compensation Discussion and Analysis	89

Stock Ownership
The HRCC believes requiring executives to retain shares of the Company's common stock helps align executive performance with shareholder value creation and mitigates compensation risk. Our stock ownership guidelines require executives to own Phillips 66 common stock, valued as a multiple of the executive’s base salary, within five years from the date the executive becomes subject to the guidelines. The multiple applicable to each NEO is shown below:

Executive	Required Salary Multiple
Mark Lashier	6x
Kevin Mitchell	4x
Brian Mandell	4x
Rich Harbison	4x
Vanessa A. Sutherland	4x
Shares of Phillips 66 common stock owned outright and RSUs are counted when determining whether an executive has met the required ownership levels. Unearned PSP awards and stock options are not counted. Compliance with the stock ownership guidelines is reviewed annually by the HRCC. All NEOs currently comply with these stock ownership guidelines or are on track to comply within the applicable five-year period.
Trading Policy
Our insider trading policy prohibits employees and directors from trading in the Company's securities while in possession of material, non-public information. This policy requires executive officers and directors to follow certain pre-clearance procedures before entering into transactions involving our securities.
Hedging or Pledging of Company Stock
Our insider trading policy also prohibits hedging transactions and pledging of our common stock. These prohibitions apply to all employees and directors of the Company, and cover any transactions in our common stock, whether acquired pursuant to our compensation plans, owned directly, or otherwise. The prohibitions on hedging transactions include purchasing any financial instruments, or otherwise engaging in any transactions, that hedge or offset any decrease in the market value of our stock or limit an employee or director’s ability to profit from an increase in the market value of our stock. The prohibition on pledging includes holding the Company's common stock in a margin account or pledging our common stock as collateral for a loan.
Equity Award Grant Practices
As noted above, the Company previously granted stock options, but did not grant any such awards in 2024. The HRCC generally grants LTI awards to our executive officers, including each of the NEOs, at its regularly scheduled February meeting of each year. In certain circumstances, including the hiring, promotion or retention of an individual, the HRCC may approve grants to be effective at other times. The HRCC did not take material nonpublic information into account when determining the timing and terms of equity awards in 2024 and did not time the disclosure of material nonpublic information in 2024 for the purpose of affecting the value of executive compensation.
Compensation Risk Assessment
The HRCC oversees management’s risk assessment of all elements of our compensation programs, policies and practices for all employees. Management has concluded that our compensation programs, policies and practices are not reasonably likely to have a material adverse effect on the Company. Relevant provisions of our programs include, but are not limited to:
•VCIP and LTI metrics are aligned with our corporate strategy to ensure continued focus on actions that drive shareholder value.

90	Phillips 66 2025 Proxy Statement

•VCIP and LTI compensation targets increase with each pay grade, further emphasizing long-term value creation and alignment with shareholder interests.
•Maximum payouts under VCIP and PSP programs are appropriately capped to balance risk-taking with long-term strategic goals.
•Maintaining a level of discretion in the performance-based programs, which enables the HRCC to award zero payouts to executives who perform poorly or when warranted by Company performance.
•Clawback provisions that allow for reduction in or recoupment of awards (including time-based awards) for executives who expose the Company to undue risk and an SEC-compliant policy that requires recovery of certain incentive-based compensation in the event of a financial restatement.
•LTI design that provides incentives for executive retention and Company and individual performance.
•Stock ownership guidelines, anti-pledging policies, and anti-hedging policies that align executive interests with those of shareholders.
The HRCC considers senior management succession planning a core part of the Company’s risk management program. The HRCC regularly reviews with the CEO succession planning for senior leadership positions (other than the CEO position, for which succession planning is reviewed by the N&GC), and the timing and development required to ensure continuity of leadership over the short- and long-term, to manage risk in this area.

Compensation Discussion and Analysis	91

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT
Review with Management. The HRCC has reviewed and discussed with management the Compensation Discussion and Analysis presented in this Proxy Statement.
Discussions with Independent Executive Compensation Consultant. The HRCC has discussed with Mercer, its independent executive compensation consultant, the executive compensation programs of the Company, as well as specific compensation decisions made by the HRCC for 2024. Mercer was retained directly by the HRCC, independent of the management of the Company.
Recommendation to the Phillips 66 Board of Directors. Based on its review and discussions noted above, the HRCC recommended to the Board that the Compensation Discussion and Analysis be included in the Phillips 66 Proxy Statement on Schedule 14A and the Annual Report.
Human Resources and Compensation Committee
Julie L. Bushman, Chair
Gary K. Adams
Gregory J. Hayes
Grace Puma
Denise L. Ramos
Denise R. Singleton
Glenn F. Tilton

92	Phillips 66 2025 Proxy Statement

Executive Compensation Tables

The following tables and accompanying narrative disclosures provide information concerning the compensation paid to or earned by our CEO and other NEOs for 2024.

SUMMARY COMPENSATION TABLE
The following table summarizes the compensation paid to our NEOs for fiscal years 2024, 2023 and 2022.

Name, Position, Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Mark Lashier
Chairman and Chief Executive Officer
2024	1,683,333	16,016,443	—	3,447,467	569,717	869,986	22,586,946
2023	1,583,333	9,620,568	3,000,816	4,036,181	413,305	755,058	19,409,262
2022	1,314,667	9,260,117	1,976,406	2,837,051	231,983	668,646	16,288,870
Kevin Mitchell
Executive Vice President and Chief Financial Officer
2024	1,016,100	5,397,887	—	1,300,608	370,440	258,936	8,343,971
2023	989,753	3,901,297	1,217,364	1,593,503	326,532	337,944	8,366,393
2022	951,992	4,899,887	1,040,400	1,580,306	144,483	328,542	8,945,610
Brian Mandell
Executive Vice President, Marketing & Commercial
2024	871,235	4,364,387	—	1,003,663	1,906,422	238,245	8,383,952
2023	850,802	2,840,101	887,604	1,232,812	1,412,212	291,960	7,515,491
2022	808,375	3,183,449	676,600	1,207,712	—	266,584	6,142,720
Richard Harbison(7)
Executive Vice President, Refining
2024	838,750	3,991,630	—	966,240	1,458,797	188,756	7,444,173
2023	—	—	—	—	—	—	—
2022	—	—	—	—	—	—	—
Vanessa A. Sutherland
Executive Vice President, Government Affairs, General Counsel and Corporate Secretary
2024	834,531	3,921,480	—	956,929	141,556	200,537	6,055,033
2023	770,313	2,116,466	662,268	1,054,173	151,221	244,478	4,998,919
2022	718,750	5,358,106	600,100	1,014,156	—	109,181	7,800,293
Tim Roberts
Former Executive Vice President, Midstream & Chemicals
2024	550,847	4,564,943	—	634,576	11,375	184,072	5,945,813
2023	971,567	3,256,304	1,016,760	1,407,800	282,320	308,396	7,243,147
2022	931,426	3,766,815	799,000	1,391,550	191,842	289,679	7,370,312
(1)Includes any amounts that were voluntarily deferred under our KEDCP.
(2)Amounts shown represent the aggregate grant date fair value of RSU and PSP awards determined in accordance with U.S. GAAP, excluding the effect of estimated forfeitures. Assumptions used in calculating these amounts are included in Note 22—Share-Based Compensation Plans in the Notes to Consolidated Financial Statements in the Annual Report.

Executive Compensation Tables	93

The PSP award included in 2022 has a performance period that ended on December 31, 2024. The PSP award included in 2023 has a performance period that ends on December 31, 2025. The PSP award included in 2024 has a performance period that ends on December 31, 2026. The PSP awards are shown at target because target was determined to be the probable outcome for the applicable performance period at the time of grant of each award, consistent with the accounting treatment under GAAP. If the maximum payout were used for the PSP awards, the amounts shown relating to the PSP would double, although the value of the actual payout would also depend on the share price at the end of the performance period. If the minimum payout were used, the amounts for PSP awards would be reduced to zero. Actual payouts with regard to the 2022-2024 PSP awards were approved by the HRCC at its February 2025 meeting. Those payouts were as follows: Mr. Lashier, $14,414,849; Mr. Mitchell, $7,381,662 ; Mr. Mandell, $4,795,873; Mr. Harbison, $2,965,692; Ms. Sutherland, $3,552,521; and Mr. Roberts, $4,886,560 (pro-rated for the portion served prior to his retirement pursuant to the Terms and Conditions of the 2022-2024 PSP).
Earned payouts under the 2022-2024 PSP have been, and under the 2023-2025 PSP and 2024-2026 PSP are expected to be, made in cash at the end of the applicable performance period following certification of performance by the HRCC, and will be forfeited if the NEO is terminated prior to the end of the performance period (other than for death or following disability or after a change in control). If the NEO retires after age 55 and with five years of service, the NEO is entitled to a prorated payout at the end of the performance period for the 2023-2025 PSP and for the 2024-2026 PSP if he or she participated for at least 2 months.
(3)Amounts shown represent the aggregate grant date fair value of awards determined in accordance with GAAP, excluding the effect of estimated forfeitures. Assumptions used in calculating these amounts are included in Note 23—Share-Based Compensation Plans in the Notes to Consolidated Financial Statements in the Annual Report.
(4)These are amounts paid under our VCIP, including amounts that were voluntarily deferred under our KEDCP. For 2024, these amounts were paid in February 2025, following the completion of the performance period and certification of performance by the HRCC.
(5)Reflects the actuarial increase in the present value of the benefits under our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. There are no deferred compensation earnings reported in this column, as our nonqualified deferred compensation plans do not provide above-market or preferential earnings.
(6)We offer limited perquisites to our NEOs, which, together with Company contributions to our qualified savings and nonqualified defined contribution plans, are reflected in the All Other Compensation column as summarized below:

Name	Company Contributions to Nonqualified Defined Contribution Plans(a) ($)	Executive Group Life Insurance Premiums(b) ($)	Executive Health Physical(c) ($)	Financial Counseling(d) ($)	Matching Contributions under the Tax-Qualified Savings Plan(e) ($)	Matching Gift Programs(f) ($)	Miscellaneous Perquisites and Tax Protection(g) ($)	Personal Use of Company Aircraft(h) ($)
M. Lashier	429,961	13,332	1,880	17,945	27,600	25,000	115,859	238,409
K. Mitchell	181,168	5,243	1,980	17,945	27,600	25,000	—	—
B. Mandell	140,724	6,900	1,920	17,945	27,600	25,175	17,981	—
R. Harbison	114,849	4,328	—	17,945	27,600	10,120	13,914	—
V. Sutherland	123,496	2,303	4,130	17,945	27,600	25,063	—	—
T. Roberts	129,092	4,582	—	—	27,600	20,100	2,698	—
(a)Under the terms of our nonqualified defined contribution plans, we make contributions to the accounts of all eligible employees, including the NEOs. See the Nonqualified Deferred Compensation table and accompanying narrative and notes for more information.
(b)We maintain life insurance policies and/or death benefits for all our U.S.-based salaried employees (at no cost to the employee) with a face value approximately equal to the employee’s annual base salary. We maintain group life insurance policies on each of our NEOs equal to approximately two times annual base salary. The amounts shown are for premiums paid by us to provide the additional group life insurance above what is provided to the broad-based employees.
(c)Costs associated with executive physicals.
(d)Costs associated with financial counseling and estate planning services with an approved provider.
(e)Under the terms of our tax-qualified defined contribution plans, we make contributions to the accounts of all eligible employees, including the NEOs.
(f)We maintain a Matching Gift Program under which certain gifts by employees to qualified educational or charitable institutions are matched by the Company. The program matches up to $15,000 per person annually. Additionally, we also have our PAC66 Charitable Match Program that matches up to $10,000 per person annually. The maximum annual contribution by employee is $5,000 and the Company matches these contributions to eligible organizations at a 2:1-dollar ratio. The amounts shown reflect the actual payments made by us in 2024, which include certain

94	Phillips 66 2025 Proxy Statement

contributions made by the individual in 2023 that were matched by the Company in 2024 and are therefore reported in this Proxy Statement.
(g)The amounts shown primarily reflect payments by us relating to certain tax assistance we provide to NEOs when we request family members or other guests to accompany the NEO to a Company function and the NEO thereby incurs imputed income. We believe this type of expense is appropriately characterized as a business expense and, if the NEO incurs imputed income in accordance with applicable tax laws, we will generally reimburse the NEO for any increased tax costs (Mr. Lashier $14,479; Mr. Mandell $17,981; Mr. Harbison $13,749; and Mr. Roberts $2,698).
Also included are gifts and related tax reimbursements (Mr. Harbison $165) and personal security benefits required for employees covered under our Comprehensive Security Program, which currently includes Mr. Lashier ($101,380). Under the Comprehensive Security Program, Mr. Lashier is provided with the use of a car and driver when security deems it required and certain home security fees.
(h)The Comprehensive Security Program requires that Mr. Lashier fly exclusively on Company aircraft. The amount presented above represents the approximate aggregate incremental cost to the Company for personal use of the aircraft. Approximate incremental cost has been determined by calculating the variable costs for each aircraft during the year, dividing that amount by the total number of miles flown by that aircraft, and multiplying the result by the miles flown for personal use during the year. Incremental costs for flights to the hangar or other locations without passengers, commonly referred to as “deadhead” flights, are included in the calculation.
(7)Mr. Harbison was not an NEO in 2022 or 2023.

Executive Compensation Tables	95

GRANTS OF PLAN-BASED AWARDS
The following table provides additional information about plan-based compensation disclosed in the Summary Compensation Table. This table includes both equity and non-equity awards.

	Estimated Future Payouts under Non-Equity Incentive Plan Awards(2)				Estimated Future Payouts under Equity Incentive Plan Awards(3)			All other Stock Awards: Number of Shares of Stock or Units(4) (#)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target ($)	Maximum ($)
Mark Lashier		—	2,693,334	5,386,668	—	—	—	—	—
	2/6/2024	—	—	—	—	—	—	25,900	3,825,042
	5/15/2024	—	—	—	—	—	—	1,766	254,966
	2/6/2024	—	—	—	—	75,878	151,756	—	11,206,042
	5/15/2024	—	—	—	—	5,059	10,118	—	730,393
Kevin Mitchell		—	1,016,100	2,032,200	—	—	—	—	—
	2/6/2024	—	—	—	—	—	—	9,301	1,373,618
	2/6/2024	—	—	—	—	27,249	54,498	—	4,024,269
Brian Mandell		—	784,112	1,568,224	—	—	—	—	—
	2/6/2024	—	—	—	—	—	—	7,520	1,110,591
	2/6/2024	—	—	—	—	22,032	44,064	—	3,253,796
Richard Harbison		—	754,875	1,509,750	—	—	—	—	—
	2/6/2024	—	—	—	—	—	—	6,878	1,015,777
	2/6/2024	—	—	—	—	20,150	40,300	—	2,975,853
Vanessa A. Sutherland		—	747,601	1,495,202		—	—	—	—
	2/6/2024	—	—	—	—	—	—	6,757	997,908
	2/6/2024	—	—	—	—	19,796	39,592	—	2,923,572
Tim Roberts(6)		—	495,762	991,524	—	—	—	—	—
	2/6/2024	—	—	—	—	—	—	7,866	1,161,690
	2/6/2024	—	—	—	—	23,044	46,088	—	3,403,253
(1)The grant date shown is the date on which the HRCC approved the target awards.
(2)Threshold and maximum awards are based on the provisions of the VCIP. Actual amounts earned can range from 0% to 200% of the target award. Actual payouts under the VCIP for 2024 are calculated using base salary earned in 2024 and reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(3)Threshold and maximum awards are based on the provisions of the PSP. Actual awards earned range from 0% to 200% of the target. Performance periods under the PSP cover a three-year period, and because a new three-year period commences each year, there could be three overlapping performance periods ongoing at any time. In 2024, targets were set with respect to an award for the performance period beginning in 2024 and ending in 2026.
(4)Represents RSUs granted in 2024 pursuant to the LTI program that will vest in 2027.
(5)For equity incentive plan awards, these amounts represent the grant date fair value at target under the PSP as determined in accordance with GAAP, excluding the effect of estimated forfeitures. For other stock awards, these amounts represent the grant date fair value of the RSU awards determined in accordance with GAAP, excluding the effect of terminated forfeitures. See Note 23—Share-Based Compensation Plans in the Notes to Consolidated Financial Statements in the Annual Report, for a discussion of the relevant assumptions used in this determination.
(6)In accordance with the 2024-2026 PSP and with the 2024 RSU Terms and Conditions, Mr. Roberts forfeited a prorated portion of the 2024-2026 PSP award and a prorated portion of the 2024 RSU award based on time served prior to retirement.

96	Phillips 66 2025 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table lists outstanding Phillips 66 equity grants held by each NEO as of December 31, 2024.

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(2) (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested(3) (#)	Market Value of Shares or Units of Stock that Have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights that Have not Vested ($)
Mark Lashier	4/1/2021	109,100	—	81.910	4/1/2031	—	—	—	—
	2/8/2022	59,333	29,667	89.050	2/8/2032	—	—	—	—
	7/1/2022	17,533	8,767	82.680	7/1/2032	—	—	—	—
	2/7/2023	36,400	72,800	100.435	2/7/2033	—	—	—	—
	—	—	—	—	—	79,034	9,004,344	293,712	33,462,608
Kevin Mitchell	2/6/2018	43,600	—	94.850	2/6/2028	—	—	—	—
	2/5/2019	53,300	—	94.968	2/5/2029	—	—	—	—
	2/4/2020	63,200	—	89.570	2/4/2030	—	—	—	—
	2/9/2021	57,200	—	74.700	2/9/2031	—	—	—	—
	2/8/2022	40,800	20,400	89.050	2/8/2032	—	—	—	—
	2/7/2023	14,766	29,534	100.435	2/7/2033	—	—	—	—
	—	—	—	—	—	34,092	3,884,102	107,960	12,299,883
Brian Mandell	2/2/2016	9,800	—	78.620	2/2/2026	—	—	—	—
	2/7/2017	14,100	—	78.475	2/7/2027	—	—	—	—
	2/6/2018	12,100	—	94.850	2/6/2028	—	—	—	—
	2/5/2019	25,500	—	94.968	2/5/2029	—	—	—	—
	2/4/2020	42,800	—	89.570	2/4/2030	—	—	—	—
	2/9/2021	56,700	—	74.700	2/9/2031	—	—	—	—
	2/8/2022	26,533	13,267	89.050	2/8/2032	—	—	—	—
	2/7/2023	10,766	21,534	100.435	2/7/2033	—	—	—	—
	—	—	—	—	—	24,484	2,789,462	82,984	9,454,367
Richard Harbison	2/9/2021	13,500	—	74.700	2/9/2031	—	—	—	—
	2/8/2022	9,866	4,934	89.050	2/8/2032	—	—	—	—
	2/7/2023	7,933	15,867	100.435	2/7/2033	—	—	—	—
	—	—	—	—	—	15,606	1,777,992	69,014	7,862,765
Vanessa A. Sutherland	2/8/2022	19,833	11,767	89.050	2/8/2032	—	—	—	—
	2/7/2023	8,033	16,067	100.435	2/7/2033	—	—	—	—
	—	—	—	—	—	54,324	6,189,133	68,596	7,815,142
Tim Roberts	2/8/2022	—	15,667	89.050	2/8/2032	—	—	—	—
	2/7/2023	—	24,667	100.435	2/7/2033	—	—	—	—
	—	—	—	—	—	24,655	2,808,944	29,994	3,417,216
(1)All stock options shown in the table have a maximum term for exercise of ten years from the grant date. Under certain circumstances, the terms for exercise may be shorter, and in certain circumstances, the stock options may be forfeited and cancelled. All awards shown in the table have restrictions on transferability.
(2)The stock options shown in this column vested and became exercisable in 2024 or prior years (although under certain termination circumstances, the stock options may still be forfeited). Stock options become exercisable in one-third increments on the first, second and third anniversaries of the grant date, subject to continued service through the applicable vesting date.

Executive Compensation Tables	97

(3)Awards are subject to forfeiture if, prior to the lapsing of restrictions, the NEO separates from service for a reason other than death, disability, layoff, retirement after reaching age 55 with five years of service, or after a change of control, although the HRCC has the authority to waive forfeiture. The awards have no voting rights, but entitle the holder to receive dividend equivalents in cash. The value of the awards reflect the closing price of our common stock, as reported on the NYSE, on December 31, 2024 ($113.93).
(4)Reflects potential awards from ongoing performance periods under the PSP for performance periods ending December 31, 2025 and December 31, 2026. These awards are shown at maximum; however, there is no assurance that awards will be granted at, below or above target after the end of the relevant performance period, as the determination to make a grant and the amount of any grant is within the judgment of the HRCC. Until an actual grant is made, these unearned awards pay no dividend equivalents. The value of these unearned awards reflects the closing price of our common stock, as reported on the NYSE, on December 31, 2024 ($113.93).

OPTION EXERCISES AND STOCK VESTED FOR 2024
The following table summarizes the value realized from stock option exercises and stock grants vested during 2024:

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Mark Lashier	—	—	139,042	17,453,160
Kevin Mitchell	30,000	1,929,411	77,950	9,783,085
Brian Mandell	—	—	49,830	6,236,069
Richard Harbison	21,934	1,239,905	27,460	3,663,683
Vanessa A. Sutherland	—	—	29,615	3,552,521
Tim Roberts	50,367	3,039,223	53,087	6,696,754
(1)Stock awards include RSUs that vested during the year, as well as the 2022-2024 PSP awards that vested on December 31, 2024, and were paid out in cash in early 2025. The 2022-2024 PSP awards were earned as follows: Mr. Lashier, $14,414,849; Mr. Mitchell, $7,381,662; Mr. Mandell, $4,795,873; Mr. Harbison, $2,965,692; Ms. Sutherland, $3,552,521; and Mr. Roberts, $4,886,560 (prorated for the portion served prior to his retirement pursuant to the Terms and Conditions of the 2022-2024 PSP).

98	Phillips 66 2025 Proxy Statement

PENSION BENEFITS AS OF DECEMBER 31, 2024
Our defined benefit pension plan, the Phillips 66 Retirement Plan (the "Retirement Plan"), consists of multiple titles with different terms. NEOs are only eligible to participate in one title at any time but may have frozen benefits under one or more other titles.

	Title II(1)	Title III	Title IV
Current Eligibility	Mr. Lashier, Mr. Mitchell, Mr. Roberts, Ms. Sutherland	Mr. Harbison	Mr. Mandell
Normal Retirement	Age 65	Age 65	Age 65
Early Retirement(2)	Executives may receive their vested benefit upon termination of employment at any age	Age 55 with ten years of service	Age 50 with ten years of service
Benefit Calculation(2)
Based on monthly pay and interest credits to a nominal cash balance account created on the first day of the month after an executive’s hire date. Pay credits are equal to a percentage of total salary and annual bonus
		Calculated as the product of 1.6% times years of credited service multiplied by the final average eligible earnings	Calculated as the product of 1.6% times years of credited service multiplied by the final average eligible earnings
Final Average Earnings Calculation	N/A	Calculated using the highest consecutive 36 months of compensation in the last 120 months of service prior to retirement	Calculated using the higher of the highest three years of compensation or the highest 36 months of compensation
Eligible Pension Compensation	Includes salary and annual bonus	Includes salary	Includes salary and annual bonus
Benefit Vesting	Participants vest after three years of service	All participants are vested in this title	All participants are vested in this title
Payment Types	Allows payments in the form of several annuity types or a single lump sum	Allows payments in the form of several annuity types, but does not allow a single lump sum payment	Allows payments in the form of several annuity types or a single lump sum
IRS limitations
Benefits under all Titles are limited by the IRC. In 2024, the compensation limit was $345,000. The IRC also limits the annual benefit available under these Titles expressed as an annuity. In 2024, that limit was $275,000 (reduced actuarially for ages below 62).

(1)NEOs whose combined years of age and service total less than 44 receive a 6% pay credit, those with a total of 44 through 65 receive a 7% pay credit and those with a total of 66 or more receive a 9% pay credit. Interest credits are applied to the cash balance account each month. This credit is calculated by multiplying the value of the account by the interest credit rate, based on 30-year U.S. Treasury security rates adjusted quarterly. Mr. Roberts participated in the Retirement Plan - Title II prior to his retirement on July 20, 2024.
(2)An early benefit reduction is calculated on Title III by reducing the benefit 6.67% for each year before age 60 that benefits are paid, unless the participant has at least 85 points awarded, with one point for each year of age and one point for each year of service. Title IV early benefit reduction is calculated by reducing the benefit by 5% per year for each year before age 57 that benefits are paid and 4% per year for benefits that are paid between ages 57 and 60. The benefit calculation for Title IV is reduced by the product of 1.5% of the annual primary social security benefit multiplied by years of credited service, although a reduction limit of 50% of the primary Social Security benefit may apply.

Executive Compensation Tables	99

The following table lists the pension program participation and actuarial present value of each NEO’s defined benefit pension as of December 31, 2024.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark Lashier	Retirement Plan - Title II	35	121,683	—
	KESRP(2)		1,164,868	—
Kevin Mitchell	Retirement Plan - Title II	11	302,874	—
	KESRP(2)		1,645,789	—
Brian Mandell	Retirement Plan - Title IV	34	2,083,310	—
	KESRP(2)		12,176,666	—
Richard Harbison	Retirement Plan - Title III	36	2,235,986	—
	KESRP(2)		2,930,487	—
Vanessa A. Sutherland	Retirement Plan - Title II	2	64,500	—
	KESRP(2)		228,277	—
Tim Roberts	Retirement Plan - Title II	32	—	—
	KESRP(2)		1,377,300	—
(1)Years of credited service include service recognized under the predecessor ConocoPhillips plans from which these plans were spun off effective May 1, 2012. Credited Service displays the number of years the NEO was in each applicable formula. Mr. Lashier’s and Mr. Roberts’ tenure with Phillips 66 is 4 years and 9 years, respectively. Their credited years of service calculations include 35 years and 32 years of prior service recognition, respectively.
(2)The Phillips 66 Key Employee Supplemental Retirement Plan ("KESRP") restores Company-sponsored benefits capped under the qualified defined benefit pension plan due to IRC limits. All employees, including our NEOs, are eligible to participate in the KESRP.
(3)Mr. Roberts retired effective July 20, 2024, and upon his retirement, Mr. Roberts ceased accruing benefits under the Company’s pension programs. After he retired, he elected to distribute his qualified Retirement Plan – Title II as a lump sum payment in the amount of $270,451. This was a non-taxable event as he elected to roll his qualified pension distribution to an IRA. In addition, he was paid his Key Employee Supplement Retirement Plan (KESRP) on February 2, 2025, which is paid on the later of the (1) first day of the seventh month after separation from service or (2) first day of the month after attaining age 55. The gross value of this distribution was $1,381,381 and this benefit will be included in his taxable income. For Cash Balance participants, Title II, FICA and Medicare tax is payable each month when the benefit accrues under the plan. This payment is subject to Federal, State, and local taxes, if any, and the payment may not be rolled to an IRA.

Understanding the Annual Change in Pension Value
No modifications to pension	•There were no modifications to our existing pension program in 2024
Change in value
•The value of traditional pension plans is particularly sensitive to interest rate movement, which is outside of the Company's control
•While our short-term and long-term incentive programs are based entirely on performance, pension value is not performance based and does not reflect or reward Company performance

100	Phillips 66 2025 Proxy Statement

NONQUALIFIED DEFERRED COMPENSATION
Our NEOs are eligible to participate in two nonqualified deferred compensation plans, the KEDCP and the DCMP.
The KEDCP allows NEOs to defer up to 50% of their salary and up to 100% of their VCIP. The default distribution option is a lump sum payment paid at least six months after separation from service. NEOs may elect to defer payments from one to five years, and to receive annual, semiannual or quarterly payments for a period of up to fifteen years. NEOs may also elect to defer their VCIP to a specified date in the future.
The DCMP is a nonqualified restoration plan for employer contributions that cannot be made to our 401(k) plan either due to an NEO’s salary deferral under the KEDCP or due to the IRC annual limit on compensation that may be taken into account under a qualified plan. Distributions are made as a lump sum six months after separation from service, unless the NEO elects to receive one to fifteen annual payments beginning at least one year after separation from service.
Each NEO directs investments of his or her individual accounts under the KEDCP and DCMP. Both plans provide a broad range of market-based investments that may be changed daily. No investment provides above-market returns. The aggregate performance of these investments is reflected in the Nonqualified Deferred Compensation table below.
Benefits due under these plans are paid from our general assets, although we also maintain rabbi trusts that may be used to pay benefits. The trusts and the funds held in them are Company assets. In the event of our bankruptcy, NEOs would be unsecured general creditors.
The following table provides information on the NEO's nonqualified deferred compensation as of December 31, 2024:

Name	Applicable Plan(1)	Beginning Balance ($)	Executive Contributions in Last Fiscal Year ($)	Company Contributions in the Last Fiscal Year(2) ($)	Aggregate Earnings (Loss) in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(4) ($)
Mark Lashier	DCMP	881,666	—	429,961	111,749	—	1,423,376
	KEDCP	—	—	—	—	—	—
Kevin Mitchell	DCMP	1,601,384	—	181,168	225,877	—	2,008,429
	KEDCP	—	—	—	—	—	—
Brian Mandell	DCMP	1,236,185	—	140,724	110,342	—	1,487,250
	KEDCP	4,327,610	—	—	689,049	—	5,016,658
Richard Harbison	DCMP	398,849	—	114,849	48,339	—	562,038
	KEDCP	—	—	—	—	—	—
Vanessa A. Sutherland	DCMP	253,305	—	123,496	38,726	—	415,528
	KEDCP	—	543,777	—	46,091	—	589,868
Tim Roberts	DCMP	1,184,326	—	129,092	146,817	—	1,460,234
	KEDCP	3,826,418	1,351,086	—	564,521	(77,664)	5,664,361
(1)As of December 31, 2024, participants in these plans had 35 investment options – 26 of the options were the same as those available in our 401(k) plan and the remaining options were other mutual funds approved by the plan administrator.
(2)These amounts represent Company contributions under the DCMP. These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table.
(3)These amounts represent earnings or losses on plan balances, as applicable, from January 1 to December 31, 2024. These amounts are not included in the Summary Compensation Table.
(4)The total reflects contributions by our NEOs, contributions by us, and earnings on balances prior to 2024; plus contributions by our NEOs, and earnings (or losses) and (whithdrawals) from January 1, 2024 through December 31, 2024 (shown in the appropriate columns of this table, with amounts that are included in the Summary Compensation Table). The total includes all contributions by our NEOs and by us reported in this Proxy Statement and our proxy statements from prior years as follows: $1,230,308 for Mr. Lashier; $1,430,593 for Mr. Mitchell; $537,939 for Mr. Mandell; $114,849 for Mr. Harbison; $721,623 for Ms. Sutherland; and $6,285,531 for Mr. Roberts.

Executive Compensation Tables	101

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Our programs are designed to pay out amounts earned during employment unless the employee voluntarily resigns prior to becoming retirement-eligible or is terminated for cause. Although normal retirement age under our benefit plans is 65, early retirement provisions allow receipt of benefits at earlier ages if vesting requirements are met. For our incentive compensation programs (VCIP, RSU, PSP, and outstanding Stock Options granted under prior programs), early retirement is generally defined as termination at or after the age of 55 with five years of service.
As of December 31, 2024, Messrs. Lashier, Mitchell, Mandell and Harbison were each retirement-eligible under our benefit plans and our compensation programs. Therefore, as of December 31, 2024, a voluntary resignation of any of these NEOs would have been treated as a retirement, and each would have retained all outstanding awards earned under the current and earlier programs. Please see the Outstanding Equity Awards at Fiscal Year End table for more information.
As of December 31, 2024, Ms. Sutherland was not retirement-eligible under our benefits plans and compensation programs. Therefore, as of December 31, 2024, upon a voluntary resignation of Ms. Sutherland, she would have forfeited all unvested awards.
Our compensation programs provide for the following upon retirement:
Cash Payments. Cash payments include VCIP earned during the fiscal year, amounts contributed and vested under our defined contribution plans, and amounts accrued and vested under our pension plans.
Equity. Equity considerations include grants under the 2022-2024 PSP in which the executive participated for at least one year, grants under the 2023-2025 and 2024-2026 PSPs in which the executive participated for at least two months, and previously granted RSUs and stock option awards exercisable through the original term.
The table at the end of this section summarizes the total value of the benefits to be received by each NEO as of December 31, 2024 through the Phillips 66 ESP due to an involuntary termination without cause or through the Phillips 66 CICSP due to a change in control event. Mr. Roberts is excluded due to his retirement in July 2024. Benefits that would be available generally to all or substantially all salaried employees on the U.S. payroll are not included in the amounts shown. Executives are not entitled to receive benefits under both the ESP and the CICSP as a result of the same event. These two plans have the following in common:
•Amounts payable under both are offset by any severance payments or benefits payable under any of our other plans;
•Benefits under both may also be reduced in the event of willful and bad faith conduct demonstrably injurious to the Company; and
•Both are Company plans under which awards and payments are subject to clawback provisions and to forfeiture or recoupment, in whole or in part, under applicable law, including the Sarbanes-Oxley Act and the Dodd-Frank Act, and the Company's SEC-compliant clawback policy, if applicable.

102	Phillips 66 2025 Proxy Statement

EXECUTIVE SEVERANCE PLAN
The ESP provides that if a NEO separates due to an involuntary termination without cause, the executive will receive the following benefits, which may vary depending on salary grade level, subject to the executive's execution of a release of claims.
Cash Severance Payments. ESP cash severance payments include:
•A lump sum payment equal to one and one-half or two times the sum of the executive’s base salary and current target annual bonus;
•A lump sum payment equal to the present value of the increase in pension benefits that would result from crediting the executive with an additional one and one-half or two years of age and service under the pension plan; and
•A lump sum payment generally equal to the Company contribution for active employees toward the cost of certain welfare benefits for an additional one and one-half or two years.
Accelerated Equity. Layoff treatment under our compensation plans allows the executive to retain a prorated portion of grants held after March 1 for current year grants and the full award for grants held for one year or more for RSUs and stock options, and maintain eligibility for prorated PSP awards for ongoing periods in which he or she participated for at least one year in the 2022-2024 PSP, and at least 2 months in the 2023-2025 PSP and 2024-2026 PSP, subject to the executive's execution of a release of claims.
CHANGE IN CONTROL SEVERANCE PLAN
The CICSP provides that if, within two years of a change in control of the Company, an executive’s employment is terminated by the employer other than for cause, or by the executive for good reason, the executive will receive the following benefits, which may vary depending on salary grade level. CICSP benefits include:
Cash Severance Payments. CICSP cash severance payments include:
•A lump sum payment equal to two or three times the sum of the executive’s base salary and the higher of the current target annual bonus or the average of the annual bonuses paid for the previous two years;
•A lump sum payment equal to the present value of the increase in pension benefits that would result from crediting the executive with an additional two or three years of age and service under the pension plan; and
•A lump sum payment generally equal to the Company contribution for active employees toward the cost of certain welfare benefits for an additional two or three years.
Accelerated Equity. CICSP benefits also include the full vesting of all equity awards and lapsing of any restrictions.

Executive Compensation Tables	103

ESTIMATED POTENTIAL PAYMENTS
The following table presents, for each of the NEOs (other than Mr. Roberts who retired effective July 20, 2024), the estimated payments and benefits that would have been payable to each of the NEOs as of December 31, 2024, for each of the circumstances described below.

	Executive Benefits and Payments Upon Termination
	Involuntary Not-For- Cause Termination (Not CIC) ($)	Involuntary or Good Reason Termination (CIC) ($)	Death ($)	Disability ($)
Mark Lashier
Severance Payment	9,691,368	16,686,900	—	—
Accelerated Equity	18,005,290	26,718,084	26,718,084	26,718,084
Life Insurance	—	—	3,400,000	—
TOTAL	27,696,658	43,404,984	30,118,084	26,718,084
Kevin Mitchell
Severance Payment	4,492,146	8,438,191	—	—
Accelerated Equity	7,855,350	10,940,157	10,940,157	10,940,157
Life Insurance	—	—	2,040,495	—
TOTAL	12,347,496	19,378,348	12,980,652	10,940,157
Brian Mandell
Severance Payment	4,255,095	7,683,383	—	—
Accelerated Equity	5,724,900	8,137,330	8,137,330	8,137,330
Life Insurance	—	—	1,748,183	—
TOTAL	9,979,995	15,820,712	9,885,513	8,137,330
Richard Harbison
Severance Payment	3,586,431	5,382,118	—	—
Accelerated Equity	3,970,567	6,046,258	6,046,258	6,046,258
Life Insurance	—	—	1,710,000	—
TOTAL	7,556,998	11,428,375	7,756,258	6,046,258
Vanessa A. Sutherland
Severance Payment	3,772,753	6,332,459	—	—
Accelerated Equity	8,551,981	10,606,291	10,606,291	10,606,291
Life Insurance	—	—	1,680,000	—
TOTAL	12,324,735	16,938,751	12,286,291	10,606,291

104	Phillips 66 2025 Proxy Statement

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, of our median employee and the annual total compensation of our CEO, Mr. Lashier.
For 2024, the annual total compensation of our CEO was 132 times that of the median of the annual total compensation of all employees, based on annual total compensation of $22,615,351 for the CEO and $171,593 for the median employee.
We determined that there have been no changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure, and thus, as permitted by SEC rules used the same median employee identified for last year's disclosure to calculate this pay ratio. This ratio is based on a December 1, 2023, employee population of 14,179, which, in accordance with SEC rules, excluded a total of 453 non-U.S. employees across Germany (296), Singapore (76), Austria (46), Canada (27), and China (8). The median employee was identified using annual base pay, annual bonus, and target LTI compensation using data as of November 30, 2023. The annual total compensation for our CEO includes both the amount reported in the “Total” column of the Summary Compensation Table of $22,586,946 and the estimated value of our CEO’s health and welfare benefits of $28,405.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

CEO Pay Ratio	105

Pay versus Performance

We are required by SEC rules to disclose the following information regarding compensation paid to our NEOs. The amounts set forth below under the headings “Compensation Actually Paid” (“CAP”) have been calculated in a manner consistent with Item 402(v) of Regulation S-K. The methodology for calculating the CAP, including details regarding the amounts that were deducted from, and added to, the Summary Compensation Table totals to arrive at the values presented for CAP, are provided in the footnotes to the table.

Year	Summary Compensation Table Total for First PEO(1) ($)	Summary Compensation Table Total for Second PEO(1) ($)	Compensation Actually Paid to First PEO(2) ($)	Compensation Actually Paid to Second PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs(2),(3) ($)	Value of Initial Fixed $100 Investment Based On:		GAAP Net Income (Loss) ($ MM)	Annual Adjusted PSP ROCE(5) (%)
							Total Shareholder Return(4) ($)	Peer Group Total Shareholder Return(4) ($)
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	22,586,946	—	20,026,633	—	7,234,588	5,645,898	126.22	207.94	2,175	7.0
2023	19,409,262	—	34,732,785	—	8,830,452	18,432,934	145.45	170.71	7,239	16.9
2022	18,229,917	16,288,870	36,488,607	24,349,594	7,564,734	12,019,418	108.84	140.02	11,391	24.5
2021	20,953,206	—	21,535,633	—	8,163,303	7,817,258	72.45	106.53	1,594	8.5
2020	24,989,374	—	2,700,837	—	6,290,976	2,618,978	66.45	78.79	(3,714)	0.8
(1)For 2024 and 2023, the first Principal Executive Officer ("PEO") reflected in column (b) refers to Mr. Lashier, President and CEO until May 15, 2024 and Chairman and CEO beginning on May 15, 2024. For 2022, 2021 and 2020, the first PEO reflected in column (b) refers to Greg Garland, Chairman and CEO until June 30, 2022 and Executive Chairman from July 1, 2022 to May 15, 2024. For 2022, the second PEO reflected in column (b) refers to Mr. Lashier, President and Chief Operating Officer until June 30, 2022, and President and CEO beginning July 1, 2022.
(2)To calculate CAP for 2024, the following adjustments were made to Summary Compensation Table total compensation, in accordance with SEC rules. For information on CAP calculations for 2020-2023, refer to our 2024 Proxy Statement:

Compensation Actually Paid to PEO	2024 (Mr. Lashier)

Summary Compensation Table Total	22,586,946
Less, value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	(16,016,443)
Less, Change in Pension Value reported in Summary Compensation Table	(569,717)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	11,980,514
Plus, fair value as of vesting date of equity awards granted and vested in the year(a)	128,737
Plus (less), year-over-year change in fair value of outstanding and unvested equity awards granted in prior years	(3,695,105)
Plus (less), change in fair value from fiscal year end until the vesting date of equity awards granted in prior years that vested in the year	4,993,572
Plus, the value of dividend equivalents or other earnings paid on equity awards in the year	376,954
Plus, pension service cost for services rendered during the year	241,176
Compensation Actually Paid to PEO	20,026,633
(a)Represents value of RSUs withheld to satisfy Federal Insurance Contributions Act (FICA) tax obligations.

106	Phillips 66 2025 Proxy Statement

Average Compensation Actually Paid to Non-PEO NEOs	2024

Summary Compensation Table Total	7,234,588
Less, value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	(4,448,065)
Less, Change in Pension Value reported in Summary Compensation Table	(777,718)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	2,920,392
Plus, fair value as of vesting date of equity awards granted and vested in the year(a)	23,564
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	(1,063,200)
Plus (less), change in fair value from fiscal year end until the vesting date of equity awards granted in prior years that vested in the year	1,511,698
Plus, the value of dividend equivalents or other earnings paid on equity awards in the year	116,452
Plus, pension service cost for services rendered during the year	128,187
Compensation Actually Paid to Non-PEO NEOs	5,645,898
(a)Represents value of RSUs withheld to satisfy FICA tax obligations.
(3)The Non-PEO NEOs reflected in columns (d) and (e) represent the following individuals: For 2024, Mr. Mitchell, Mr. Mandell, Mr. Harbison, Ms. Sutherland, and Mr. Roberts; for 2023, Mr. Garland, Mr. Mitchell, Mr. Mandell, and Mr. Roberts, for 2022, Mr. Mitchell, Ms. Sutherland, Mr. Mandell, and Mr. Roberts; for 2021, Mr. Lashier, Mr. Mitchell, Mr. Roberts, and Mr. Herman; and for 2020, Mr. Mitchell, Mr. Roberts, Mr. Herman, and Ms. Johnson.
(4)The Peer Group TSR in column (g) represents the weighted average market capitalization of our peer group used for purposes of Item 201(e) of Regulation S-K, which is composed of: Delek US Holdings, Inc.; HF Sinclair Corporation; Marathon Petroleum Corporation; PBF Energy Inc.; Valero Energy Corporation; CVR Energy Inc.; Dow Inc.; Westlake Chemical Corporation; LyondellBasell Industries N.V; ONEOK, Inc.; Targa Resources Corp.; and The Williams Companies, Inc.
(5)See Appendix B for a reconciliation of Adjusted PSP ROCE to the nearest GAAP financial measure.
RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID AND PERFORMANCE
The charts that follow depict the relationship of CAP to our PEOs and other NEOs to (i) the TSR of the Company and its peer group (as described in Footnote 4 above), (ii) the Company's net income, and (iii) the Company's annual Adjusted PSP ROCE. Pursuant to Item 402(v) of Regulation S-K, CAP reflects adjustments to the fair value of equity awards during the years presented. Changes in our stock price and the projected and actual achievement of our performance goals greatly impact the total CAP reported for each year presented. For example, our annual TSR performance of -37%, 3%, 44%, 33% and -12% for 2020, 2021, 2022, 2023 and 2024 respectively, contributed to significant changes in CAP values reported for each year.

Pay versus Performance	107

CAP versus Total Shareholder Return
The chart below shows the alignment between the PEO and other NEOs’ CAP amounts and the Company’s cumulative TSR since 2020. This is primarily due to the Company’s use of equity incentives, which are tied directly to stock price performance and the Company’s financial performance.

CAP versus Net Income (Loss)
In 2020, the pandemic challenged our operational and financial environment and we reported a net loss of approximately $3.7 billion. In 2021, 2022, 2023 and 2024, we reported net income of approximately $1.6 billion, $11.4 billion, $7.2 billion and $2.2 billion respectively. The recovery positively impacted our stock price and therefore the PEO and other NEOs’ CAP amounts increased in 2021, 2022, and 2023. CAP amounts in 2024 reflect a decrease vs. prior year as equity incentives are sensitive to changes in stock price and the financial performance of the Company.

108	Phillips 66 2025 Proxy Statement

CAP versus Annual Adjusted PSP ROCE
The chart below shows the correlation between annual Adjusted PSP ROCE and CAP. Because CAP values both vested and outstanding equity using either the value of the award as of the vesting date or the change in value of the award with respect to the prior year end, we consider annual Adjusted PSP ROCE a better measure to show the correlation of company performance to CAP rather than the three-year performance period average Adjusted PSP ROCE we use to determine final payout of our PSP.
Most Important Measures Linking NEO Compensation to Performance
The items listed below represent the most important metrics we used to determine CAP for all fiscal years reported as further described in our Compensation Discussion and Analysis within the sections titled “Annual Incentive Compensation” and “Long-Term Incentive Compensation.”

Most Important Performance Measures	•Adjusted VCIP EBITDA
•Adjusted VCIP Controllable Costs
•Adjusted PSP ROCE
•3-Year Relative TSR

Pay versus Performance	109

Equity Compensation Plan Information

The following table sets forth information about Phillips 66 common stock that may be issued under all existing equity compensation plans as of December 31, 2024:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1,2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)(4)
Equity compensation plans approved by security holders	7,877,073	89.32	11,734,252
Equity compensation plans not approved by security holders	—	—	—
Total	7,877,073	89.32	11,734,252
(1)Includes awards issued under the Omnibus Stock and Performance Incentive Plan of Phillips 66, awards issued under the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66 and awards issued under the 2022 Omnibus Stock and Performance Incentive Plan of Phillips 66.
(2)Includes an aggregate of 4,066,168 stock options issued to employees and 470,904 PSUs. The number of securities to be issued includes 3,340,001 RSUs, of which 200,619 were issued to non-employee directors. Some awards held by ConocoPhillips employees at our spin-off were adjusted or substituted with a combination of ConocoPhillips and Phillips 66 equity. Awards representing a total of 13,071,435 shares were issued to ConocoPhillips employees, of which 531,276 remain outstanding as of December 31, 2024. The awards issued to ConocoPhillips employees are included in the outstanding awards listed above.
(3)The weighted-average exercise price reflects the weighted-average price for outstanding incentive stock options and nonqualified stock options only. It does not include stock awards outstanding which do not have an exercise price.
(4)Total includes forfeited shares under the Omnibus Stock and Performance Incentive Plan of Phillips 66 that are now available for grant under the 2022 Omnibus Stock and Performance Incentive Plan of Phillips 66.

110	Phillips 66 2025 Proxy Statement

p

PROPOSAL 5
Ratification of the Appointment of Ernst & Young
The Board recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP for fiscal year 2025 on your WHITE proxy card or WHITE voting instruction form.

The A&FC is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The A&FC has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2025. Ernst & Young has acted as the Company’s independent registered public accounting firm continuously since 2011.
The A&FC annually considers the independence of the Company’s independent auditors prior to the firm’s engagement, and periodically considers whether a regular rotation of the independent auditors is necessary to assure continuing independence. The A&FC and its Chair are directly involved in the selection of Ernst & Young’s lead engagement partner.
The A&FC and the Board of Directors believe that the continued retention of Ernst & Young is in the best interests of the Company and its shareholders. We are asking you to vote on a proposal to ratify the appointment of Ernst & Young.
One or more representatives of Ernst & Young are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.
The submission of this matter for approval by shareholders is not legally required, but the Board and the A&FC believe it provides an opportunity for shareholders to vote on an important aspect of corporate governance. If the shareholders do not ratify the selection of Ernst & Young, the A&FC will reconsider the selection of that firm as the Company’s independent registered public accounting firm. Even if the selection is ratified, the A&FC in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

ERNST & YOUNG LLP FEES
Audit services of Ernst & Young for fiscal year 2024 included an audit of our consolidated financial statements, an audit of the effectiveness of the Company’s internal control over financial reporting, and services related to periodic filings made with the SEC. Additionally, Ernst & Young provided certain other services as described below. In connection with the audit of the 2024 consolidated financial statements, we entered into an engagement agreement with Ernst & Young that set forth the terms by which Ernst & Young performed audit services for us.

Proposal 5: Ratification of the Appointment of Ernst & Young	111

The A&FC is responsible for negotiating the audit fee associated with its retention of Ernst & Young. Ernst & Young’s fees for professional services totaled $13.7 million for 2024 and $10.0 million for 2023, which consisted of the following:

Fees (in millions)	2024	2023
Audit Fees(1)	$11.5	$9.0
Audit-Related Fees(2)	$1.9	$0.5
Tax Fees(3)	$0.1	$—
All Other Fees(4)	$0.2	$0.5
Total	$13.7	$10.0
(1)Fees for audit services related to the fiscal year consolidated audit, the audit of the effectiveness of internal controls over financial reporting, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits and accounting consultations.
(2)Fees for audit-related services related to audits in connection with proposed or consummated acquisitions or dispositions, benefit plan audits, other subsidiary audits, special reports, and accounting consultations.
(3)Tax fees includes fees for tax consulting and compliance.
(4)All other fees primarily include audit-related software and advisory services.
The A&FC has considered whether the non-audit services provided to Phillips 66 by Ernst & Young impaired the independence of Ernst & Young and concluded they did not.
PRE-APPROVAL POLICY
The A&FC has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that Ernst & Young may provide to the Company. All the fees in the table above were approved in accordance with this policy. The policy (a) identifies the guiding principles that the A&FC must consider in approving services to ensure that Ernst & Young’s independence is not impaired; (b) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and (c) sets forth pre-approval requirements for all permitted services. Under the policy, the A&FC must pre-approve all services to be provided by Ernst & Young. The A&FC has delegated authority to approve permitted services to its Chair. Such approval must be reported to the entire A&FC at its next scheduled meeting.

112	Phillips 66 2022 Proxy Statement

AUDIT AND FINANCE COMMITTEE REPORT
The A&FC assists the Board of Directors in fulfilling its responsibility to provide independent, objective oversight of the financial reporting functions and internal control systems of Phillips 66.
The A&FC currently consists of six non-employee directors. The Board has determined that each member of the A&FC satisfies the requirements of the NYSE as to independence and financial literacy and that each of Charles M. Holley, John E. Lowe, and Dr. Marna C. Whittington is an audit committee financial expert as defined by the SEC.
The responsibilities of the A&FC are set forth in the written charter adopted by the Board of Directors, which is available in the “Investors” section of the Company’s website under the caption “Corporate Governance.” One of the A&FC's primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements. The following report summarizes certain of the A&FC’s activities in this regard for 2024.
Review with Management. The A&FC has reviewed and discussed with management the audited consolidated financial statements of Phillips 66 included in the Annual Report, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024, included therein.
Discussions with Independent Registered Public Accounting Firm. The A&FC has discussed with Ernst & Young LLP, independent registered public accounting firm for Phillips 66, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The A&FC has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the A&FC concerning independence, and has discussed with Ernst & Young LLP its independence from Phillips 66.
Recommendation to the Phillips 66 Board of Directors. Based on its review and discussions noted above, the A&FC recommended to the Board of Directors that the audited consolidated financial statements of Phillips 66 be included in the Annual Report.
Audit and Finance Committee
John E. Lowe, Chairman
Lisa A. Davis
Charles M. Holley
Robert W. Pease
Douglas T. Terreson
Marna C. Whittington

Proposal 5: Ratification of the Appointment of Ernst & Young	113

P

PROPOSAL 6
Elliott Proposal Requiring Annual Director Resignations
The Board recommends that you vote “AGAINST” the proposal on your WHITE proxy card or WHITE voting instruction form, and if the proposal is presented, your properly executed WHITE proxy card or WHITE voting instruction form will be voted “AGAINST” this proposal unless you specify otherwise.

Elliott has notified the Company that it intends to present a non-binding business proposal referred to herein as the Elliott Proposal Requiring Annual Director Resignations for consideration at the Annual Meeting, seeking shareholder approval of a request for the Board to adopt a policy (as part of the Company’s Corporate Governance Guidelines or otherwise) to implement the required annual resignation of all directors.
The text of the proposal appears below:
RESOLVED, that stockholders request that the Board adopt an annual election policy for directors, requiring each incumbent director (including directors with terms not set to expire at the next annual meeting) to deliver to the Board a letter of resignation effective at the next annual meeting of stockholders, each year prior to the nomination of director candidates for election at the annual meeting.
Recommendation of the Phillips 66 Board of Directors
The Board carefully considered the Elliott Proposal Requiring Annual Director Resignations and concluded, for the reasons noted below, that an annual resignation policy requiring each incumbent director to deliver a letter of resignation effective at the next annual meeting of shareholders, for the purpose of declassifying the Board in a de facto manner without properly amending the Company’s Certificate of Incorporation and By-Laws, would not be in the best interests of the Company and our shareholders. As a result, the Board unanimously recommends that you vote “AGAINST” this proposal. The Board strongly urges shareholders who wish to properly declassify the Board in accordance with the Company’s governing documents to vote in favor of Proposal 2 (Management Proposal to Approve the Declassification of the Board of Directors).
Article FIFTH of the Company’s Certificate of Incorporation clearly states “[t]he directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, each with a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.” Article FOURTH of the Company’s Certificate of Incorporation states that “[t]he affirmative vote of shares representing not less than 80% of the votes entitled to be cast by the Voting Stock shall be required to alter, amend or adopt any provision inconsistent with or repeal … Article FIFTH.” The Company’s By-Laws contain similar language.

114	Phillips 66 2025 Proxy Statement

The Board believes that the Elliott Proposal Requiring Annual Director Resignations contravenes well-settled principles of Delaware corporate law and would be highly unlikely to withstand scrutiny in Delaware courts. For example, Delaware courts have clearly held that a by-law cannot abrogate provisions of a company’s charter. Here, the Elliott Proposal Requiring Annual Director Resignations is not even implemented via a change to the by-laws, but rather an even lower order legal action, namely, the adoption of a policy “as part of the Company’s Corporate Governance Guidelines or otherwise.” The Company’s Certificate of Incorporation and By-Laws would clearly prevail over such a policy, leading the Company’s attempt to adopt the Elliott Proposal Requiring Annual Director Resignations to be highly at risk of being rendered null and void, and potentially subjecting the Company to costly litigation and reputational damage. The Company’s Certificate of Incorporation is clear that the Company does not have the power or authority to “adopt any provision inconsistent with or repeal” the classified board structure in the absence of the required shareholder approval.
Elliott's statement that the Board would have flexibility in determining how to implement such a policy "in compliance with applicable law" is itself misleading and wrong. The Company's governing documents currently impose a classified board with three-year terms and, for that reason, a policy requiring directors to resign annually (whether on its face or because, as Elliott has suggested, “the Board and its committees would take failure to comply with a Board policy into account when making decisions regarding future nominations”) is inherently not in compliance with applicable law. Elliott is asking the Board to devise a way to evade our governing documents, and the Board does not think that such actions would be in the best interests of the Company and our shareholders.
For the reasons stated above, the Board unanimously recommends that you vote “AGAINST” this proposal and, if you wish to properly declassify the Board in accordance with the Company’s governing documents, in favor of Proposal 2.

Proposal 6: Elliott Proposal Requiring Annual Director Resignations	115

Beneficial Ownership of Phillips 66 Securities

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth information regarding persons who we know to be the beneficial owners of more than five percent of our issued and outstanding common stock as of March 19, 2025. The information is based on reports filed by such person with the SEC:

Name and Address	Number of Shares	Percent of Class
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19335	40,802,063	10.01%
BlackRock, Inc.(2) 50 Hudson Yards New York, NY 10001	34,996,228	8.58%
State Street Corporation(3) One Lincoln Street Boston, MA 02111	29,374,604	7.20%
(1)Based solely on an Amendment to Schedule 13G filed with the SEC on March 6, 2025, by The Vanguard Group. The Amendment to Schedule 13G reports sole voting power for no shares of common stock, shared voting power for 513,539 shares of common stock, sole dispositive power for 38,863,276 shares of common stock and shared dispositive power for 1,938,787 shares of common stock.
(2)Based solely on an Amendment to Schedule 13G filed with the SEC on January 26, 2024 by BlackRock, Inc. on behalf of itself, and BlackRock Life Limited; BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; iShares (DE) I Investmentaktiengesellschaft mit Teilgesellsc; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; BlackRock Investment Management (Australia) Limited; BlackRock Advisors (UK) Limited; BlackRock Fund Advisors; BlackRock Asset Management North Asia Limited; BlackRock (Singapore) Limited; and BlackRock Fund Managers Ltd. The Amendment to Schedule 13G reports sole voting power for 32,060,953 shares of common stock, shared voting power for no shares of common stock, sole dispositive power for 34,996,228 shares of common stock and shared dispositive power for no shares of common stock.
(3)Based solely on an Amendment to Schedule 13G filed with the SEC on January 30, 2024, by State Street Corporation on behalf of itself, and SSGA Funds Management, Inc.; State Street Global Advisors Europe Limited; State Street Global Advisors Limited; State Street Global Advisors Trust Company; State Street Global Advisors, Australia, Limited; State Street Global Advisors (Japan) Co., Ltd.; State Street Global Advisors Asia Limited; State Street Global Advisors, Ltd.; and State Street Global Advisors Singapore Limited. The Amendment to Schedule 13G reports sole voting power for no shares of common stock, shared voting power for 21,819,610 shares of common stock, sole dispositive power for no shares of common stock and shared dispositive power for 29,358,054 shares of common stock.

116	Phillips 66 2025 Proxy Statement

SECURITIES OWNERSHIP OF OFFICERS AND DIRECTORS
This table lists the beneficial ownership of our common stock as of March 19, 2025, by all directors and nominees, the executive officers named in the Summary Compensation Table, and by all of our directors and executive officers as a group. Together these individuals beneficially own less than one percent of our common stock.

	Number of Shares or Units
Name of Beneficial Owner	Shares Beneficially Owned	Restricted or Deferred Stock Units(1)	Options Exercisable within 60 Days(2)
Mr. Lashier	32,336	93,399	288,433
Mr. Mandell	33,112	23,726	222,333
Mr. Mitchell	58,528	32,544	308,033
Mr. Harbison	17,681	21,419	44,166
Ms. Sutherland	26,053	21,713	47,666
Mr. Roberts(3)	67,593	27,959	—
Mr. Adams	21,095	—	—
Ms. Bushman	—	13,046	—
Ms. Davis	11,067	—	—
Mr. Hayes	10,250	10,157	—
Mr. Hearne	33	—	—
Mr. Holley	77	16,449	—
Mr. Lowe	40,000	43,893	—
Mr. Pease	682	2,970	—
Mr. Puma	1,684	339
Ms. Ramos	—	23,055	—
Ms. Singleton	—	9,297	—
Mr. Terreson	—	9,297	—
Mr. Tilton	35,352	36,618	—
Mr. Ungerleider	—	—	—
Dr. Whittington	17,419	33,574	—
Directors, Nominees and Executive Officers as a Group (24 Persons)	426,330	464,048	1,030,031
(1)Includes RSUs and deferred stock units that may be voted or sold only upon the passage of time.
(2)Includes beneficial ownership of shares of common stock which may be acquired within 60 days of March 19, 2025, through stock options awarded under compensation plans.
(3)Mr. Roberts retired from the Company in June 2024. Mr. Roberts' ownership information is based on the Form 4 filed on behalf of Mr. Roberts with the SEC on May 20, 2024.

Beneficial Ownership of Phillips 66 Securities	117

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the NYSE. Such executive officers, directors and stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.
To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during the year ended December 31, 2024, we believe that for 2024, all required reports were filed on a timely basis under Section 16(a), except for Form 4s filed on behalf of Mark E. Lashier, Kevin J. Mitchell, Donald A. Baldridge, Zhanna Golodryga, Richard G. Harbison, Brian M. Mandell and Ann M. Kluppel, which were each filed on December 9, 2024, and a Form 4 filed on behalf of Donald A. Baldridge on January 3, 2025. Each of these reports was related to share withholding to satisfy FICA taxes and filed late due to administrative error.

118	Phillips 66 2025 Proxy Statement

Additional Information

ABOUT THE ANNUAL MEETING
These WHITE proxy materials relate to the Board’s solicitation of your proxy for use at our Annual Meeting to be held virtually on May 21, 2025. The following questions and answers provide guidance on how to vote your shares.
What is included in these WHITE proxy materials and why am I receiving these WHITE proxy materials?
Our Board is soliciting proxies for our Annual Meeting. You are receiving these WHITE proxy materials, which include the Notice of 2025 Annual Meeting of Shareholders, this Proxy Statement, the enclosed WHITE proxy card or WHITE voting instruction form and the Annual Report, because you owned shares of our common stock as of the close of business on the record date. These WHITE proxy materials are first being mailed on or about April 8, 2025 to stockholders of record as of the record date.
You are invited to attend the Annual Meeting and we request that you vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed WHITE proxy card or WHITE voting instruction form or submit your WHITE proxy through the Internet or by telephone according to the instructions contained in the enclosed WHITE proxy card or WHITE voting instruction form.
What is a proxy?
A proxy is your legal designation of another person to vote the shares you own. The person you designate is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. By submitting your WHITE proxy (either by voting electronically on the Internet or by telephone according to the instructions contained in the enclosed WHITE proxy card or WHITE voting instruction form or by signing and returning a WHITE proxy card or WHITE voting instruction form), you authorize Mark E. Lashier, our Chairman and Chief Executive Officer, and Vanessa A. Sutherland, our Executive Vice President, Government Affairs, General Counsel and Corporate Secretary, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.
Who is Elliott and how are they involved in the Annual Meeting?
Elliott is a shareholder that has nominated a slate of four candidates referred to herein as the Elliott Nominees to stand for election as directors at the Annual Meeting in opposition to the nominees recommended by the Board. Additionally, Elliott has notified the Company that it intends to present a non-binding business proposal referred to herein as the Elliott Proposal Requiring Annual Director Resignations for consideration at the Annual Meeting.
The Board does NOT endorse any of the Elliott Nominees or the Elliott Proposal Requiring Annual Director Resignations and unanimously recommends that you use the WHITE proxy card or WHITE voting instruction form to vote “FOR” the election of ONLY the four nominees recommended by the Board (A. Nigel Hearne, John E. Lowe, Robert W. Pease and Howard I. Ungerleider), and “AGAINST” the Elliott Proposal Requiring Annual Director Resignations, and as the Board recommends on all other proposals.
You may receive proxy solicitation materials, including a Gold proxy card or Gold voting instruction form, from Elliott. Phillips 66 is not responsible for the accuracy or completeness of any information provided by or relating to Elliott or the Elliott Nominees or the Elliott Proposal Requiring Annual Director Resignations contained in solicitation materials filed or disseminated by or on behalf of Elliott or any other statements Elliott may make. Voting to “WITHHOLD” with respect to any of the Elliott Nominees on any Gold proxy card or Gold voting instruction form sent to you by Elliott is not

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the same as voting for our director nominees, because any vote on the Gold proxy card or Gold voting instruction form will revoke any WHITE proxy card or WHITE voting instruction form you may have previously submitted.
Even though you can vote for the Phillips 66 nominees on the Gold proxy card, we urge you to support our director nominees and vote “FOR” the election of ONLY the four nominees recommended by the Board (A. Nigel Hearne, John E. Lowe, Robert W. Pease and Howard I. Ungerleider) using the WHITE proxy card or WHITE voting instruction form.
If you have already voted using a Gold proxy card or Gold voting instruction form sent to you by Elliott, you have every right to change your vote and we strongly urge you to revoke that proxy by voting “FOR” the election of ONLY the four nominees recommended by the Board (A. Nigel Hearne, John E. Lowe, Robert W. Pease and Howard I. Ungerleider), and “AGAINST” the Elliott Proposal Requiring Annual Director Resignations, by marking, signing, dating and returning the enclosed WHITE proxy card or WHITE voting instruction form in the postage-paid envelope provided or following the instructions on your WHITE proxy card or WHITE voting instruction form to vote online or by telephone. Even if you would like to elect some or all of the Elliott Nominees, we strongly recommend you use the Company’s WHITE proxy card or WHITE voting instruction form to do so, since only the latest dated proxy that you submit will be counted. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.
Why have I received more than one proxy card or different color proxy cards?
Many of our shareholders hold their shares in more than one account and may receive separate proxy cards or voting instructions forms for each of those accounts. If you receive more than one WHITE proxy card or WHITE voting instruction form, your shares are registered in different accounts. Please sign, date and return or otherwise submit your proxy with respect to each WHITE proxy card and WHITE voting instruction form you receive to ensure that all of your shares are voted.
Additionally, Elliott has nominated the Elliott Nominees to stand for election as directors at the Annual Meeting in opposition to the nominees recommended by the Board, and to present the Elliott Proposal Requiring Annual Director Resignations for consideration at the Annual Meeting. We have provided you with the enclosed WHITE proxy card or WHITE voting instruction form. Elliott may send you a Gold proxy card or Gold voting instruction form. The Board unanimously recommends using the enclosed WHITE proxy card or WHITE voting instruction form to vote “FOR” the election of ONLY the four nominees recommended by the Board (A. Nigel Hearne, John E. Lowe, Robert W. Pease and Howard I. Ungerleider), and “AGAINST” the Elliott Proposal Requiring Annual Director Resignations, and as the Board recommends on all other proposals. The Board recommends that you simply DISREGARD and do NOT return Elliott’s Gold proxy card or Gold voting instruction form. Voting to “WITHHOLD” with respect to any of the Elliott Nominees on any Gold proxy card or Gold voting instruction form sent to you by Elliott is not the same as voting for our director nominees, because any vote on the Gold proxy card or Gold voting instruction form will revoke any WHITE proxy card or WHITE voting instruction form you may have previously submitted.
If you have already voted using a Gold proxy card or Gold voting instruction form sent to you by Elliott, you have every right to change your vote and we strongly urge you to revoke that proxy by voting “FOR” the election of ONLY the four nominees recommended by the Board (A. Nigel Hearne, John E. Lowe, Robert W. Pease and Howard I. Ungerleider), and “AGAINST” the Elliott Proposal Requiring Annual Director Resignations, by marking, signing, dating and returning the enclosed WHITE proxy card or WHITE voting instruction form in the postage-paid envelope provided or following the instructions on your WHITE proxy card or WHITE voting instruction form to vote online or by telephone. Even if you would like to elect some or all of the Elliott Nominees, we strongly recommend you use the Company’s WHITE proxy card or WHITE voting instruction form to do so, since only the latest dated proxy that you submit will be counted. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

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Who is entitled to vote at the meeting?
The record date for the meeting is April 4, 2025. Only shareholders of record as of the close of business on the record date are entitled to vote at the meeting. Each share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date, there were 407,437,242 shares of common stock outstanding and entitled to vote.
How many shares must be present to hold the meeting?
A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person (online) or represented by proxy, of the holders of a majority of the shares of outstanding common stock on the record date will constitute a quorum. Abstentions and broker non-votes, to the extent broker non-votes arise in the limited circumstances described below, will be counted for purposes of establishing a quorum. Unvoted shares (including unvoted shares held in street name over which brokers do not have discretionary voting authority) will not be counted for purposes of establishing a quorum. See “— How will broker non-votes be treated?” below.
What is the difference between holding shares as a shareholder of record and as a beneficial owner? Am I entitled to vote if my shares are held in “street name”?
If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A., you are the “shareholder of record” (or “registered holder”) of those shares, and the WHITE proxy materials have been provided directly to you by Phillips 66.
If your shares are held by a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, the WHITE proxy materials (including a WHITE voting instruction form) are being forwarded to you by your bank, brokerage firm or other nominee (the “bank or broker”). As the beneficial owner, you have the right to direct your bank or broker how to vote your shares by following the instructions on the WHITE voting instruction form for voting on the Internet or by telephone (if made available by your bank or broker with respect to any shares you hold in street name), or by completing and returning the WHITE voting instruction form, and the bank or broker is required to vote your shares in accordance with your instructions.
Brokers are not permitted to vote on most proposals unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the meeting. See “— How will broker non-votes be treated?” below.
How do I vote?
Shareholder of Record: If you are a shareholder of record, then you may vote by any one of the methods listed below. The Board strongly urges you to vote using the WHITE proxy card, and to DISCARD and NOT vote using any Gold proxy card sent to you by Elliott.
•Online. You may vote online at the website specified on the WHITE proxy card you receive and follow the instructions there. You will need the control number included on your WHITE proxy card.
•By telephone. You may submit your proxy by touch-tone telephone by dialing the number indicated on your WHITE proxy card. You will need to enter the control number shown on your WHITE proxy card.
•By mail. You may vote by mail by signing, dating, and returning each WHITE proxy card you receive in the prepaid envelope. Sign your name exactly as it appears. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee, or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), then the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners.
•At the Meeting. We strongly encourage you to vote online, by telephone or by mail prior to the Annual Meeting by following the instructions provided in the WHITE proxy card, even if you plan to attend the Annual Meeting. Shareholders of record may also opt to vote at the Annual Meeting by

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clicking on the “Shareholder Ballot” link that will be available at www.cesonlineservices.com/psx25_vm during the Annual Meeting. Please note that in order to attend and vote at the Annual Meeting, you must have pre-registered for the meeting no later than May 20, 2025 at 8:00 a.m., Central Time. Once you have pre-registered, you will receive a confirmation e-mail with information on how to attend and vote at the meeting.
You may vote your shares online or by telephone at any time prior to the Annual Meeting. If you are voting by mail, then your marked, signed, and dated WHITE proxy card must be received prior to the Annual Meeting. Please mail your proxy card early to ensure it is received. If you have timely pre-registered, you may attend the Annual meeting and vote your shares by ballot at the meeting.
Beneficial Owners: If you hold your Phillips 66 stock in a brokerage account (that is, in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on the WHITE voting instruction form or that the bank, broker or nominee provides to you. Most brokers offer voting by mail, by telephone, and online. You may submit new voting instructions by contacting your bank, broker or other nominee or by voting at the Annual Meeting. See also “— How will broker non-votes be treated?” and “— How do I attend and participate in the virtual Annual Meeting?”
How do I vote if I hold my stock through a Phillips 66 employee benefit plan?
You may instruct the plan trustee on how to vote your shares in the Phillips 66 employee benefit plan online or by mail as described above for shares held of record, except that if you vote by mail, then the card you use will be a WHITE voting instruction form rather than a WHITE proxy card. You will receive a separate WHITE voting instruction form for each employee benefit plan in which you hold Phillips 66 stock.
Please pay close attention to the deadline for returning your WHITE voting instruction form to the plan trustee. If you do not vote online by the deadline, or if your mailed ballot is not received by the deadline, then your shares and the other undirected shares will be voted on the WHITE proxy card in the same proportion for or against such item as those participants for which voting directions are received. You will not be able to vote your shares personally at the Annual Meeting.
Because of the expected contested nature of the solicitation, it is very important that you direct the plan trustee how to vote your stock in your Phillips 66 employee benefit plan. The Board does NOT endorse any of the Elliott Nominees or the Elliott Proposal Requiring Annual Director Resignations and unanimously recommends that you use the WHITE voting instruction form to vote “FOR” the election of ONLY the four nominees recommended by the Board (A. Nigel Hearne, John E. Lowe, Robert W. Pease and Howard I. Ungerleider), and AGAINST the Elliott Proposal Requiring Annual Director Resignations, and as the Board recommends on all other proposals. The Board strongly urges you NOT to vote using any Gold voting instruction form that may be sent to you by Elliott and strongly urges you NOT to support the election of the Elliott Nominees.
How do I attend and participate in the virtual Annual Meeting?
The Annual Meeting will be held virtually and conducted exclusively via live audio webcast. All shareholders of record as of the record date who have registered in advance are invited to participate in the meeting. On the day of the meeting, you will be able to participate in the meeting by visiting www.cesonlineservices.com/psx25_vm. In order to attend the virtual meeting, you will need to pre-register by 8:00 a.m., Central Time, on May 20, 2025. To pre-register for the meeting, please follow these instructions:
Registered Shareholders
Shareholders of record as of the record date may register to participate in the Annual Meeting remotely by visiting the website www.cesonlineservices.com/psx25_vm with the control number and following the instructions on your WHITE proxy card.
After registering, you will receive a confirmation email with a link and instructions for accessing the Annual Meeting. Verify that you have received the confirmation email in advance of the Annual Meeting, including the possibility that it may be in your spam or junk email folder. Registration requests must be

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received no later than 8:00 a.m., Central Time, on May 20, 2025. You must pre-register and receive a confirmation email in order to vote and/or submit a comment or question during the Annual Meeting.
Beneficial Shareholder
Beneficial shareholders must use the control number on the WHITE voting instruction form or other instructions received from their bank, broker or nominee. To pre-register to participate in the Annual Meeting remotely, visit the website www.cesonlineservices.com/psx25_vm with your control number and follow the instructions.
After registering, you will receive a confirmation email with a link and instructions for accessing the Annual Meeting. Verify that you have received the confirmation email in advance of the Annual Meeting, including the possibility that it may be in your spam or junk email folder.
We encourage you to vote in advance of the Annual Meeting. Beneficial shareholders who intend to vote during the Annual Meeting must obtain and submit a legal proxy from their bank, broker or nominee. Most banks, brokers or nominees allow a shareholder to obtain a legal proxy either online or by mail. Follow the instructions provided by your bank, broker or nominee. If you request a legal proxy online and do not receive an email containing your legal proxy within two business days of such request, contact your bank, broker or nominee. If you request a legal proxy by mail and do not receive it within five business days of such request, contact your bank or brokerage firm.
You may submit your legal proxy either (i) in advance of the Annual Meeting by attaching the legal proxy (or an image thereof in PDF, JPEG, GIF or PNG file format) in an email to PSXRegister@Proxy-Agent.com or (ii) along with your voting ballot during the Annual Meeting. We must have your legal proxy in order for your vote submitted during the Annual Meeting to be valid. To avoid any technical difficulties on the day of the Annual Meeting, we encourage you to submit your legal proxy in advance in an email to PSXRegister@Proxy-Agent.com to ensure that your vote is counted, rather than wait to upload your legal proxy during the annual meeting. Multiple legal proxies must be combined into one document for purposes of uploading them to the Annual Meeting website.
Can I ask questions at the Annual Meeting?
Shareholders who have completed the registration process in advance of the Annual Meeting may submit written comments or questions during the meeting by typing in the “Ask a Question” box and clicking the “Send” button that will be available on the meeting website during the meeting.
Questions received during the meeting will be answered as the allotted meeting time permits. If we receive substantially similar questions, we will group them together and provide a single response to avoid repetition. In light of the number of business items on the meeting agenda and the need to conclude the meeting within a reasonable period of time, we cannot ensure that every shareholder who wishes to have a question or comment addressed during the meeting will be able to do so. We also reserve the right to exclude questions that relate to personal matters or are not relevant to meeting matters, as well as to edit profanity or other inappropriate language.
How can I revoke my proxy?
You can revoke your proxy by sending written notice of revocation of your proxy to our Corporate Secretary so that it is received prior to 5:00 p.m., Central Time, on May 20, 2025.
If you hold your Phillips 66 stock in street name, you may revoke any voting instructions by contacting the bank, brokerage firm or other nominee holding the shares or you may also attend the virtual Annual Meeting and vote online during the meeting, which will replace any previous votes (however, attending the meeting virtually, without voting, will not revoke a proxy).
If you have already voted using a Gold proxy card or Gold voting instruction form sent to you by Elliott, you have every right to change your vote and we strongly urge you to revoke that proxy by voting “FOR” the election of ONLY the four nominees recommended by the Board (A. Nigel Hearne, John E. Lowe, Robert W. Pease and Howard I. Ungerleider), and “AGAINST” the Elliott Proposal Requiring Annual Director Resignations, by marking, signing, dating and returning the enclosed WHITE proxy card or WHITE voting instruction form in the postage-paid envelope provided or following the instructions on your WHITE proxy card or WHITE voting instruction form to vote online or by telephone. Even if you

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would like to elect some or all of the Elliott Nominees, we strongly recommend you use the Company’s WHITE proxy card or WHITE voting instruction form to do so, since only the latest dated proxy that you submit will be counted. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.
Can I change my vote after I submit my proxy?
Yes. You can change your vote at any time before the polls close at the Annual Meeting, which will void any earlier vote. You can change your vote by:
•voting again by telephone or over the Internet prior to the deadline stated on your proxy card or voting instruction form;
•signing another proxy card or voting instruction form with a later date and returning it to us prior to the meeting; or
•voting again at the meeting.
If you hold your Phillips 66 stock in street name, you must contact your bank, brokerage firm or other nominee holding the shares to obtain information regarding changing your voting instructions.
If you have already voted using a Gold proxy card or Gold voting instruction form sent to you by Elliott, you have every right to change your vote and we strongly urge you to revoke that proxy by voting “FOR” the election of ONLY the four nominees recommended by the Board (A. Nigel Hearne, John E. Lowe, Robert W. Pease and Howard I. Ungerleider), and “AGAINST” the Elliott Proposal Requiring Annual Director Resignations, by marking, signing, dating and returning the enclosed WHITE proxy card or WHITE voting instruction form in the postage-paid envelope provided or following the instructions on your WHITE proxy card or WHITE voting instruction form to vote online or by telephone. Even if you would like to elect some or all of the Elliott Nominees, we strongly recommend you use the Company’s WHITE proxy card or WHITE voting instruction form to do so, since only the latest dated proxy that you submit will be counted. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.
Who counts the votes?
Our independent inspector of elections, First Coast Results, will tabulate the votes cast by each proxy and in person at the Annual Meeting.
Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?
For shares held in your name, if you do not provide a proxy or vote your shares at the Annual Meeting, those shares will not be voted.
If you hold shares in street name (i.e., you own your shares through a bank, brokerage firm or other nominee), you are considered the beneficial owner of those shares, but not the record holder. This means that you vote by providing instructions to your broker rather than directly to Phillips 66. Because of the contested nature of the solicitation, without your voting instructions, to the extent your bank, brokerage firm or other nominee provides you with Elliott’s proxy materials, your bank, brokerage firm or other nominee may not vote your shares with respect to the proposals in this Proxy Statement or on any of the other proposals on the agenda for the Annual Meeting. If, however, Elliott does not provide a Gold proxy card or Gold voting instruction form to shareholders who hold their shares in street name, then Proposal 5 would be considered a routine matter and your bank, brokerage firm or other nominee would be able to vote upon the matter if you do not provide them with specific voting instructions, although it is possible that your bank, brokerage firm or other nominee may choose not to exercise such discretionary authority. We strongly encourage all street name holders to instruct your bank, brokerage firm or other nominee to vote your shares by filling out and returning the WHITE voting instruction form. Voting your shares will help to ensure that your interests are represented at the meeting.

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What are the votes required to elect each director nominee and approve the other proposals?

Proposal	Voting Options and Board Recommendation	Voting Standard	Effect of Abstentions or Withhold Votes	Effect of Broker non-Votes(1)
Proposal 1: Election of 4 Class I Directors to Hold Office until the 2028 Annual Meeting	FOR or WITHHOLD (for each nominee for director) The Board recommends a vote “FOR” each of the four Phillips 66 nominees for director	Plurality of votes cast	No effect – not counted as a vote	No effect – broker discretionary voting is not permitted
Proposal 2: Management Proposal to Approve the Declassification of the Board of Directors	FOR, AGAINST or ABSTAIN The Board recommends a vote “FOR” the approval of the declassification of the Board	80% of the outstanding shares of stock entitled to vote	Same effect as a vote against the proposal	Same effect as a vote against the proposal – broker discretionary voting is not permitted
Proposal 3: Advisory Approval of Executive Compensation	FOR, AGAINST or ABSTAIN The Board recommends a vote “FOR” the advisory vote on executive compensation	Majority of the shares present and entitled to vote	Same effect as a vote against the proposal	No effect – broker discretionary voting is not permitted
Proposal 4: Advisory Approval of Frequency of Future Advisory Approvals of Executive Compensation	ONE YEAR, TWO YEARS, THREE YEARS or ABSTAIN The Board recommends a vote for a “ONE YEAR” frequency of advisory approval of executive compensation	Shareholders are not being asked to approve or disapprove of the Board’s recommendation of an advisory vote on executive compensation every year, but rather to indicate their own choice among the frequency options for an advisory vote on executive compensation of every one year, every two years or every three years.

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Proposal 5: Ratification of the Appointment of Ernst & Young	FOR, AGAINST or ABSTAIN The Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young	Majority of the shares present and entitled to vote	Same effect as a vote against the proposal	No effect – broker discretionary voting is permitted only to the extent beneficial owners have not been provided with Elliott’s proxy materials
Proposal 6: Elliott Proposal Requiring Annual Director Resignations	FOR, AGAINST or ABSTAIN The Board recommends a vote “AGAINST” the Elliott Proposal Requiring Annual Director Resignations	Majority of the shares present and entitled to vote	Same effect as a vote against the proposal	No effect – broker discretionary voting is not permitted
(1)    See “— How will broker non-votes be treated?” below.
How will abstentions be treated?
Abstentions will have no effect on the election of directors (Proposal 1). For Proposals 2, 3, 5 and 6, abstentions will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against the proposal.
What Is a “Broker Non-Vote”?
If you own shares through a broker in street name, you may instruct your broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your broker with voting instructions and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a “routine” matter under applicable rules. To the extent that Elliott provides a Gold proxy card or Gold voting instruction form to shareholders who hold their shares in street name, all of the proposals presented at the Annual Meeting will be considered “non-routine” matters, and brokers will not have discretionary voting authority to vote on any of the proposals presented at the Annual Meeting. If, however, Elliott does not provide a Gold proxy card or Gold voting instruction form to shareholders who hold their shares in street name, then Proposal 5 would be considered to be a routine matter, and your broker, bank or other nominee would be able to vote upon the matter if you do not provide them with specific voting instructions. However, in that event, it is possible that a broker may choose not to exercise discretionary authority with respect to Proposal 5. In that case, if you do not instruct your broker how to vote with respect to Proposal 5, your broker may not vote with respect to such proposal. Therefore, we encourage you to instruct your broker, bank, or other nominee to vote your shares by executing and returning the enclosed WHITE voting instruction form or by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE voting instruction form.
How will broker non-votes be treated?
To the extent broker non-votes arise in the limited circumstances noted above where a broker exercises discretionary authority with respect to Proposal 5, such broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes cast or present in person or represented by proxy at the meeting and entitled to vote with respect to the election of directors (Proposal 1) or on Proposals 3, 4 or 6. In contrast, the approval of the declassification of the Board (Proposal 2) requires the affirmative “FOR”

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vote of 80% of outstanding shares entitled to vote at the Annual Meeting (whether or not such shares are present in person or represented by proxy at the meeting). Therefore, a broker non-vote has the same effect as a vote against Proposal 2.
What if I return my WHITE proxy but don’t vote for some of the matters listed on my proxy card? What if I give voting instructions for fewer than four candidates or for more than four candidates?
If you return a signed WHITE proxy card or WHITE voting instruction form without indicating your vote (and the proxy is not revoked), your shares will be voted “FOR” the election of all nominees for director recommended by the Board (Proposal 1), “FOR” the approval of the declassification of the Board (Proposal 2), “FOR” the advisory vote to approve named executive officer compensation (Proposal 3), “ONE YEAR” frequency for the advisory vote to approve the frequency of future advisory approvals of executive compensation (Proposal 4), “FOR” the ratification of the appointment of Ernst & Young (Proposal 5) and “AGAINST” Elliott’s Proposal (Proposal 6).
You are permitted to vote for fewer than four nominees for director. If you vote for fewer than four nominees for director, your shares will only be voted “FOR” those nominees you have so marked. No discretionary authority is available to vote shares represented by an undervoted proxy card for the remaining director seats up for election. If you are a registered holder and submit a validly executed proxy card but vote “FOR” more than four nominees, all of your votes with respect to the election of directors will be invalid and will not be counted. Votes on other matters included on the proxy card for which there is no overvote can be counted, and can be counted for purposes of determining a quorum.
What happens if Elliott withdraws or abandons its solicitation or fails to comply with the universal proxy rules?
In the event that the Elliott withdraws its nominees, abandons its solicitation, or fails to comply with the universal proxy rules after a shareholder has already granted proxy authority, stockholders can still use a WHITE proxy card or WHITE voting instruction form to submit a later-dated vote by the Internet, telephone, or mail. In the event that Elliott withdraws its nominees, abandons its solicitation, or fails to comply with the universal proxy rules, any votes cast in favor of the Elliott Nominees will be disregarded and not counted, whether such vote is provided on the WHITE proxy card or WHITE voting instruction form or Elliott’s Gold proxy card or Gold voting instruction form.
Could other matters be decided at the Annual Meeting?
We are not aware of any other matters to be presented at the Annual Meeting other than the proposals referred to in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named in your WHITE proxy will vote in accordance with their best judgment. Discretionary authority to vote on other matters is included in the WHITE proxy.
When will the Company announce the results of the voting at the Annual Meeting?
Given that we expect the Annual Meeting to be a contested meeting, we may not announce preliminary results of the voting at the Annual Meeting. We will publicly disclose preliminary results of voting at the Annual Meeting based on the preliminary report of the Independent Inspector of Elections on a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting, and final results as certified by the Independent Inspector of Elections as soon as practicable thereafter.
Is the Company using a universal proxy card in connection with voting at the Annual Meeting?
Yes. The SEC has adopted rules requiring the use of a universal proxy card in contested director elections that took effect on August 31, 2022. Although we’re required to include all nominees for election on our universal proxy card, Phillips 66 does not endorse any of the Elliott Nominees or the Elliott Proposal Requiring Annual Director Resignations and unanimously recommends shareholders vote ONLY for the four nominees recommended by the Board (A. Nigel Hearne, John E. Lowe, Robert W. Pease and Howard I. Ungerleider), and AGAINST the Elliott Proposal Requiring Annual Director Resignations, and as the Board recommends on all other proposals, using the WHITE proxy card or WHITE voting instruction form.

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How does plurality voting work?
As described previously, Elliott has nominated the Elliott Nominees for election as directors at the Annual Meeting in opposition to the nominees recommended by the Board. As a result, assuming such nominees are in fact proposed for election at the Annual Meeting and all such nominations have not been withdrawn by Elliott, the election of directors will be considered a contested election and, as provided under Section 13(A) of the Company’s Amended and Restated By-Laws, directors will be elected on a plurality basis.
This means that the four director nominees receiving the greatest number of votes cast “FOR” their election will be elected.
How many votes do I have?
Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the Annual Meeting.
Are this Proxy Statement and Annual Report available on the Internet?
Yes. This Proxy Statement and our Annual Report are available at https://Phillips66Delivers.com, as well as on our website at https://investor.phillips66.com.
What is householding?
As permitted by the Securities Exchange Act of 1934, we may deliver a single copy of the Annual Report and this Proxy Statement to multiple record shareholders sharing an address. This is known as “householding.” However, due to the contested nature of the Annual Meeting, householding will not be implemented this year. If you would like a separate copy of this Proxy Statement or the Annual Report now or in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you may contact: Innisfree M&A Incorporated, at 877 750-9496 (toll-free from the U.S. and Canada) or 412-232-3651 (from other countries).
Who can I contact with questions about voting?
If you have any questions or need assistance voting, please contact our proxy solicitor, Innisfree M&A Incorporated, at 877 750-9496 (toll-free from the U.S. and Canada) or 412-232-3651 (from other countries).

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VIRTUAL MEETING INFORMATION
The Annual Meeting will be a virtual meeting, conducted exclusively via live audio webcast at www.cesonlineservices.com/psx25_vm. There will not be a physical location for the Annual Meeting, and you will not be able to attend the Annual Meeting in person.
To participate in the virtual meeting, please visit w ww.cesonlineservices.com/psx25_vm. You may begin to log into the meeting platform beginning at 7:30 a.m., Central Time on May 21, 2025. The meeting audio webcast will begin promptly at 8:00 a.m., Central Time. Please note that in order to attend and vote at the Annual Meeting, you must have pre-registered for the meeting no later than May 20, 2025 at 8:00 a.m., Central Time. Once you have pre-registered, you will receive a confirmation e-mail with information on how to attend and vote at the meeting. For additional information on how to pre-register for the Annual Meeting please see “Additional Information.”
The virtual meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plug-ins. Please ensure that you have a strong internet connection wherever you intend to participate in the meeting. Please also give yourself sufficient time to log-in and ensure you can hear the streaming audio before the meeting starts.
Shareholders who have completed the registration process in advance of the Annual Meeting may submit written comments or questions during the meeting by typing in the “Ask a Question” box and clicking the “Send” button that will be available on the meeting website during the meeting. For additional information on how to submit questions for the Annual Meeting please see “Additional Information.”
If you encounter any technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be listed in your reminder email sent the night before the meeting. Technical support will be available starting at 7:30 a.m., Central Time and until the meeting has finished.

GENERAL INFORMATION
The principal executive offices of Phillips 66 are located at 2331 CityWest Blvd., Houston, Texas 77042.
We have adopted a Code of Ethics for the Principal Executive Officer and Senior Financial Officers (the “Code of Ethics”) that applies to our principal executive officer, principal financial officer and principal accounting officer and a Code of Business Ethics and Conduct that applies to employees, executive officers and directors. We intend to disclose future amendments to certain provisions of the Code of Ethics and Code of Business Ethics and Conduct, and waivers of the Code of Ethics and Code of Business Ethics and Conduct for an executive officer or director, on our website identified below.
Printed copies of our Corporate Governance Guidelines, Code of Business Ethics and Conduct, charters for each of the committees of the Board of Directors and the Annual Report, including the audited financial statements and the financial statement schedules, are available without charge to shareholders upon written request to Phillips 66, Attn: Corporate Secretary, 2331 CityWest Blvd., Houston, Texas 77042 or via the internet at www.phillips66.com. We will furnish the exhibits to the Annual Report upon payment of our copying and mailing expenses. In addition, the information on any website referenced in this Proxy Statement, including www.phillips66.com, is not deemed to be part of or incorporated by reference into this Proxy Statement.
Our By-Laws are available under “Documents and Charters” on the Corporate Governance page of the Investors section of our website at investor.phillips66.com. Except as otherwise provided by law, the chairman of the meeting will declare out of order and disregard any nomination or other business proposed to be brought before the meeting by a shareholder that is not made in accordance with our By-Laws.

Additional Information	129

PROXY SOLICITATION
The proxies being solicited hereby are being solicited by and on behalf of our Board. We will bear all costs of this proxy solicitation. In addition to soliciting proxies by this distribution, our directors, officers and regular employees may solicit proxies personally or by mail, telephone, facsimile or other electronic means, for which solicitation they will not receive any additional compensation. Appendix C sets forth information relating to certain of our directors, director nominees, executive officers and employees who are considered “participants” in this proxy solicitation under the rules of the SEC by reason of their position or because they may be soliciting proxies on our behalf.
As a result of the proxy solicitation of Elliott, we will incur additional costs in connection with the solicitation of proxies for the Annual Meeting. We have retained Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 for certain advisory and proxy solicitation services for an aggregate fee of approximately $2 million, together with reimbursement of reasonable out-of-pocket expenses for these services, and Innisfree M&A Incorporated expects that approximately 60 of their employees will assist in the solicitation. Excluding amounts that we would have expended for a solicitation in an election of directors in the absence of a contested election, and excluding the compensation of our directors, certain executive officers and other employees involved in the solicitation, the aggregate expenses are estimated to be approximately $15 million, approximately $2.25 million of which has been incurred (or accrued) to date. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with this solicitation. These expenses, which are estimates that may change, include the fees of Innisfree M&A Incorporated, outside counsel and other advisors, as well as retaining an independent inspector of election.
We will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
SHAREHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING
Shareholder proposals (other than director nominations) intended to be presented at Phillips 66’s 2026 annual meeting of shareholders must be received no later than December 8, 2025, and must comply with applicable SEC rules, including Rule 14a-8, to be eligible for inclusion in our proxy materials for next year’s meeting. Proposals should be addressed to Phillips 66, Attention: Corporate Secretary, 2331 CityWest Blvd., Houston, Texas 77042.
For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph or in the proxy access director nominations section below) but is instead sought to be presented directly at the 2026 annual meeting, including director nominations, our By-Laws require shareholders to give advance notice of such proposals. The required notice, which must include the information and documents set forth in the By-Laws (which includes information required under Rule 14a-19), must be given no more than 120 days and no less than 90 days in advance of the anniversary date of the immediately preceding annual meeting. Accordingly, with respect to our 2026 annual meeting of shareholders, our By-Laws require notice to be delivered to or mailed and received by the Corporate Secretary at the address listed above, as early as January 21, 2026, but no later than February 20, 2026.

130	Phillips 66 2025 Proxy Statement

PROXY ACCESS DIRECTOR NOMINATIONS
Our proxy access bylaw permits up to 20 shareholders owning 3% or more of our outstanding shares continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to two individuals or 20% of the Board, whichever is greater, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the By-Laws.
Phillips 66’s By-Laws require shareholders to give advance notice of any proxy access director nomination. The required notice, which must include the information and documents set forth in the By-Laws, must be given no more than 120 days and no less than 90 days prior to the anniversary date of the immediately preceding annual meeting. Accordingly, with respect to our 2026 annual meeting, our By-Laws require notice to be received by the Corporate Secretary at the address listed above, as early as January 21, 2026, but no later than February 20, 2026.

Additional Information	131

Appendix A

Certificate of Amendment to the Amended and Restated Certificate of Incorporation
of
Phillips 66
Phillips 66, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
1.That Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
FIFTH: A. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The total number of directors constituting the entire Board shall be not less than six nor more than twenty as determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. ~~The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, each with a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified. Unless otherwise required by law, any vacancy on the Board of Directors or newly created directorship may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been appointed expires and until their successors are duly elected and qualified, or until their earlier death, resignation, removal or departure from the Board of Directors for other cause.~~
Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances:
(1)    Commencing with the election of directors at the 2026 annual meeting of stockholders, there shall be two classes of directors: (i) the directors in the class elected at the 2024 annual meeting of stockholders and having a term that expires at the 2027 annual meeting of stockholders, and (ii) the directors in the class elected at the 2025 annual meeting of stockholders and having a term that expires at the 2028 annual meeting of stockholders. Directors elected at the 2026 annual meeting of stockholders shall be elected for a one-year term expiring at the 2027 annual meeting of stockholders.
(2)    Commencing with the election of directors at the 2027 annual meeting of stockholders, there shall be one class of directors: those directors elected at the 2025 annual meeting of stockholders and having a term that expires at the 2028 annual meeting of stockholders. Directors elected at the 2027 annual meeting of stockholders shall be elected for a one-year term expiring at the 2028 annual meeting of stockholders.
(3)    From and after the election of directors at the 2028 annual meeting of stockholders, the Board of Directors shall cease to be classified and the directors elected at the 2028 annual meeting of stockholders (and each annual meeting of stockholders thereafter) shall be elected for a term expiring at the following annual meeting of stockholders.
Unless otherwise required by law, in the event of any increase or decrease in the authorized number of directors at any time when the Board of Directors is divided into a class or classes, each director then serving as a member of a class of directors shall continue as a director of the class of which he or she is a member until the expiration of the director’s term or the director’s death, retirement, resignation, or removal. Each newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of

132	Phillips 66 2025 Proxy Statement

Directors shall be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, pursuant to Section 223 of the DGCL. Any director elected to fill a newly created directorship that results from an increase in the number of directors shall be elected for a term expiring at the next annual meeting of stockholders and until their successor is duly elected and qualified, or until their earlier death, retirement, resignation, removal or departure from the Board of Directors for other cause, and any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of the predecessor director. Current directors serving in a class that was elected for a three-year term at the annual meetings of stockholders held from 2023 through 2025 may be removed only for cause. All other directors may be removed either with or without cause.
Notwithstanding the foregoing, whenever the holders of outstanding shares of one or more series of Preferred Stock are entitled to elect a director or directors of the Corporation separately as a series or together with one or more other series pursuant to a resolution of the Board of Directors providing for the establishment of such series, such director or directors shall not be subject to the foregoing provisions of this Article FIFTH, and the election, term of office, removal and filling of vacancies in respect of such director or directors shall be governed by the resolution of the Board of Directors so providing for the establishment of such series and by applicable law.
~~B. Subject to applicable law, any director or the entire Board of Directors may only be removed with cause, such removal to be by the affirmative vote of the shares representing at least a majority of the votes entitled to be cast by the Voting Stock.~~
~~Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect directors of the Corporation pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the resolution or resolutions of the Board of Directors providing for the establishment of any such series, any such director of the Corporation so elected may be removed in accordance with the provisions of such resolution or resolutions.~~
~~C~~B. There shall be no limitation on the qualification of any person to be a director or on the ability of any director to vote on any matter brought before the Board or any Board committee, except (i) as required by applicable law, (ii) as set forth in this Certificate of Incorporation or (iii) any By-Law adopted by the Board of Directors with respect to the eligibility for election as a director or the qualification for continuing service as a director upon reaching a specified age or, in the case of employee directors, with respect to the qualification for continuing service of directors upon ceasing employment from the Corporation.
~~D~~C. Except as (i) required by applicable law or (ii) set forth in this Certificate of Incorporation, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.
~~E~~D. The following provisions are inserted for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
(1)    The By-Laws of the Corporation may be adopted, altered, amended or repealed (i) by the affirmative vote of the shares representing a majority of the votes entitled to be cast by the Voting Stock; PROVIDED, HOWEVER, that any proposed alteration, amendment or repeal of, or the adoption of any By-Law inconsistent with, Section 3, 7, 10, 11, 12 or 13 of Article II of the By-Laws or Section 1, 2 or 11 of Article III of the By-Laws or Section 4, 5 or 12 of Article IV of the By-Laws (in each case, as in effect on the date hereof), or the alteration, amendment or the repeal of, or the adoption of any provision inconsistent with, this sentence, by the stockholders shall require the affirmative vote of shares representing not less than 80% of the votes entitled to be cast by the Voting Stock; and PROVIDED, FURTHER, HOWEVER, that in the case of any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, amendment, repeal or adoption of the new By-Law or By-Laws must be contained in the notice of such special meeting, or

Appendix A	133

(ii) by action of the Board of Directors of the Corporation; provided, however, that in the case of any such action at a meeting of the Board of Directors, notice of the proposed alteration, amendment, repeal or adoption of the new By-Law or By-Laws must be given not less than two days prior to the meeting. The Provisions of this paragraph (ED)(1) of this Article FIFTH are subject to Section 12 of Article IV of the By-Laws.
(2)    In addition to the powers and authority herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; PROVIDED, HOWEVER, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.
2.The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, duly authorized, as of the day of , 2025.
Phillips 66

By:
Name:
Title:

134	Phillips 66 2025 Proxy Statement

Appendix B

NON-GAAP FINANCIAL MEASURES
This report includes the terms “sustaining capital,” "Refining adjusted controllable costs," “mid-cycle adjusted EBITDA,” “adjusted PSP ROCE,” “adjusted VCIP EBITDA,” “adjusted VCIP controllable costs,” and “net debt-to-capital ratio.” These are non-GAAP financial measures, some of which as used in certain places in this report, are forward-looking, non-GAAP financial measures. These non-GAAP financial measures are included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry and to help facilitate determination of enterprise value. Where applicable, these measures exclude items that do not reflect the core operating results of our businesses in the current period or other adjustments to reflect how management analyzes results. These measures may not be defined and calculated by other companies using the same methodology or similar terminology. Reconciliations of these non-GAAP financial measures to, or further discussion of, the most comparable GAAP financial measure are included below.
"Sustaining capital" is a component of total capital expenditures and investments, which is the most directly comparable GAAP financial measure. Refining adjusted controllable costs are the sum of operating expenses and selling, general and administrative (SG&A) expenses for our Refining segment, plus our proportional share of operating and SG&A expenses of two refining equity affiliates that are reflected in equity earnings of affiliates. The per barrel amounts are based on total processed inputs, including our proportional share of processed inputs of equity affiliates for the respective period. Operating and SG&A expense savings for our Refining segment are reflected in these line items on our consolidated statement of income when realized. Operating and SG&A expense savings for our unconsolidated equity affiliate are reflected in the equity in earnings of affiliates line item on our consolidated statement of income when realized. Adjusted EBITDA is defined as estimated net income plus estimated net interest expense, income taxes, and depreciation and amortization plus our proportional share of selected equity affiliates’ estimated net interest expense, income taxes, and depreciation and amortization less the portion of estimated adjusted EBITDA attributable to noncontrolling interests. Net income is the most directly comparable GAAP financial measure for the consolidated company and income before income taxes is the most directly comparable GAAP financial measure for operating segments. Mid-cycle adjusted EBITDA is defined as the targeted average adjusted EBITDA over a complete economic cycle. Forward-looking adjusted EBITDA, mid-cycle adjusted EBITDA and projected Refining adjusted controllable cost savings are estimates or targets that depend on future levels of revenues and/or expenses, including amounts that will be attributable to noncontrolling interests or related to equity affiliates, which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation of projected adjusted EBITDA or mid-cycle adjusted EBITDA to consolidated net income or projected Refining adjusted controllable cost to our consolidated or segment operating and SG&A expenses without unreasonable effort.
References in the report to shareholder distributions or returns to shareholders refer to the sum of dividends paid to Phillips 66 stockholders and amounts paid or accrued to repurchase shares of Phillips 66 common stock. References in the report to run-rate or targeted cost savings and run-rate synergies include cost savings and other benefits that will be reflected in the sales and other operating revenues, purchased crude oil and products costs, operating expenses, selling, general and administrative expenses and equity in earnings of affiliates lines on our consolidated statement of income when realized. References to run-rate or targeted sustaining capital savings or reductions include savings that will be reflected in the capital expenditures and investments on our consolidated statement of cash flows when realized. References to run-rate, targeted or sustainable savings represent the sum of run-rate or targeted cost savings and run-rate or targeted sustaining capital savings, or reductions.

Appendix B	135

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS
ADJUSTED PSP ROCE
We believe that Adjusted PSP ROCE is an important metric for evaluating the quality of capital allocation decisions, measuring portfolio value, and measuring the efficiency and profitability of capital investments. The HRCC uses this measure as a factor in its assessment of management's performance. Adjusted PSP ROCE is a ratio, the numerator of which is net income (loss) adjusted for items management does not consider to be representative of the Company's underlying operating performance plus after-tax interest expense, and the denominator of which is average adjusted total equity plus total debt. A reconciliation of ROCE calculated using GAAP amounts to Adjusted PSP ROCE is set forth below.

		Millions of Dollars (except as indicated)
Year Ended December 31	Average 2022-2024	2024	2023	2022	2021	2020
Numerator
Net Income (Loss)		$2,175	$7,239	$11,391	$1,594	$(3,714)
After-tax interest expense		717	709	489	459	394
ROCE earnings		2,892	7,948	11,880	2,053	(3,320)
Adjustments		489	178	(1,787)	956	3,598
ROCE earnings (as used in PSP)		$3,381	$8,126	$10,093	$3,009	$278
Denominator
Average capital employed(1)		49,767	51,153	43,691	36,751	38,174
In-process capital and other		(1,766)	(3,008)	(2,488)	(1,339)	(2,244)
Average adjusted capital employed - as used in PSP		$48,001	$48,145	$41,243	$35,412	$35,930
ROCE		5.8%	15.5%	27.2%	5.6%	(8.7%)
Adjusted PSP ROCE	16.1%	7.0%	16.9%	24.5%	8.5%	0.8%
(1)Total equity plus total debt.

136	Phillips 66 2025 Proxy Statement

ADJUSTED VCIP EBITDA
Adjusted VCIP EBITDA is a non-GAAP financial measure because it adjusts net income to exclude depreciation and amortization, net interest expense and income taxes, as well as certain items of expense or income that management does not consider representative of our operating performance. Management uses this measure as a factor in its assessment of performance for the purposes of compensation decisions. A reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted VCIP EBITDA is set forth below.

	Millions of Dollars
Year Ended December 31	2024(1)	2023(1)	2022(1)
Net Income	$2,175	$7,239	$11,391
Plus:
Income tax expense	500	2,230	3,248
Net interest expense	745	629	537
Depreciation and amortization (D&A)	2,363	1,977	1,629
EBITDA	$5,783	$12,075	$16,805
Adjustments:
Certain tax impacts	(9)	(19)	—
Impairments	450	—	—
Hurricane-related recovery	—	—	(21)
Net gain on asset disposition	(305)	(123)	—
Alliance shutdown-related costs	—	—	20
Insurance proceeds	(35)	—
Regulatory compliance costs	—	—	70
Change in inventory method for acquired business	—	(46)	—
DCP integration restructuring costs	—	35	18
Business transformation restructuring costs	—	177	159
Merger transaction costs	—	—	13
Gain related to merger of businesses	—	—	(3,013)
Legal accrual	627	30	—
Los Angeles refinery cessation costs	48	—	—
Legal settlement	(66)	—	—
Proportional share of selected equity affiliates income taxes, net interest and D&A	936	999	1,106
Adjusted EBITDA attributable to joint venture partners’ noncontrolling interests(2)	(178)	(493)	(427)
Adjusted EBITDA attributable to public ownership interest in PSXP(3)	—	—	(82)
Change in Fair Value of NOVONIX Investment(4)	3	39	442
Adjusted VCIP EBITDA	$7,254	$12,674	$15,090
(1)Effective April 1, 2024, we changed the internal financial information reviewed by our chief executive officer to evaluate performance and allocate resources to our operating segments. This included changes in the composition of our operating segments, as well as measurement changes for certain activities between our operating segments. Accordingly, prior period results have been recast for comparability.
(2)On August 18, 2022, we began consolidating the financial results of DCP, DCP Sand Hills Pipeline, LLC (DCP Sand Hills) and DCP Southern Hills Pipeline, LLC (DCP Southern Hills). On June 15, 2023, we acquired the public common units of DCP, which increased our direct and indirect economic interest in DCP from 43% to 87% and both DCP Sand Hills and DCP Southern Hills from 62% to 91%.
(3)On March 9, 2022, Phillips 66 Partners LP became a wholly owned subsidiary of Phillips 66.
(4)Represents the change in value, including foreign exchange impacts, of our investment in NOVONIX Ltd., made in September 2021.

Appendix B	137

ADJUSTED VCIP CONTROLLABLE COSTS
Adjusted VCIP Controllable Costs is a non-GAAP financial measure of how effectively we manage costs versus internal targets. Management uses this measure as a factor in its assessment of performance for the purposes of compensation decisions. Adjusted VCIP Controllable Costs excludes certain costs that management believes are not directly relevant to compensation decisions. A reconciliation of the sum of operating expenses and selling, general and administrative expenses, the most directly comparable GAAP measures, to Adjusted VCIP Controllable Costs is set forth below.

Year Ended December 31, 2024	Millions of Dollars
Operating Expenses	$5,939
Selling, General and Administrative Expenses	2,814
Controllable Costs	$8,753
Less:
Utilities	823
Turnarounds & Catalyst Change-Out	570
Bank Card Fees	393
2024 Actuals	6,967
Less:
Certain employee benefits	95
Foreign currency	5
Business transformation restructuring costs	30
Legal settlement	627
Other	16
Adjusted VCIP Controllable Costs	$6,194
NET DEBT-TO-CAPITAL RATIO
Net debt-to-capital ratio represents the ratio between total debt and total equity, exclusive of total cash. A reconciliation of our debt-to-capital ratio using GAAP amounts to our net debt-to-capital ratio for the current year is set forth below.

Year Ended December 31, 2024	Millions of Dollars (except as Indicated)
Total Debt	$20,062
Total Equity	28,463
Debt-to-Capital Ratio	41%
Total Cash	$1,738
Net Debt-to-Capital Ratio	39%

138	Phillips 66 2025 Proxy Statement

REFINING ADJUSTED CONTROLLABLE COSTS

	Millions of Dollars Except as Indicated
	2024	2022
Reconciliation of Refining Operating and SG&A Expenses to Refining Adjusted Controllable Costs
Turnaround expenses	$484	$772
Other operating expenses	3,243	3,958
Total operating expenses	3,727	4,730
Selling, general and administrative expenses	209	152
Refining Controllable Costs	3,936	4,882
Plus:
Proportional share of equity affiliate turnaround expenses(1)	68	118
Proportional share of equity affiliate other operating and SG&A expenses(1)	626	721
Total proportional share of equity affiliate operating and SG&A expenses(1)	694	839
Special item adjustments (pre-tax):
Hurricane-related recovery	—	21
Alliance shutdown-related costs	—	(20)
Legal accrual	(22)	—
Los Angeles Refinery cessation costs	(44)	—
Refining Adjusted Controllable Costs	$4,564	$5,722
Total processed inputs (MB)	588,316	612,741
Adjusted total processed inputs (MB)(2)	680,043	691,855
Refining turnaround expense ($/BBL)(3)	0.82	1.26
Refining controllable costs, excluding turnaround expense ($/BBL)(3)	5.87	6.71
Refining Controllable Costs per Barrel ($/BBL)(3)	$6.69	$7.97
Refining adjusted turnaround expense ($/BBL)(4)	0.81	1.29
Refining adjusted controllable costs, excluding adjusted turnaround expense ($/BBL)(4)	5.90	6.98
Refining Adjusted Controllable Costs ($/BBL)(4)	$6.71	$8.27
(1)Represents proportional share of operating and SG&A of equity affiliates for our Refining segment that are reflected as a component of equity in earnings of affiliates on our consolidated statement of income.
(2)Adjusted total processed inputs include our proportional share of processed inputs of an equity affiliate.
(3)Denominator is total processed inputs.
(4)Denominator is adjusted total processed inputs.

Appendix B	139

Appendix C

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION
The following tables set forth the name and business address of our current directors and director nominees (the “Directors and Director Nominees”), and the name, present principal occupation and business address of our executive officers (the “Officers”) and other employees (the “Employees”) who, under the rules of the SEC, are considered to be “participants” in our solicitation of proxies from our stockholders in connection with the Annual Meeting. We estimate that approximately six of our employees will assist in the proxy solicitation. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.
Directors and Nominees
The principal occupations of our current Directors and Director Nominees who are considered “participants” in our solicitation are set forth under the section above titled “PROPOSAL 1: Election of 4 Class I Directors to Hold Office until the 2028 Annual Meeting” of this Proxy Statement. The names of our current Directors and Director Nominees are set forth below, and the business address for all of our current Directors and Director Nominees is c/o Phillips 66, 2331 CityWest Blvd., Houston, Texas 77042:

Name
Gary K. Adams(1)
Julie L. Bushman
Lisa A. Davis
Gregory J. Hayes
A. Nigel Hearne
Charles M. Holley
Mark E. Lashier
John E. Lowe
Robert W. Pease
Grace Puma
Denise L. Ramos(1)
Denise R. Singleton
Douglas T. Terreson
Glenn F. Tilton
Howard I. Ungerleider
Marna C. Whittington
(1)    As described in this Proxy Statement, Gary K. Adams and Denise L. Ramos are not standing for re-election and will retire from the Board immediately upon the conclusion of the Annual Meeting.

140	Phillips 66 2025 Proxy Statement

Officers and Employees
The principal occupations of our Officers and Employees who are considered “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with the Company, and the business address for each person is c/o Phillips 66, 2331 CityWest Blvd., Houston, Texas 77042.

Name	Principal Occupation
Mark E. Lashier	Chairman and Chief Executive Officer
Kevin J. Mitchell	Executive Vice President and Chief Financial Officer
Vanessa A. Sutherland	Executive Vice President, Government Affairs, General Counsel and Corporate Secretary
Jeff Dietert	Vice President, Investor Relations
Owen Simpson	Manager, Investor Relations
Information Regarding Ownership of Company Securities by Participants
Except as set forth below, the number of shares of our common stock held by our current Directors and Director Nominees and Officers and Employees as of March 21, 2025 is set forth under the “Securities Ownership of Officers and Directors” section of this Proxy Statement. The following table sets forth the number of shares of our common stock held as of March 21, 2025 by the additional employees who are deemed participants in our solicitation of proxies. The Company is unaware of any participant who owns any securities of the Company of record that such participant does not own beneficially, except as described in this proxy statement.

Name	Amount and Nature of Beneficial Ownership(1)
Jeff Dietert	19,628
Owen Simpson	2,736
(1) Shares reported are directly held by the participant or a member of their household.
Information Regarding Transactions in the Company’s Securities by Participants – Last Two Years
The following table sets forth information regarding purchases and sales of our securities by each of the participants listed above under “Directors and Nominees” and “Officers and “Employees” from March 26, 2023 to March 26, 2025. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.
Shares of Common Stock Purchased or Sold (March 26, 2023 - March 26, 2025)

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A)/Disposition (D)	Transaction Code*
Gary K. Adams	1/16/2024	1,524		A	A
	1/15/2025	1,684		A	A

Julie L. Bushman	1/16/2024	1,524		A	A
	1/15/2025	1,684		A	A

Lisa A. Davis	1/16/2024	1,524		A	A
	1/15/2025	1,684		A	A

Appendix C	141

Jeff Dietert	9/18/2023	13,933	A	M
	9/18/2023	13,933	D	S
	12/26/2023	12,400	A	M
	12/26/2023	12,400	D	S
	12/26/2023	10,300	A	M
	12/26/2023	10,300	D	S
	12/26/2023	15,200	A	M
	12/26/2023	15,200	D	S
	2/6/2024	2,124	A	A
	2/13/2024	1,939	D	S
	2/13/2024	10,000	D	S
	2/13/2024	6,967	D	S
	2/13/2024	6,967	A	M
	2/21/2024	2,216	D	S
	5/8/2024	10,000	D	S
	2/11/2025	2,416	A	A

Gregory J. Hayes	4/3/2023	109	A	A
	5/1/2023	115	A	A
	6/1/2023	121	A	A
	7/3/2023	118	A	A
	8/1/2023	101	A	A
	9/1/2023	97	A	A
	10/2/2023	95	A	A
	11/1/2023	98	A	A
	12/1/2023	87	A	A
	1/2/2024	84	A	A
	1/16/2024	1,524	A	A
	2/1/2024	78	A	A
	3/1/2024	79	A	A
	4/1/2024	70	A	A
	5/1/2024	80	A	A
	6/3/2024	81	A	A
	7/1/2024	80	A	A
	8/1/2024	79	A	A
	9/3/2024	83	A	A
	10/1/2024	95	A	A
	11/1/2024	107	A	A
	12/2/2024	97	A	A
	1/2/2025	113	A	A
	1/15/2025	1,684	A	A
	2/3/2025	111	A	A

Charles M. Holley	1/16/2024	1,524	A	A
	1/15/2025	1,684	A	A

142	Phillips 66 2025 Proxy Statement

Mark E. Lashier	4/1/2023	2,402	D	F
	12/1/2023	1,115	D	F
	2/6/2024	25,900	A	A
	4/1/2024	6,626	D	F
	5/15/2024	1,766	A	A
	12/2/2024	967	D	F
	2/8/2025	5,416	D	F
	2/11/2025	32,351	A	A

John E. Lowe	1/16/2024	1,524	A	A
	1/15/2025	1,684	A	A

Kevin J. Mitchell	8/9/2023	9,900	A	M
	8/9/2023	9,900	D	S
	9/8/2023	30,800	A	M
	9/8/2023	30,800	D	S
	12/1/2023	452	D	F
	12/1/2023	31,700	A	M
	12/1/2023	31,700	D	S
	2/6/2024	9,301	A	A
	2/9/2024	5,945	D	F
	8/15/2024	30,000	A	M
	8/15/2024	30,000	D	S
	12/2/2024	347	D	F
	2/8/2025	3,748	D	F
	2/11/2025	11,929	A	A

Robert W. Pease	2/13/2024	1,218	A	A
	2/15/2024	682	A	P
	1/15/2025	1,684	A	A

Grace Puma	10/10/2024	333	A	A
	1/15/2025	1,684	A	A

Denise L. Ramos	1/16/2024	1,524	A	A
	1/15/2025	1,684	A	A

Owen Simpson	2/6/2024	716	A	A
	2/11/2025	852	A	A
	3/3/2025	556	D	S

Denise R. Singleton	1/16/2024	1,524	A	A
	1/15/2025	1,684	A	A

Vanessa A. Sutherland	12/28/2023	3,700	A	M
	12/28/2023	3,700	D	S

Appendix C	143

	2/6/2024	6,757	A	A
	1/17/2025	12,291	D	F
	2/8/2025	2,652	D	F
	2/11/2025	8,385	A	A

Douglas T. Terreson	1/16/2024	1,524	A	A
	1/15/2025	1,684	A	A

Glenn F. Tilton	6/20/2023	39.7557	D	J
	1/16/2024	1,524	A	A
	1/15/2025	1,684	A	A

Marna C. Whittington	12/6/2023	2,500	D	G
	1/16/2024	1,524	A	A
	1/15/2025	1,684	A	A
*    Transaction Codes:
P:    Open market or private purchase of securities
S:    Open market or private sale of securities
A:    Grant, award, or other acquisition of securities from the company
F:    Payment of exercise price or tax liability by delivering or withholding securities
M:    Exercise or conversion of derivative security
J:    Other acquisition or disposition (describe transaction)
G:    Bona fide gift

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS
Other than as set forth in this Appendix C or this Proxy Statement, none of the participants or their associates (i) beneficially owns, directly or indirectly, any shares or other securities of the Company or any of our subsidiaries or (ii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, neither we nor any of the participants listed above has been, within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Appendix C or this Proxy Statement, neither we nor any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.
Other than as set forth in this Appendix C or this Proxy Statement, we are not aware of any of the participants listed above or any of their associates having been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years. Other than as set forth in this Appendix C or this Proxy Statement, neither we nor any of the participants listed above or any of their associates have or will have (i) any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party, or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

144	Phillips 66 2025 Proxy Statement

**PLEASE ACT TODAY!**

**SEE REVERSE SIDE**

**FOR THREE EASY WAYS TO VOTE.**

▾ TO AUTHORIZE A PROXY TO VOTE BY MAIL PLEASE DETACH WHITE PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED ▾

**W H I T E P R O X Y**

# PHILLIPS 66
## 2025 ANNUAL MEETING OF SHAREHOLDERS
## THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder of Phillips 66 hereby appoints Mark E. Lashier and Vanessa A. Sutherland, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2025 Annual Meeting of Shareholders of Phillips 66 to be held virtually at www.cesonlineservices.com/psx25_vm on May 21, 2025 at 8:00 a.m. CT, and at any adjournments or postponements thereof, and to vote all shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF PHILLIPS 66. THE BOARD OF DIRECTORS OF PHILLIPS 66 RECOMMENDS THAT YOU VOTE "FOR" ONLY THE FOUR (4) COMPANY NOMINEES IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 5, "ONE YEAR" ON PROPOSAL 4 AND "AGAINST" PROPOSAL 6.**

**PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.**

**(continued and to be signed on the reverse side)**

**Phillips 66**

**YOUR VOTE IS IMPORTANT**

**Please take a moment now to vote your Phillips 66 shares at the upcoming 2025 Annual Meeting of Shareholders.**

**YOU CAN ACT TODAY USING ANY OF THE FOLLOWING METHODS:**

1. **Vote by Telephone –** Call toll-free from the U.S. or Canada at **855-260-7729** on a touch-tone telephone. If outside the U.S. or Canada, call **575-215-3286**. Please follow the simple instructions provided. You will be required to provide the unique control number printed below.

2. **Vote by Internet –** Please access www.proxyvotenow.com/psx and follow the simple instructions provided. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed, dated and returned a proxy card.

3. **Vote by Mail –** If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the enclosed postage-paid envelope, or mail to: Phillips 66, c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095.

▾ TO AUTHORIZE A PROXY TO VOTE BY MAIL PLEASE DETACH WHITE PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED ▾

☒ **Please mark your vote as indicated in this example**

**THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE FOUR (4) COMPANY NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 5, "ONE YEAR" ON PROPOSAL 4 AND "AGAINST" PROPOSAL 6.**

You may mark "FOR" with respect to up to four (4) nominees in total. If you mark "FOR" with respect to fewer than four (4) nominees, your shares will be voted "FOR" only those nominees you have so marked. If you mark "FOR" with respect to more than four (4) nominees, your vote on Proposal 1 regarding the election of directors will be invalid and will not be counted. If you sign and return your proxy card and do not specify how you want your shares to be voted, your shares will be voted "FOR" each of the Company nominees only.

**Company Nominees RECOMMENDED by the Company:**

| | FOR | WITHHOLD |
|---|---|---|
| 1a. A. Nigel Hearne | ☐ | ☐ |
| 1b. John E. Lowe | ☐ | ☐ |
| 1c. Robert W. Pease | ☐ | ☐ |
| 1d. Howard I. Ungerleider | ☐ | ☐ |

**Elliot Nominees OPPOSED by the Company:**

| | FOR | WITHHOLD |
|---|---|---|
| 1e. Brian S. Coffman | ☐ | ☐ |
| 1f. Sigmund L. Cornelius | ☐ | ☐ |
| 1g. Michael A. Heim | ☐ | ☐ |
| 1h. Stacy D. Nieuwoudt | ☐ | ☐ |

**The Board of Directors recommends you vote "FOR" Proposal 2.**

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 2. Management Proposal to Approve the Declassification of the Board of Directors | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote "FOR" Proposal 3.**

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 3. Advisory Approval of Executive Compensation | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote "ONE YEAR" on Proposal 4.**

**The Board of Directors recommends you vote "FOR" Proposal 5.**

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 5. Ratification of the Appointment of Ernst & Young | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote "AGAINST" Proposal 6.**

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 6. Elliott Proposal Requiring Annual Director Resignations | ☐ | ☐ | ☐ |

Dated:______________________________, 2025

______________________________
Signature

______________________________
Signature (if held jointly)

NOTE: Please sign exactly as your name(s) appear(s) on stock certificates or on the label affixed hereto. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners must each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer and give full title as such.